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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 19, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPIRIT FINANCE CORPORATION
(Exact name of registrant as specified in governing instruments)

Maryland (State or other jurisdiction of incorporation or organization)	14631 N. Scottsdale Road, Suite 200 Scottsdale, Arizona 85254 (480) 606-0820	20-0175773 (I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Morton H. Fleischer, Chairman of the Board and Chief Executive Officer
Christopher H. Volk, President and Chief Operating Officer
Spirit Finance Corporation
14631 N. Scottsdale Road, Suite 200
Scottsdale, Arizona 85254
(480) 606-0820
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Paul E. Belitz, Esq. Michael J. Zieg, Esq. Kutak Rock LLP 1801 California Street, Suite 3100 Denver, Colorado 80202 (303) 297-2400	Cynthia A. Rotell, Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 (213) 891-8672

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

        If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value $.01 per share	$300,000,000	$38,010

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until this registration statement shall become effective on such date as the commission acting pursuant to said section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2004

Preliminary Prospectus

                    Shares

SPIRIT FINANCE CORPORATION
Common Stock

        Spirit Finance Corporation is offering            shares of common stock. This is our initial public offering, and no public market currently exists for our common stock. We anticipate that the initial public offering price will be between $            and $            per share. After the offering, the market price for shares of our common stock may be outside this range.

        We intend to apply to list our common stock on the New York Stock Exchange under the symbol "SFC."

        See "Risk Factors" beginning on page 13 of this prospectus for various risk factors relevant to an investment in our common stock, including:

  •
  We were incorporated in August 2003, have a limited operating history and limited sources of liquidity;

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  The past performance of our management in other business ventures is not an indicator or guarantee of our future results;

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  We rely on key personnel with long-standing business relationships, the loss of whom would impair our ability to operate successfully;

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  Our success will be dependent on our ability to successfully identify and invest in suitable properties;

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  We will need access to significant additional funding to adequately diversify our real estate portfolio;

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  In order to assist us in continuing to qualify as a real estate investment trust, or REIT, our common stock has restrictions on its transfer that limit its ownership by any person to 9.8% of our total outstanding shares. See the section entitled "Description of Our Capital Stock — Restrictions on Transfer" in this prospectus for a detailed description of the transfer restrictions on our common stock; and

  •
  If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution.

	Per Share	Total

Offering price	$	$

Discounts and commissions to underwriters	$	$

Offering proceeds to Spirit Finance Corporation, before expenses	$	$

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        We have granted the underwriters the right to purchase up to            additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the offering. The underwriters expect to deliver the shares of common stock to investors on or about                        , 2004.

Joint Book-Running Managers

Banc of America Securities LLC	Citigroup

                        , 2004

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        Information contained in our web site does not constitute part of this prospectus.

        Our name, Spirit Finance Corporation, our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

i

        Until            , 2004, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

        Because this is a summary, it does not contain all the information that may be important to you. Before you invest in our common stock, you should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes appearing elsewhere in this prospectus. In this prospectus, references to "we," "our," "us" and "Spirit Finance" refer collectively to Spirit Finance Corporation and its subsidiaries. Unless otherwise indicated, the information included in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional            shares of our common stock. We refer to our lessees as "tenants," our mortgage loan obligors as "borrowers" and both collectively as our "customers."

Spirit Finance Corporation

        We were formed in August 2003 with the primary intention of offering investors an interest in a pool of single tenant, operationally essential real estate leased on a long-term, triple-net basis to retail, distribution and service companies in order to provide attractive returns to our investors. A triple-net lease generally requires the tenant to pay all operating and maintenance costs, insurance premiums and real estate taxes for the property. Operationally essential real estate is real estate critical to the generation of our customers' sales and profits, such as the land and building that house a movie theater, which is real estate integral to a national movie theater chain's ability to generate revenue.

        We intend to be one of the limited sources of capital that provides comprehensive, customized real estate financing solutions in significant dollar amounts (in excess of $25.0 million) to our customers. Our real estate financing solutions take the form of sale-leaseback transactions and, to a lesser extent, mortgage loans and will, to a limited extent, include construction, equipment and corporate loans. It is our intention to acquire the real estate of, and become the preferred landlord for, our customers by meeting their ongoing capital needs with financing products at competitive rates and with creative, flexible terms. We intend to have our customers share our belief that the ownership of real estate is not an appropriate investment for operating companies.

        We target the real estate of established companies that provide goods and services to consumers through retail, distribution and service locations. As of August 31, 2004, we had investments in real estate operated by companies in various industries including restaurants, interstate travel plazas, movie theaters, automotive parts stores, electronics retailers, educational facilities and specialty retailers. The real estate we acquire is generally leased to our customers on a long-term, triple-net basis.

        We capitalize on our senior management's extensive experience in the real estate business to source, underwrite and manage real estate related assets. Our senior management:

  •
  identifies the real estate of prospective customers that are profitable, have superior management teams and operate in retail, distribution or service niches with strong underlying business fundamentals;

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  seeks to invest in real estate with:

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  strong unit-level economics, meaning individual locations with profitable operations with the least likelihood of default;

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  desirable locations and improvements suitable for various tenants and uses; and

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  an acquisition or financing price generally at or below its replacement cost, with rents that are consistent with market rents for similar properties;

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  designs flexible long-term, triple-net leases or loans that offer favorable and attractive terms to us and our customers; and

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  monitors the performance of our customers and their businesses on an ongoing basis.

        We currently qualify to be taxed as a REIT for federal income tax purposes, beginning with our taxable year ended December 31, 2003. We intend to continue to operate in a manner that will permit us to maintain our qualification as a REIT and distribute to our stockholders all or substantially all of our REIT taxable income each year in order to comply with the REIT distribution requirements of the Internal Revenue Code.

Experienced Management

        We capitalize on our senior management's combined experience successfully operating real estate investment companies to source, underwrite and manage our investments. Our senior management team, comprised of Morton H. Fleischer, Christopher H. Volk, Catherine Long, Jeffrey M. Fleischer and Gregg A. Seibert, has over 100 years of combined experience in the real estate investment and finance business. Our senior management team's strategy for successful investments relies on extensive relationships, research, underwriting and continuous portfolio management. Since 1980, members of our senior management have originated approximately $6.0 billion in sale-leaseback and mortgage financings. These investments were funded by a combination of investment grade debt, bank lines of credit, warehouse credit lines, mortgage loan sales and approximately $1.9 billion of investor capital.

        Before forming Spirit Finance, our senior management team worked together at Franchise Finance Corporation of America, or FFCA, from 1994 through 2001. FFCA was formerly a New York Stock Exchange listed REIT until it was sold to GE Capital Commercial Equipment Financing, or GECC, in August 2001. Our two most senior executives, Morton H. Fleischer, our Chairman of the Board and Chief Executive Officer, and Christopher H. Volk, our President and Chief Operating Officer, held the top two executive positions at FFCA when it was sold to GECC. When FFCA was sold to GECC in 2001, FFCA was the nation's largest net lease REIT in terms of market capitalization.

        While the investment activities and operations of FFCA and our company have some common characteristics, in addition to other material differences between these companies, FFCA primarily targeted franchise restaurants, whereas we have invested in and intend to continue to target real estate operated by companies in numerous other industries as described in this prospectus. Therefore, our management's previous experience and performance at FFCA will not necessarily serve as a basis for evaluating the performance of our company. See "Risk Factors — Risks Related to Our Business — The past performance of FFCA and our management is not an indicator or guarantee of our future results."

Business and Investment Strategy

        Our strategy is designed to take advantage of current market conditions and adjust to changes in market conditions over time by providing our customers comprehensive, customized real estate financing solutions in significant dollar amounts. Our principal business objective is to increase cash flow through:

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  acquiring a diversified portfolio of real estate properties subject to long-term, triple-net leases;

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  continuing investment activity by acquiring additional properties;

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  controlling expenses through operational efficiencies such as the outsourcing of various administrative functions;

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  increasing rental revenues by structuring leases with rent escalations based on gross sales of customers, inflation adjustments or specified payment increases; and

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  increasing use of internally generated cash flow for investments.

We generally seek to acquire and hold fee simple title to real estate, as opposed to acquiring real estate for resale, which results in increased cash flow as the size of our real estate portfolio grows with our continued investment in additional properties. We seek to achieve this growth in cash flow while maintaining low portfolio investment risk, diligent adherence to tested underwriting criteria, investment diversification and a conservative capital structure. We intend to continue to focus on sale-leaseback financing and the acquisition of real estate in the future, but may also provide other financing products to meet the needs of our customers. As of August 31, 2004, we had $41.0 million invested in first priority mortgage loans secured by restaurant properties and loans secured by equipment. We do not expect that the origination of mortgage loans by us will be a significant part of our business. We will, however, continue to evaluate the acquisition of pools of first priority mortgage loans secured by operationally essential real estate as opportunities are presented to us. We intend to continue to target the real estate of established companies that provide goods and services to consumers through retail, distribution and service locations in the future.

        We believe that we will be able to offer our investors safe, stable income by pursuing the real estate of primarily large, publicly, privately or institutionally held companies that own significant amounts of real estate. We believe that these companies are the most appropriate customers for our real estate financing programs because these established companies typically have sophisticated owners and investors who often prefer to lease their real estate locations as one means of increasing equity returns. In addition, we believe that large companies prefer to execute fewer but larger real estate transactions and to work with fewer landlords. We seek to provide significant dollar amounts of real estate financing to each customer and thereby better serve the needs of our target market.

        We believe that it is important to develop a strong pipeline of real estate investment opportunities from established retail, distribution and service companies that own their own real estate. Our senior management's extensive industry and financial institution relationships provide us with the ability to source and selectively choose investment opportunities. In addition, a significant portion of our new investment pipeline has been internally generated by relationship managers whose productivity is expected to accelerate. We also have sourcing relationships with financial institutions and other real estate industry participants where we have agreed to pay those parties advisory fees for any real estate investment opportunity referred to us by those parties. We believe these arrangements will assist us, from time to time, in originating investment opportunities.

        Our senior management has a track record of successful real estate investment underwriting supported by a long-term commitment to research and analysis. We evaluate our potential investments in real estate by adhering to the tested underwriting process that our senior management has developed over the past 20 years and that has been profiled in Wall Street research reports and industry trade journals.

        We target our maximum leverage ratio to not exceed 65% of our total assets. We define our leverage ratio as the ratio of our total debt to total assets. Except for our $250.0 million credit facility with Bank of America Mortgage Capital Corporation, described below, we do not currently have any other available external committed sources of financing or capital. We intend to obtain unsecured and secured debt financing through public and private markets. We will attempt to access various sources of capital, including lines of credit, bridge loans and other arrangements, through banks, financial institutions and institutional investors. We are currently in active discussions with several major financial institutions regarding credit lines, warehouse facilities and other structured financing alternatives to provide additional sources of financing for our real estate investments. We also expect to continue to finance the acquisition of properties through the issuance of additional equity securities. We may acquire properties for the purpose of securitization or use similar structured finance alternatives.

        We generally use leases with contractual lease escalations and continue to make new real estate acquisitions in an effort to achieve our targeted equity returns. If our cost of capital increases due to rising interest rates, we plan to, for new leases we enter into, increase tenant lease rates or increase tenant lease escalations, and increase the interest rates on our new real estate loans in order to achieve our targeted equity returns. Our management team has an extensive track record of successfully achieving attractive returns to stockholders in periods of rising and falling interest rates. In addition to responding to varying interest rate environments in the origination of new real estate investments, we plan to employ customary derivatives strategies designed to hedge the long-term financing costs on our portfolio.

        We believe that operating effectiveness and efficiency are important to our customers and to our stockholders. To complement our tested approach to investment underwriting, we use outsourcing approaches for selective company operations to improve our efficiency. We outsource various administrative functions with experienced third party vendors. These administrative functions include real estate closings, legal services, selective portfolio servicing functions and information technology. For example, we outsource the majority of our loan and lease servicing to Midland Loan Services, Inc., which reduces the number of employees we would otherwise need to perform this function. As a result of this outsourcing, we both realize substantial savings and increase our operational flexibility to the benefit of our customers and stockholders.

Market Opportunity

Market Overview

        Based on material published by PricewaterhouseCoopers LLP, the total value of commercial real estate in the United States was estimated to be $4.7 trillion as of October 29, 2003, of which approximately $1.8 trillion represented real estate owned by corporations. We focus on acquiring or financing single tenant, operationally essential real estate owned by larger, publicly, privately or institutionally held corporations, specifically retail, distribution and service companies. Our senior management believes that the overall market of potential acquisitions or financings for these companies' real estate is in excess of $1.0 trillion. Based on our estimated size of this market and financial statements of publicly traded REITs, we believe that less than 1% of free standing, single tenant, operationally essential real estate is currently held by publicly traded REITs. We believe that the largest portion of these types of properties is owned by the companies that occupy the properties. Examples of the types of companies that own real estate in our initial target market include:

Automotive dealers	Health clubs or gyms
Automotive parts and service	Office supplies retailers
Beverage distributors	Movie theaters
Book stores	Photocopy or printing stores
Computer and software stores	Rental centers
Department stores	Restaurants
Discount retailers	Retail petroleum or convenience stores
Drugstores	Specialty retailers
Electronics retailers	Supermarkets
Educational facilities	Travel plazas or truck stops
Furniture stores	Video rental or sales stores
Hardware or home improvement stores	Warehouses or wholesale clubs

        Our target customers have historically invested substantial capital in the ownership of their real estate facilities. We believe that increased competition has generally reduced the equity returns of our target customers, thereby encouraging companies to seek improved operating efficiencies and alternative means of reducing the amount of capital invested in real property to increase stockholder value. Our real estate financing solutions are designed to reduce the amount of capital that our customers have invested in their real estate while allowing them to maintain operational control of their real estate. By acquiring our customers' real estate, we provide our target customers with immediate access to capital to invest in their business, reduce debt or repurchase stock. We believe that the return on capital invested in our target customers' core businesses is higher than the return on capital for their real estate.

Market Conditions

        We believe that the amount of capital available from traditional lending sources, such as banks, to finance long-term real estate assets in large amounts is insufficient to meet the needs of our target customers. In addition, we believe there are various other trends that support our investment strategy, including:

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  Financial institution consolidation:  We believe that consolidation in the banking and finance industries has resulted in reduced sources of capital available to larger companies operating multiple real estate locations;

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  Capital structure limitations:  We believe that most traditional banks and finance companies have deposits and other short-term funding sources that limit their ability to offer long-term, fixed rate real estate financing. In addition, we believe these companies have regulatory constraints restricting their ability to own real estate that often preclude their ability to make long-term sale-leaseback investments;

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  Commercial mortgage loans:  While there is a substantial market for the securitization of commercial mortgage loans, this market is generally limited to multi-tenant apartment, office, retail and industrial properties. As a result, we believe that there is limited capacity for single tenant financing in the commercial mortgage-backed securities market;

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  Real estate financing alternatives:  Some financing structures such as synthetic leases are increasingly viewed with disfavor. The Financial Accounting Standards Board issued an interpretation, FASB Interpretation No. 46, which impacts the accounting and reporting of some types of financing structures that previously received off-balance sheet treatment. We believe that many companies that previously used synthetic lease structures are now turning to the traditional sale-leaseback financing structures we offer to achieve their real estate financing solutions; and

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  Capital source diversity:  Companies that require significant real estate assets to conduct their business activities are generally large users of capital. For these companies, access to diverse capital sources is typically viewed positively by both stockholders and management because it promotes greater financial flexibility and improved capital structures. We believe that many of our target customers have not previously sourced capital from a REIT and therefore would be interested in the real estate financing products that we can offer.

Summary Risk Factors

        An investment in our common stock has risks. This prospectus contains a detailed discussion of the most important risks associated with our business, ownership of our common stock, our organization and structure and our REIT status, including the following:

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  we were incorporated in August 2003, have a limited operating history, limited sources of liquidity and may not be able to operate our business or implement our investment strategies successfully;

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  the past performance of our management in other business ventures is not an indicator or guarantee of our future results;

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  we rely on key personnel with long-standing business relationships, the loss of whom would materially impair our ability to operate successfully;

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  our success will be dependent on our ability to successfully identify and invest in suitable properties, and a delay in investing in those assets may cause a delay in our ability to deliver returns, if any, to investors;

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  we will need access to significant additional funding to adequately diversify our real estate portfolio, and the failure to diversify our portfolio may result in increased risk due to industry or customer concentration;

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  we may not have adequate access to funding to successfully execute our growth strategy and/or to effectively manage a rapidly growing portfolio;

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  we are subject to the risks of commercial real estate ownership that could reduce the value of our properties; and

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  if we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution.

Please refer to the "Risk Factors" section for a more detailed discussion of these and other material risks.

Completed Real Estate Investments

        As of August 31, 2004, our portfolio of real estate and mortgage and equipment loans, including assets held for sale, represented 180 properties located in 29 states throughout the United States. Of our portfolio of real estate investments, as of August 31, 2004, $300.2 million, or 88%, represented real estate we own and $41.0 million, or 12%, represented first priority mortgage loans secured by operationally essential real estate and equipment loans we hold. From our inception through August 31, 2004, we have acquired or made investments in the following real estate assets:

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  125 restaurant properties;

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  32 automotive parts and service facilities;

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  eight national movie theater chain sites;

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  six plant nursery chain sites;

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  four interstate travel plaza facilities;

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  three electronics and specialty retailer facilities;

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  one education facility; and

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  one powersports vehicle dealership.

Pending Real Estate Investments

        As of October 15, 2004, we had binding purchase agreements to make $47.1 million of real estate investments consisting of the following:

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  a $9.6 million acquisition of real estate from a restaurant company;

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  a $6.9 million acquisition of real estate from a propane retailer;

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  a $6.7 million acquisition of real estate of restaurant companies;

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  $6.4 million representing funding requirements on a movie theatre under construction;

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  a $6.3 million acquisition of real estate from a furniture retailer;

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  $5.5 million representing funding requirements for capital improvements to an education facility we own;

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  a $4.9 million acquisition of real estate from a furniture retailer; and

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  $0.8 million representing funding requirements for a construction loan for an automotive parts and services facility.

For a description of investments we have under review that are not covered by a purchase agreement, see the section entitled "Spirit Finance Corporation — Our Proposed Real Estate Investments" in this prospectus.

Credit Facility

        In August 2004, we entered into a $250.0 million secured credit facility with Bank of America Mortgage Capital Corporation, a wholly owned subsidiary of Bank of America Corporation and an affiliate of Banc of America Securities LLC, or BAS. The facility allows us to borrow up to $250.0 million and to request that Bank of America approve, in its sole discretion, an additional $100.0 million. The facility is structured as a master loan repurchase arrangement and our borrowings under the facility will be secured by mortgages on specific properties we own or acquire in the future and pledge as collateral under the facility. The credit facility contains customary financial and restrictive covenants for borrowings of that type. The facility has an initial term of one year, with the ability to extend the facility for an additional year with the consent of Bank of America.

Conflicts of Interest

        We have commercial relationships with one of our underwriters, BAS, and its affiliates. Our relationships with BAS and its affiliates consist of:

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  A secured credit facility with Bank of America Mortgage Capital Corporation, an affiliate of BAS, which allows us to borrow up to $250.0 million and to request that Bank of America approve, in its sole discretion, an additional $100.0 million.

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  A sourcing arrangement with BAS under which we have agreed to pay BAS an advisory fee with respect to any sale-leaseback, provision of financing by us or similar transaction with any party introduced to us by BAS.

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  BAS served as the initial purchaser and placement agent for our December 2003 private offering.

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  As of October 14, 2004, BAS or its affiliates held 1,647,931 shares, or 4.4%, of our issued and outstanding common stock.

        Many of these relationships could affect the ability of BAS to perform its duties in an objective manner and could have a negative effect on this offering and our investors. See the sections entitled "Certain Relationships and Related Party Transactions" and "Underwriting" in this prospectus.

Our REIT Structure

        We have elected to be taxed as a REIT beginning with our tax year ended December 31, 2003. As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income to their stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be prohibited from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income and other items.

        We have formed a wholly owned taxable subsidiary, Spirit Management Company, with the capacity to generate revenues from business activities that are not otherwise suitable for a REIT. Spirit Management is not currently engaged in any active business operations. In the future, Spirit Management may engage in activities not suitable for a REIT that may result in short-term gains from real estate sales, advisory and management fee income and other sources of revenue not related to real estate ownership or lending. Spirit Management may also acquire assets that do not qualify as real estate assets under the Internal Revenue Code.

Corporate Governance and Alignment of Interests

        Our founders have extensive experience in corporate and fiduciary management and firmly believe in the importance and value of strong corporate governance. Accordingly, we have taken steps to implement appropriate corporate governance measures that we believe encourage and promote a proper alignment of interests with our investors, including a majority of independent board members, a non-classified board of directors, periodic meetings of our independent directors without members of our management present, a lead independent director, independent board committees, simple majority stockholder approval provisions in our charter for major corporate transactions such as a merger and employment contracts with our senior officers. In addition, we abide by most of the recommendations of Institutional Shareholder Services, a leading authority on proxy issues and corporate governance.

        As a self-advised REIT, our officers have interests and responsibilities that are aligned with the interests of our stockholders. The formation of Spirit Management Company, our taxable REIT subsidiary, is expected to further this interest by providing us with the operational flexibility to engage in non-REIT business activities that are consistent with our business strategy. In addition, our two most senior executive officers, Messrs. Morton H. Fleischer and Volk, together have invested an aggregate of approximately $10.7 million in our common stock. The other members of our senior management team and our directors have collectively invested approximately $1.6 million in our common stock.

        Although we have taken these steps to align the interests of our stockholders with those of our management, our management could take actions with which you disagree. Further, our investment committee does not need board approval for investments we make that are less than $100.0 million in any single credit or related group of credits. Thus, there is no independent review of all of our management's actions.

Our Dividend and Distribution Policy

        On                             , 2004, our board of directors declared a dividend of $                             per share of common stock, payable on                             , 2004, with respect to the quarter ended September 30, 2004, to stockholders of record on                             , 2004. We paid our first distribution since inception of $.06 per share on August 20, 2004. Although we have not established a minimum dividend payment level, we intend to continue to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our REIT taxable income so as to avoid paying corporate level income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

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  90% of our REIT taxable income determined before the deduction for dividends paid and excluding any net capital gain, plus

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  90% of the excess of our net income from foreclosure property over the tax imposed on that income by the Internal Revenue Code, less

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  any excess non-cash income as determined under the Internal Revenue Code.

        The dividends will be authorized and paid as determined in the discretion of our board of directors. We may retain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries, to the extent allowable under the REIT provisions of the Internal Revenue Code. Our ability to pay dividends to you will depend on our actual results of operations, which are dependent on our receipt of payments from our leases and loans with respect to our properties. If we are unable to successfully execute our business plan, we may not have cash available to pay dividends.

Restrictions on Ownership of Our Common Stock

        In order for us to qualify as a REIT under the Internal Revenue Code, our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, common stock in excess of 9.8%, in value or number, whichever is more restrictive, of outstanding shares of our common stock. Our board of directors waived this ownership limitation for the following institutional investors in our December 2003 private offering: Banc of America Securities LLC, Farallon Capital Management L.L.C., Lend Lease Rosen Real Estate Securities, LLC and Wellington Management Company, LLP. However, each of these institutional investors is subject to other ownership limitations. Banc of America Securities LLC and its affiliates, together, may not beneficially or constructively own more than 25% of the outstanding shares of our common stock or capital stock. Farallon Capital Management L.L.C. may not beneficially or constructively own more than 25% of the outstanding shares of our common stock or capital stock. Lend Lease Rosen Real Estate Securities, LLC may not beneficially or constructively own more than 15% of the outstanding shares of our common stock or capital stock. Wellington Management Company, LLP may not beneficially or constructively own more than 15% of the outstanding shares of our common stock or capital stock. Also, no individual may beneficially or constructively own, as a result of any of these four institutional investors' ownership of our stock, more than 9.8% of the outstanding shares of our common stock or capital stock. Our board may waive ownership limitations again in the future so long as these waivers do not affect our REIT qualification. These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in your best interest.

Our Organizational Structure

        The following chart shows our company, our principal operating subsidiaries and our ownership after completion of this offering.

(1)
Messrs. Fleischer and Volk each hold a 50% voting interest in Spirit Finance Holdings.

(2)
Includes an aggregate of      % held by Messrs. Morton Fleischer and Volk directly and not through their control of Spirit Finance Holdings. Collectively, Messrs. Morton Fleischer and Volk own, directly and indirectly,      % of our common stock.

(3)
Spirit Management Company is our wholly owned taxable REIT subsidiary formed to give us the flexibility to engage in activities not suitable for a REIT.

(4)
Spirit Finance Acquisitions is our wholly owned subsidiary formed for the purpose of acquiring and holding real estate and mortgage loans.

Our Principal Executive Office

        Spirit Finance Corporation was formed in August 2003 as a Maryland corporation. Our principal executive office is located at 14631 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85254. Our telephone number is (480) 606-0820. Our website address is www.spiritfinance.com. The information on our website does not constitute a part of this prospectus.

The Offering

Common stock offered by us
Common stock to be outstanding after this offering(1)
Use of proceeds
We intend to use the net proceeds of this offering to repay amounts that are outstanding under our secured credit facility, to acquire real estate operated by companies that provide goods and services to consumers through retail, distribution and service locations and for other corporate purposes.
Risk Factors
See "Risk Factors" beginning on page 12 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.
Proposed New York Stock Exchange symbol	"SFC"

(1)
Excludes            shares issuable upon exercise of the underwriters' over-allotment option, and, as of August 31, 2004, 1,290,000 shares underlying options granted under our 2003 Stock Option and Incentive Plan and 657,750 shares available for future issuance under that plan.

Dilution

        In this offering, you will experience an immediate and significant dilution of $        per share. See "Dilution" for additional detail regarding the differences between the price paid for our common stock by existing investors and new investors in this offering.

Registration Rights and Lock-Up Agreements

Resale Registration Statement

        As required by a registration rights agreement between us and BAS for the benefit of our stockholders, we have filed with the SEC a registration statement covering the resale of up to 37,404,862 shares of our common stock issued in connection with private offerings of our common stock completed in December 2003 and January 2004. The resale registration statement covers all of our outstanding common stock as of August 31, 2004.

Lock-Up Agreements

  •
  Directors, Executive Officers and Certain Other Parties.  The underwriting agreement for this offering provides that we, Spirit Finance Holdings, our directors and our executive officers are restricted from, without the prior written consent of both BAS and Citigroup, directly or indirectly offering, selling, contracting to sell, pledging or otherwise transferring, disposing of or hedging our common stock or securities convertible into or exchangeable for our common stock for a period of 180 days following the date of this prospectus. These restrictions affect an aggregate of                        shares of our common stock, which was    % of our outstanding common stock as of                         , 2004.

  •
  Other Common Stockholders.  The holders of up to 36,000,000 shares of common stock issued in our December 2003 private offering that will be registered under the resale registration statement will be restricted from, without the prior written consent of both BAS and Citigroup, directly or indirectly offering, selling, contracting to sell or otherwise disposing of their shares of common stock covered by the resale registration statement for up to 60 days following the date of this prospectus. This lock-up period will automatically terminate before the end of the 60 day period upon the later of (1) exercise in full of the underwriters' over-allotment option, or (2) the fifth consecutive day on which the closing price of our common stock on the New York Stock Exchange equals at least 120% of the public offering price of our common stock, or $                             .

Summary Selected Financial Information

        The following table presents selected consolidated financial and operating data for our company for the six months ended June 30, 2004 and for the period from inception (August 14, 2003) to December 31, 2003. You should read the following selected financial data in conjunction with our consolidated financial statements and the related notes, as well as with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

	Six Months Ended June 30, 2004	For the Period from Inception (August 14, 2003) to December 31, 2003
	(unaudited)
Operations Data:
Revenues:
Rentals	$2,767,852	$95,576
Interest income on mortgage loans receivable	1,872,619	89,187
Other interest income	1,267,836	101,713

Total revenues	5,908,307	286,476

Expenses:
General and administrative	2,424,420	1,198,177
Other expenses	187,915	197,214
Depreciation	652,740	3,982
Related party interest expense	—	35,711
Interest	94,968	—
Stock-based compensation expense	454,604	9,549

Total expenses	3,814,647	1,444,633

Net income (loss)	$2,093,660	$(1,158,157)

Net income (loss) per common share:
Basic	$0.06	$(0.22)
Diluted	$0.06	$(0.22)
Weighted average outstanding common shares:
Basic	36,362,502	5,160,524
Diluted	36,504,111	5,160,524
Balance Sheet Data:
Real estate investments, at cost	$254,077,993	$37,531,405
Real estate investments, net of accumulated depreciation	253,440,126	37,531,405
Mortgage loans receivable	40,599,519	40,765,840
Cash and cash equivalents	123,647,935	199,088,674
Total assets	444,877,007	277,875,035
Stockholders' equity	335,150,141	276,902,375

RISK FACTORS

        Investment in our common stock involves risks. Before you invest in our common stock, you should carefully consider the risk factors below together with all of the other information included in this prospectus. Any of the following factors could harm, in a material and adverse way, our business and future results of operations and could result in a partial or complete loss of your investment.

Risks Related to Our Business

        We have a limited operating history, making it difficult for you to evaluate the likelihood of our success and subjecting us to the risk that we may not be able to operate successfully.

        We were formed in August 2003 and have a limited operating history. Because we have been in business only a short time, we do not have an established track record for you to evaluate. In addition, most of our real estate investments were recently acquired and are not reflected in the audited financial statements included in this prospectus. Our limited operating history makes it more difficult for you to evaluate the likelihood of our achieving our investment objectives. In addition, we will be subject to all risks generally associated with any new business enterprise. We may not be able to operate successfully or profitably or to implement our investment objectives successfully. Our failure to operate successfully or profitably or to implement our investment objectives could have a material adverse effect on our ability to generate cash flow to make distributions to our stockholders, and the value of your investment in our company may decline substantially or be reduced to zero.

        The past performance of FFCA and our management is not an indicator or guarantee of our future results.

        Neither the track record of our senior management while they were senior executive officers of FFCA, nor the performance of FFCA during that period, shall imply, predict (directly or indirectly) or guarantee any level of our future performance. Our performance is dependent on future events and market conditions, including, without limitation, varying business strategies, different local and national economic circumstances, different supply and demand characteristics relevant to buyers and sellers of our investments, varying degrees of competition and varying circumstances pertaining to the capital markets. Our strategy differs from FFCA's in that we expect the average dollar amount of each of our real estate transactions will be higher than the average dollar amount of the real estate transactions completed by FFCA, which could make our financial results, and the price of our common stock, more volatile. Further, FFCA primarily targeted franchised restaurants, whereas we have invested in and intend to continue to target real estate operated by companies in numerous other industries. Additionally, all of the factors discussed in this "Risk Factors" section may impact our future results. Accordingly, you should not place reliance on the past performance of FFCA in making your investment decision.

        Our success will be dependent on our ability to successfully identify and invest in suitable properties, some of which you may disagree with, and a delay in investing in those assets may cause a delay in our ability to deliver returns to investors.

        As of October 15, 2004, we had binding agreements to make $47.1 million of real estate investments. The agreements related to these obligations are subject to customary closing conditions. We are also reviewing additional financing transactions for which we do not have binding agreements. We may determine not to enter into some or all of these transactions, or any of the subject companies may determine not to pursue the applicable transaction with us or at all. Therefore, these transactions, including the transactions covered by binding agreements, may not ultimately close. Accordingly, there could be a substantial delay before we invest the proceeds of this offering. These factors could cause a substantial delay in the time it takes for your investment to generate returns.

        We rely on key personnel with long-standing business relationships, the loss of whom could materially impair our ability to operate successfully.

        Our future success depends, to a significant extent, on the continued services of Morton H. Fleischer, our Chairman of the Board and Chief Executive Officer, and Christopher H. Volk, our President and Chief Operating Officer. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective customers is critically important to the success of our business. Although we have employment agreements with Mr. Fleischer and Mr. Volk, these agreements cannot guarantee that Mr. Fleischer and Mr. Volk will remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our corporate management team would harm our business and our prospects.

        We will be investing in industries in which we have limited investment and underwriting experience, which could adversely affect our results of operations.

        Our current strategy is to acquire assets across a variety of industries in a variety of geographic locations. We have limited experience investing in some of the industries we are targeting. Accordingly, we will be required to develop expertise, relationships and market knowledge across a broad range of industries and will be subject to the market conditions affecting each industry in which we invest, including such factors as the economic climate, business layoffs, industry slowdowns, changing demographics, and supply and demand issues affecting each industry. This multi-industry approach could require more management time, support staff and expense than a company whose focus is dedicated to a greater extent on a single industry. If we are not able to efficiently and effectively manage a diverse multi-industry portfolio of properties and loans, our results of operations and returns to our stockholders will be adversely impacted.

        Because our directors have approved broad investment guidelines for us and do not approve each investment we make, most of the investment decisions made by our senior management will not be subject to independent review on your behalf.

        We are authorized to follow broad investment guidelines. We have substantial discretion within our broad investment guidelines in determining the types of assets we may decide are proper investments for us. Our directors will periodically review our investment guidelines and our investment portfolio; however, our board does not review each proposed investment. Instead, our board has authorized our senior management, consisting of Messrs. Morton Fleischer, Volk, Jeffrey Fleischer and Seibert and Ms. Long, to make investments of up to $100.0 million in any single credit, or related group of credits, and additional investments in those credits in each subsequent year of up to $20.0 million, without board approval. Furthermore, transactions entered into by us may be difficult or impossible to unwind by the time they are reviewed by the board. Therefore, you will have to rely primarily on our senior management's judgment in making future investments.

        We may change our investment strategy without your consent, which may result in riskier investments than those we are currently contemplating.

        We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. You may disagree with any policy changes we make. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

        Initially, our investments will be heavily concentrated in a small number of customers and we may be unable to adequately diversify our real estate portfolio, which may result in increased risk due to industry, borrower or tenant concentration.

        Because we intend to make relatively large investments in each property or group of properties operated by a single tenant, our assets may be concentrated with a limited number of customers and we may not have sufficient capital to acquire a diverse portfolio of real estate. Our investment activity for the first six months of 2004 occurred at a slower rate than we anticipated, in large part due to longer than anticipated lead time between origination and completion of larger transactions. If we do not adequately diversify our real estate portfolio, our performance will be closely tied to the performance of each of our customers and the industry in which it operates. This increases the chance that a default by any single customer will significantly and adversely affect our results of operations and the amounts available to pay distributions to you.

        If we are unable to diversify our portfolio, we will also be affected by changing conditions in the industries in which our customers operate. Our exposure to this risk is further increased because as of August 31, 2004, approximately 39% of our total real estate investments were concentrated in the restaurant industry, 26% in the movie theater industry and 11% in the travel plaza industry. Some of the factors that affect the restaurant industry include the demand for convenience, the levels of household incomes and the costs of restaurant labor. Some of the factors that affect the movie theater industry include the quality, quantity and availability of motion pictures, the number and quality of competing theater locations and the popularity and affordability of other forms of entertainment such as concerts or professional sporting events. Some of the factors that affect the travel plaza industry include fuel supply and oil prices, the demand for shipping by truck compared to air or rail and environmental legislation or regulations that impact operating expenses. Changes in these factors could adversely affect the financial performance of our tenants and their ability to make payments to us. Without industry diversification, or diversification across different parts of an industry, the chance that a downturn in a particular industry or part of an industry will adversely affect us increases significantly. In addition, if we are unable to adequately diversify our portfolio, our properties may be concentrated geographically. The inability to geographically diversify our portfolio increases the chance that a decline or adverse economic or other event in one region or in a particular real estate market will adversely affect the results of our operations.

        We may not have adequate access to funding to successfully execute our growth strategy.

        Our business strategy principally depends on our ability to grow the size of our real estate portfolio. Our business plan requires significant funds for property acquisition, loan origination, working capital, minimum REIT distributions and other needs. This strategy depends, in part, on our ability to access the debt and equity capital markets to finance our cash requirements. Except for our credit facility with Bank of America, we currently have limited external sources of financing. In addition, our credit facility has a maturity date of September 15, 2004, unless extended. We will need to develop and access long-term debt financing facilities or other permanent debt strategies in order to successfully execute our business plan.

        We will need access to significant additional funding to adequately diversify our portfolio and successfully execute our business strategy. An inability to effectively access these markets would have an adverse effect on our ability to make new investments and could adversely affect our ability to make dividend payments to you over time.

        We may not be able to effectively manage a rapidly growing portfolio which could lead to losses.

        The successful implementation of our growth strategy depends, in part, on our ability to effectively manage rapid growth in our portfolio. Our ability to effectively manage rapid growth in our portfolio depends on our ability to successfully attract and retain additional qualified personnel. An inability to attract the necessary qualified personnel to properly manage and grow our portfolio could have an adverse affect on our business.

        We compete for customers and the acquisition or refinancing of properties which could reduce the yields we are able to negotiate on our investments.

        We compete for the acquisition or financing of properties with financial institutions, real estate funds and investment companies, pension funds, private individuals and other REITs. We also face competition from institutions that provide or arrange for other types of commercial financing through private or public offerings of equity or debt or traditional bank financings. Many of our competitors have greater name recognition, resources and access to capital than we have. In particular, larger REITs may enjoy significant competitive advantages that result from a lower cost of capital and enhanced operating efficiencies. Because the real estate financing market is highly competitive, competitors are quick to adopt new financing products. To the extent we offer unique financing terms in the future, our competitors could also begin offering similar terms, which would decrease our ability to develop a competitive advantage. We have recently experienced increased competitive conditions caused by larger amounts of investor capital seeking quality income-producing investments, which has caused us to lose bids or turn down various transactions where competition has reduced yields to the point that we concluded the transaction did not provide us a sufficient return. We may have to increase our purchase price of properties, reduce the rent we require a tenant to pay or reduce the interest rates on loans we make in order to secure customers or remain competitive. If this happens, our returns to stockholders may be adversely affected.

        The loss of a tenant or the failure of a tenant to pay rent, or our inability to re-lease a property, will reduce our revenues, which could lead to losses on our investments and reduced returns to our stockholders.

        Generally, each of our properties is operated and occupied by a single tenant; therefore, the success of our investments is materially dependent on the financial stability of each tenant. Leasing activity currently represents more than 80% of our business. The success of our tenants is dependent on each of their individual businesses and their industries, which could be adversely affected by economic conditions in general, changes in consumer trends and preferences and other factors over which neither they nor we have control. We intend to acquire properties from single tenants that operate multiple locations, which means we will likely own numerous properties operated by the same tenant. To the extent we finance numerous properties operated by one company, the general failure of that single tenant or a loss or significant decline in its business would have an adverse affect on us.

        A default of a tenant on its lease payments to us that would cause us to lose the revenue from the property would have an adverse effect on our operating results and financial condition and/or could cause us to reduce the amount of dividends we pay to you. In the event of a default, we may also experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. In addition, if a lease is terminated or not renewed, we may not be able to re-lease the property on favorable terms or sell the property without incurring a loss.

        Our loss of a tenant may further reduce our revenues because the net leases we may enter into or acquire may be for properties that are specially suited to the particular business of our tenants. With these types of properties, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions in order to lease the property to another tenant. In addition, in the event we are required to sell the property, we may have difficulty selling it to a party other than the tenant due to the special purpose for which the property may have been designed. This potential illiquidity may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions. These and other limitations may negatively affect our cash flow from operations or the proceeds from disposition of any such properties and adversely affect returns to our stockholders.

        The loss of a borrower or the failure of a borrower to make loan payments on a timely basis will reduce our revenues, which could lead to losses on our investments and reduced returns to our stockholders.

        Currently, we have two borrowers, each of which accounts for a significant portion of our total loan portfolio; therefore, the success of our loan investments is materially dependent on the financial stability of each borrower. The success of our borrowers is dependent on each of their individual businesses and their industries, which could be affected by economic conditions in general, changes in consumer trends and preferences and other factors over which neither they nor we have control. With respect to any individual borrower, we typically acquire and/or originate several loans, each secured by a different property. To the extent we finance numerous properties operated by one company, the general failure of that single borrower or a loss or significant decline in its business would have an adverse affect on us.

        A default of a borrower on its loan payments to us that would prevent us from earning interest or receiving a return of the principal of our loan would have an adverse effect on our operating results and financial condition and could cause us to reduce the amount of dividends we pay to you. In the event of a default, we may also experience delays in enforcing our rights as lender and may incur substantial costs in collecting the amounts owed to us and in liquidating any real estate collateral.

        Customers who are highly leveraged or do not have recognized credit ratings may be more likely to file for bankruptcy which could delay or reduce the returns on our investments and lower the amounts of our distributions to stockholders.

        We do not have any restrictions specifically prohibiting us from leasing properties to or financing customers that are highly leveraged. Customers that are highly leveraged may have a greater possibility of filing for bankruptcy during declines in business conditions and the economy. These customers may have reduced working capital due to high debt service payments, which could prevent them from remaining competitive in their respective industries and being able to make rental or mortgage payments to us. Additionally, our typical lease does not provide us any significant protection in the event that a tenant's credit quality significantly declines. Many of our customers do not have credit rating agencies evaluate or rank their debt or credit risk, which could make our underwriting evaluation of customers more difficult. Our long-term leases or loans with these customers may therefore pose a higher risk of default than would long-term leases or loans with customers whose credit potential has already been recognized by the market.

        Any bankruptcy filings by or relating to one of our customers could prevent us from collecting pre-bankruptcy debts from that customer or their property, unless we receive an order permitting us to do so from the bankruptcy court. A customer bankruptcy could delay our efforts to collect past due balances under the subject leases or loans, and could ultimately prevent full collection of these sums. If a lease were assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full; however, if a lease were rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. Additionally, we may not be able to terminate the subject lease and seek new tenants. We may recover substantially less than the full value of any unsecured claims, if anything, which would harm our financial condition.

        Decreased credit quality and customer bankruptcies will expose us to the following risks:

  •
  the loss of lease or loan payments;

  •
  reduced revenues and cash flow;

  •
  a reduction in the value of our common stock;

  •
  an increase in the costs incurred to maintain the property; and

  •
  a decrease in dividends we pay to you.

        We are subject to the risks of commercial real estate ownership that could reduce the value of our properties.

        Our core business is the ownership of real estate that is leased to retail, distribution and service companies on a triple-net basis; accordingly, our performance is subject to risks incident to the ownership of commercial real estate, including:

  •
  changes in the general economic and business climate;

  •
  illiquid nature of real estate compared to most other financial assets;

  •
  environmental risks related to the presence of hazardous or toxic substances or materials on our properties;

  •
  changes in consumer trends and preferences that affect the demand for products and services offered by our customers;

  •
  changes in local real estate conditions, including the availability and demand for single tenant retail space;

  •
  changes in interest rates and the availability of financing;

  •
  real estate valuations are subjective and may change over time; and

  •
  changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

        Any of these risks could cause the value of our real estate to decline.

        We may incur unanticipated costs to finish build-to-suit properties, which could reduce the amounts we have available to pay dividends to you.

        We may acquire undeveloped or partially-developed land parcels for the purpose of owning to-be-built facilities for a prospective tenant. For to-be-built facilities, we expect that completion risk, cost overruns and on-time delivery will generally be the obligations of our prospective tenant. To the extent that the tenant or the third party developer experiences financial difficulty or other complications during the construction process we may experience significant delay in receiving revenue from our investment and may be required to incur project costs to complete all or part of the project within a specified time frame. In the event of an excessive delay, we may lose the tenant that was expected to occupy the property. The incurrence of these costs or the non-occupancy by the tenant may reduce our return.

        Insurance on our real estate collateral may not adequately cover all losses which could reduce stockholder returns if a material uninsured loss occurs.

        Our customers are required to maintain insurance coverage for the properties they operate. There are various types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war that may be uninsurable or not economically insurable. Should an uninsured loss occur, we could lose our capital investment and/or anticipated profits and cash flow from one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. In that case, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. If this happens, it could reduce the amounts we have available to pay dividends to you.

        The costs of compliance with or liabilities under environmental laws may harm our operating results.

        The properties we acquire may be subject to known and unknown environmental liabilities. This risk is further increased because as of August 31, 2004, approximately 8.4% of our total assets were invested in interstate travel plazas that sell petroleum products. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

  •
  our knowledge of the contamination;

  •
  the timing of the contamination;

  •
  the cause of the contamination; or

  •
  the party responsible for the contamination of the property.

        There may be environmental problems associated with our properties of which we are unaware. We generally get or update Phase I environmental surveys on the properties we finance or acquire. The environmental surveys may not reveal all environmental conditions affecting a property; therefore, there could be undiscovered environmental liabilities on the properties we own. Some of our properties use, or may have used in the past, underground tanks for the storage of petroleum-based products or waste products that could create a potential for release of hazardous substances. Some properties may contain asbestos-containing materials. If environmental contamination exists on our properties, we could be subject to strict, joint and/or several liability for the contamination by virtue of our ownership interest.

        The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant's activities on the property, we could be subject to strict liability by virtue of our ownership interest, and we cannot be sure that our tenants will, or will be able to, satisfy their indemnification obligations under our lease, if any. The discovery of environmental liabilities attached to our properties could adversely affect a customer's ability to make payments to us or otherwise affect our results of operations and financial condition and our ability to pay dividends to you.

        Our environmental liability may include property damage, personal injury, investigation and clean-up costs. These costs could be substantial. We generally only obtain environmental insurance on properties we own at which petroleum products are sold. Although we may obtain insurance for environmental liability for these types of properties, our insurance may be insufficient to address any particular environmental situation and we may be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future. If our environmental liability insurance is inadequate, we may become subject to material losses for environmental liabilities. Our ability to receive the benefits of any environmental liability insurance policy will depend on the financial ability of our insurance company and the position it takes with respect to our insurance policies. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations would be materially and adversely affected.

        Most of the environmental risks discussed above refer to properties that we own or may acquire in the future; however, each of the risks identified also applies to the owners (and potentially, the lessees) of the properties that secure each of our loans and any loans we may acquire or make in the future. Therefore, the existence of environmental conditions could diminish the value of each of the loans and the abilities of the borrowers to repay the loans, as well as adversely affect our results of operations and financial condition and our ability to pay dividends to you.

        Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediation of the problem.

        When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing along with awareness that exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected properties. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise. If we ever become subject to significant mold-related liabilities, our business, financial condition, liquidity, results of operations and ability to pay dividends could be materially and adversely affected.

        Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that adversely impact our ability to pay dividends to you.

        All of our properties are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that the buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While our tenants are obligated by law to comply with the ADA provisions, and typically under our leases and financing agreements are obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to pay dividends to you.

        In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have an adverse effect on our ability to pay dividends to you. Additionally, failure to comply with any of these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. While we intend to only acquire properties that we believe are currently in substantial compliance with all regulatory requirements, these requirements could be changed or new requirements could be imposed which would require significant unanticipated expenditures by us and could have an adverse affect on our cash flow and dividends paid.

        Our use of debt to finance acquisitions could restrict our operations, inhibit our ability to grow our business and our revenues, and adversely affect our cash flow.

        Some of our property acquisitions were made, and may be made in the future, by borrowing a portion of the purchase price of our properties and securing the loan with a mortgage on the property. In addition, we intend to obtain debt financing by placing secured mortgage loans on properties that we initially acquire for cash. We may acquire properties for the purpose of securitization or use similar structured finance alternatives. If we are unable to make our debt payments as required, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment, which in turn could cause the value of our shares and distributions to our stockholders to be reduced. We have a target maximum overall leverage ratio not to exceed 65%, but there is no limitation on the amount we can borrow on a single property or the aggregate amount of our borrowings and we can change this policy at any time without stockholder approval.

        We may not be able to obtain debt financing at favorable rates. In addition, if interest rates increase, any variable rate borrowings we have would result in our expenses increasing. Many of our borrowings may be interest-only borrowings that require the payment of the principal amount in a balloon payment at maturity. We may not have sufficient funds available to make all of our balloon payments at maturity, which would require us to refinance that debt at maturity. If we have to re-finance our debt as it matures in a rising interest rate environment, our expenses will increase. An increase in our expenses would reduce the funds we have available to pay dividends to you.

        To the extent the agreements governing our borrowings contain financial and other covenants that we are required to comply with, our operating flexibility may be limited. We have established a credit facility with Bank of America for a potential maximum amount of $350.0 million, which will be secured by mortgages on our properties pledged as collateral under the facility. Borrowings under the facility are subject to various covenants, including a maximum leverage ratio, minimum liquidity amount, minimum tangible net worth, and other financial ratio calculations. These covenants, as well as any additional covenants we may be subject to in the future on additional borrowings, could cause us to have to forego investment opportunities, or may cause us to have to finance investments in a less efficient manner than if we were not subject to the covenants. In addition, the agreements governing our borrowing may have cross default provisions, such that a default on one of our borrowings would lead to a default on all of our borrowings.

        These risks of using debt to finance acquisitions are further increased for us because we intend to mortgage a substantial portion of the properties we acquire and use the proceeds to acquire additional properties, consistent with our overall leveraging strategy.

        Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

        We intend to attempt to mitigate our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk; however these arrangements may not be effective in reducing our exposure to interest rate changes. In addition, the counterparties to our hedging arrangements may not honor their obligations. Failure to hedge effectively against interest rate changes relating to our adjustable-rate mortgages and floating-rate debt may have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to you.

        Balloon payment obligations may adversely affect our financial condition.

        Some of our financings may require us to make a lump-sum or "balloon" payment at maturity. Our ability to make any balloon payment is uncertain and may depend on our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment, if at all. If the balloon payment were refinanced at a higher rate, it would reduce or eliminate any income from the property. If we fail to sell the property, we may default on our loan, which may trigger cross defaults in our other then outstanding indebtedness.

        If we participate in joint ventures, it could increase our risk.

        We may participate in joint ventures and purchase properties jointly with other entities, some of which may be unaffiliated with us. There are additional risks involved in these types of transactions. These risks include the loss of total operational control, the potential of our joint venture partner becoming bankrupt and the possibility of diverging or inconsistent economic or business interests of our partner and us. These diverging interests could result in exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition of rights of each owner in a jointly-owned property could reduce the value of each portion of the divided property. In addition, the fiduciary obligation that we may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.

        Construction loans are riskier than loans on developed properties because the underlying property may not generate income and could encounter problems associated with construction.

        We may make loans to finance the development of new properties. These loans are generally made to fund the construction of one or more buildings on real property. These loans are riskier than loans secured by income producing properties because of increased risks during construction, and the fact that the property does not generate income until construction is completed, which reduces the funds the borrower has available to make payments on the loan. We may also be required to expend funds to complete construction of the property if the borrower defaults and does not complete construction.

        We may make loans that are not secured by any assets, which could lead to losses if borrowers default on those loans.

        In connection with a real estate financing, we may make general business loans that are not secured by real estate or any other assets. In these cases, we will not have a security interest in a specific asset, but will rely instead on a promise to pay from the borrower. If the borrower does not keep its promise to pay and defaults, we will not have the benefit of a lien on any specific asset on which to foreclose to collect the loan. If we do not have any collateral to repossess through foreclosure and sell, we may lose our entire investment on that loan.

        The collateral securing our real estate loans may not be sufficient to protect our investments in the event of a foreclosure, and a foreclosure on real estate loans could delay or reduce payments to us, which could reduce the amounts we have available to pay dividends to you.

        Foreclosure and other similar proceedings used to enforce payment of real estate loans are generally subject to principles of equity, which are designed to relieve the indebted party from the legal effect of that party's default. Foreclosure and other similar laws may limit our right to obtain a deficiency judgment against the defaulting party after a foreclosure or sale. To the extent we make loans secured by real estate, the application of any of these principles may lead to a loss or delay in the payment on loans we hold, which in turn could reduce the amounts we have available to pay dividends to you. Further, in the event we have to foreclose on a property, the amount we receive from the foreclosure sale of the property may be inadequate to fully pay the amounts owed to us by the borrower and our costs incurred to foreclose, repossess and sell the property which could adversely impact our results of operations and our ability to pay dividends to you.

        If we securitize loans, our financial performance could be adversely affected by residual interests we retain in the securitization transactions.

        We may securitize loans and may retain subordinated interests in loans we securitize. These interests are in a "first loss" position relative to the more senior securities sold to third parties, and accordingly carry a greater risk as it relates to the nonpayment of the loans. The value of the subordinated interests will be marked to market each calendar quarter with material changes in value impacting our financial statements. These changes could, in the future, cause us to recognize changes that would result in a material reduction in the value of the subordinated interests and on our net income, stockholders' equity and total assets. In addition, some of these subordinated securities could be adversely impacted by prepayments of the underlying loans; therefore, if market conditions increase the level of prepayments, our results of operations may be adversely impacted.

Risks Related to this Offering and Ownership of Our Common Stock

        There currently is no liquid trading market for our common stock, a liquid trading market may not develop and the price and trading volume of our common stock may be volatile following the date of this prospectus.

        No liquid public market currently exists for our common stock. Although we intend to apply to have our common stock listed for trading on the NYSE, an active trading market may not develop. Even if an active trading market for our common stock develops, the price of our common stock may be highly volatile and may be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of shares of our common stock include:

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  actual or anticipated variations in our quarterly operating results or dividends;

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  changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

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  increases in market interest rates that lead purchasers of our shares to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of key management personnel;

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  actions by institutional stockholders;

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  speculation in the press or investment community;

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  changes in regulatory policies or tax guidelines with respect to REITs;

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  loss of a major funding source; and

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  general market and economic conditions.

        We have broad discretion over the use of proceeds from this offering and may use the proceeds in ways with which you disagree.

        We estimate the net proceeds of this offering to be approximately $      million after deducting the underwriters' discount and paying estimated offering expenses. We intend to use these proceeds to repay amounts that are outstanding under our secured credit facility, to acquire real estate and for other corporate purposes. We will have broad discretion to spend the remaining net proceeds from this offering in ways with which our stockholders may not agree. Our failure to apply these funds effectively could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity and results of operations, and could cause the value of our common stock to decline.

        If you purchase shares of our common stock in this offering, you will experience immediate and significant dilution.

        We expect the offering price of our common stock to be higher than the book value per share of our outstanding common stock. Accordingly, if you purchase common stock in this offering, you will experience immediate and significant dilution in book value of approximately $            per share. This means that investors who purchase shares:

  •
  will likely pay a price per share that exceeds the book value of our assets after subtracting our liabilities; and

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  will have contributed, in the aggregate, approximately            % of our funding since inception, but will own only            % of our equity interests at the completion of this offering.

        Moreover, to the extent that we issue options or warrants to purchase our common stock in the future and those option or warrants are exercised, you may experience further dilution.

        We have not established a minimum distribution level and we may not have the ability to pay distributions in the future.

        We intend to pay quarterly distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to adjustments, is distributed. We paid our first distribution on August 20, 2004 and expect that our board of directors will declare a distribution for the quarter ended September 30, 2004 on October 29, 2004. However, we have not established a minimum distribution payment level, other than the distribution level necessary to maintain our REIT status, and our ability to pay distributions in the future may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We cannot predict our ability to pay distributions in the future.

        Future sales of shares of our common stock, including sales of our common stock by our senior management, may depress the price of our shares.

        As of August 31, 2004, there were 37,404,862 shares of our common stock outstanding and 337,595,138 shares remained available for issuance under our charter. We have also reserved 2,100,000 shares of common stock for issuance to our officers, non-employee directors, employees and consultants under our 2003 Stock Option and Incentive Plan, or stock option plan, of which options to purchase 1,290,000 shares and 152,250 restricted shares have been granted and remain outstanding under the stock option plan. Our senior management's ability to resell their shares of our common stock or actual sales by our senior management in the future could create the impression that the interests of our senior management are not aligned with our stockholders. In addition, if members of our senior management sell their shares, they may have less incentive to remain employed by us which could lead to discontinuity in our management team. An impression that our senior management's interests are not aligned with those of our stockholders or any discontinuity in our management team could adversely affect our operations and the price of our common stock. Further, future sales of substantial amounts of our common stock, or the perception that sales could occur, could also have a material adverse effect on the price of our common stock.

        We filed with the SEC a registration statement under the Securities Act that will cover the resale of all of the common stock held by our stockholders that are not included in this offering, and will use our best efforts to cause this resale registration statement to be declared effective as promptly as practicable. The holders of the common stock covered by the resale registration statement will be restricted from, without the prior written consent of both BAS and Citigroup, directly or indirectly offering, selling, contracting to sell or otherwise disposing of their common stock covered by the resale registration statement for 60 days following the date of this prospectus. In the case of all of these shares, the 60 day lock-up agreement will automatically terminate prior to the end of the 60 day period on the later to occur of (1) exercise in full of the underwriters' over-allotment option, or (2) the fifth consecutive day on which the closing price of our common stock on the New York Stock Exchange equals at least 120% of the public offering price of our common stock, or $                             . After this lock-up period expires, these shares will be freely tradable without restriction by non-affiliates and under various restrictions contained in Rule 144 for affiliates. If any or all of these holders sell their shares of common stock in the public market, the sale could reduce the trading price of our common stock and could impede our ability to raise capital in the future.

        Our board of directors may authorize the issuance of additional shares of stock that may cause dilution.

        Our charter authorizes the issuance of up to 500,000,000 shares of stock and further authorizes our board of directors, without your approval, to:

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  amend our charter to increase or decrease the aggregate number of shares of stock, or the number of shares of stock of any class or series, that we have the authority to issue;

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  authorize the issuance of additional shares of common or preferred stock in connection with future equity offerings, acquisitions of properties or other assets of companies; and

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  classify or reclassify any unissued preferred stock and to set the preferences, rights and other terms of the classified or reclassified stock, including the issuance of preferred shares of stock that have preference rights over our common stock with respect to dividends, liquidation, voting and other matters or shares of our common stock that have preference rights with respect to voting.

        The issuance of additional stock could be substantially dilutive to your shares.

        Restrictions on ownership of a controlling percentage of our stock might limit your opportunity to receive a premium on our stock.

        For the purpose of preserving our REIT qualification, our charter prohibits direct or constructive ownership by any person of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or any class or series of our outstanding preferred stock or other stock. The constructive ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of a class of outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the class of outstanding stock, and subject the individual or entity to the ownership limit in our charter. Any attempt to own or transfer shares of our common stock or preferred stock in excess of the ownership limit without the consent of our board of directors will be void and may result in the shares being transferred by operation of law to a charitable trust. These ownership restrictions might inhibit market activity and opportunities for you to receive a premium for your shares if any person were to attempt to assemble a block of shares of our stock, which although in violation of these ownership restrictions, might be in your best interest.

        Future offerings of debt, preferred securities or other equity, which could be senior to our common stock in liquidation or for the purposes of dividend distributions, may harm the value of our common stock.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. If we were to liquidate, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets before the holders of our common stock. We could also issue securities of our subsidiaries in connection with the acquisition of properties, which securities would effectively rank senior to our common stock as to any assets held by that subsidiary. Additional equity offerings by us may dilute your interest in our company or reduce the value of your shares, or both. Our preferred stock, if issued, could have a preference on dividend payments that could limit our ability to make a dividend distribution to you. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, you will bear the risk of our future offerings reducing the value of your shares and diluting your interest in us.

        An investment in our common stock may not be suitable for pension or profit sharing trusts, Keoghs or IRAs.

        If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other retirement plan, IRA or benefit plan in our shares, you should consider:

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  whether your investment is consistent with the applicable provisions of ERISA or the Internal Revenue Code;

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  whether your investment will produce unrelated business taxable income, referred to as UBTI, to the benefit plan; and

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  your need to value the assets of the benefit plan annually.

        If our assets were considered to be plan assets, our assets would be subject to ERISA and/or Section 4975 of the Internal Revenue Code, and some of the transactions we may enter into with our affiliates could be considered "prohibited transactions" which could cause us to be subject to liabilities and excise taxes. In addition, we could be deemed to be a fiduciary under ERISA and subject to other conditions, restrictions and prohibitions under Part 4 of Title I of ERISA. A prohibited transaction could occur if we are a fiduciary (within the meaning of ERISA) with respect to a purchase by a benefit plan, and, therefore, unless an administrative or statutory exemption applies in the event we are a fiduciary with respect to your purchase, shares should not be purchased.

        An increase in market interest rates may have an adverse effect on the price of our common stock.

        One of the factors that investors may consider in deciding whether to buy or sell our common stock is our dividend rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend yield on our common stock or seek securities paying higher dividends or interest. The price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our properties, interest earned on our mortgage loans and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions are likely to affect the price of our common stock, and such effects could be significant. For instance, if interest rates rise without an increase in our dividend rate, the price of our common stock could decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise.

Risks Related to Our Organization and Structure

        Our organizational documents and Maryland law contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the price of our common stock may be lower as a result.

        Our organizational documents contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

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  There are ownership limits and restrictions on transferability in our charter.  In order to qualify as a REIT, not more than 50% of the value of our outstanding shares of stock (in some cases, after taking into account options to acquire shares of stock) may be owned, beneficially or constructively, by five or fewer individuals and our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.8%, in value or voting power, whichever is more restrictive, of our outstanding shares of stock or owning more than 9.8%, in value or number, whichever is more restrictive, of our outstanding shares of common stock. This restriction may:

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    discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares of stock or otherwise be in the best interests of our stockholders; or

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    compel the transfer of shares of stock held by a stockholder who had acquired more than 9.8% of our shares of stock held by a trust and, as a result, to forfeit the benefits of owning the shares over 9.8%.

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  Our charter permits our board of directors to issue preferred stock with terms that may discourage a third party from acquiring us.  Our charter permits our board of directors to issue up to 125,000,000 shares of preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our common stock might receive a premium for their shares over the then-prevailing market price of our common stock.

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  Our charter and bylaws contain other possible anti-takeover provisions.  Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. These provisions include advance notice requirements for stockholder proposals. Although we do not have a "poison pill" or similar rights at this time, we have reserved the right to adopt those measures in the future as we deem necessary for stockholder protection.

        In addition, Maryland law provides protection for Maryland corporations against unsolicited takeovers by providing, among other things, that the duties of the directors in unsolicited takeover situations do not require them to:

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  accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation;

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  authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders' rights plan;

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  take any action under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act; or

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  respond because of the effect the response or lack of a response may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition.

        Under Maryland law, the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

        Our rights and the rights of our stockholders to take action against our directors and officers are limited.

        Maryland law provides that a director or officer has no liability in that capacity if the director performs the director's duties in good faith, in a manner the director reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter, in the case of directors and officers, requires us to indemnify our directors and officers for actions taken by them in those capacities to the fullest extent permitted by Maryland law.

        Our executive officers have agreements that provide them with benefits in the event their employment is terminated following a change of control of our company which could discourage a takeover that could be in your best interests.

        We have entered into employment agreements with the senior members of our management team, Morton H. Fleischer, Christopher H. Volk, Catherine Long, Jeffrey M. Fleischer and Gregg A. Seibert, that provide them with severance benefits if their employment ends under specified circumstances following a change in control of our company. These benefits could increase the cost to a potential acquirer of our company and thereby prevent or discourage a change of control of our company that might involve a premium price for your shares of our common stock or could otherwise be viewed as in your best interest.

Risks Related to Our REIT Status

        Failure to qualify as a REIT would adversely affect our operations and ability to make distributions.

        If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year we lost our REIT status. Failing to obtain, or losing our REIT status, would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability, and we would no longer be required to make distributions. We might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

        Qualification as a REIT is subject to the satisfaction of tax requirements and various factual matters and circumstances which are not entirely within our control and which will be evaluated in light of our future operations. New legislation, regulations, administrative interpretations or court decisions could change the tax laws with respect to qualification as a REIT or the federal income tax consequences of being a REIT. In addition, future tax laws related to other entities could reduce our tax-advantaged status relative to those entities, which could cause a reduction in the market price of our shares. Further, our future operations may, contrary to expectation, prohibit us from satisfying one or more conditions to qualifying as a REIT.

        Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

        In order to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning our sources of income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely with the goal of maximizing profits.

        In addition, the REIT provisions of the Internal Revenue Code impose a 100% tax on income from "prohibited transactions." Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale to customers in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell properties at otherwise opportune times if we believe those sales could result in us being treated as engaging in a prohibited transaction.

        Complying with REIT requirements may force us to borrow funds or sell properties on disadvantageous terms in order to make distributions to our stockholders and those distributions may represent a return of capital to investors.

        As a REIT, we must distribute 90% of our REIT taxable income to our stockholders each year. REIT taxable income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which specified distributions we pay, or are deemed to pay, with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years. From time to time, we may generate taxable income greater than our net income for financial reporting purposes from amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we may be unable to distribute 90% of our taxable income as required by the REIT rules or an amount sufficient to avoid federal income tax and the nondeductible excise tax. Thus, we could be required to borrow funds, sell a portion of our properties at disadvantageous times or prices or find another alternative source of funds. These distributions could also represent a return of capital to investors. These alternatives could increase our costs or reduce our equity and reduce amounts we have available to invest.

        The IRS may treat sale-leaseback transactions as loans, which could jeopardize our REIT status.

        The Internal Revenue Service may take the position that specific sale-leaseback transactions we will treat as true leases are not true leases for federal income tax purposes but are, instead, financing arrangements or loans. If a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT asset tests, the income tests or distribution requirements and consequently lose our REIT status effective with the year of re-characterization. The primary risk relates to our loss of previously incurred depreciation expenses, which could affect the calculation of our REIT taxable income, which could cause us to fail the REIT distribution test that requires a REIT to distribute at least 90% of our REIT taxable income.

        Recent changes in taxation of corporate dividends may adversely affect the value of our common stock.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was enacted into law on May 28, 2003, generally reduces to 15% the maximum marginal rate of tax payable by non-corporate United States taxpayers on dividends received from a regular taxable corporation, known as a "C Corporation." This reduced tax rate, however, does not apply to dividends paid to non-corporate United States taxpayers by a REIT on its stock, except for limited amounts. Although the earnings of a REIT that are distributed to its stockholders still generally will be subject to less federal income taxation than earnings of a non-REIT C Corporation that are distributed to its stockholders net of corporate level income tax, this legislation could cause non-corporate United States investors to view the stock of regular C Corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from non-REIT C Corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual's other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common stock in particular, either in terms of price or relative to other investments.

Risks Related to Conflicts of Interests

        We may be affected by conflicts of interest that arise out of relationships with BAS and its affiliates.

        We have commercial relationships with BAS and its affiliates. Under an engagement letter with BAS, we have agreed to pay BAS an advisory fee with respect to any sale-leaseback transaction, financing or similar transaction with any party introduced to us by BAS. Under the engagement letter, if we choose to pursue a transaction with a party introduced to us by BAS, BAS will act as our strategic advisor on the transaction by providing financial advice and assistance to us in our consideration and analysis of the transaction and helping us structure and negotiate the financial terms of the transaction. If the transaction is completed, we will pay to BAS an advisory fee of 1% of the subject transaction amount. BAS is not contractually obligated to introduce any of its clients to us, and there can be no assurance that any referrals will be made to us by BAS or that any marketing opportunities will result from the arrangement, or that, if referrals or opportunities do arise under the arrangement with BAS, they will result in successful transactions. Bank of America Mortgage Capital Corporation, an affiliate of BAS, is the lead arranger of our secured credit facility and a lender under this facility. As of October 14, 2004, BAS or its affiliates owned approximately 4.4% of our outstanding common stock. BAS' holdings may increase from time to time as a result of market-making activities by BAS. Under a restriction in our charter, Bank of America Corporation and its affiliates, including BAS, may not vote the shares of our common stock they currently hold or shares they acquire in the future. We also maintain and intend to maintain in the future other commercial banking relationships with Bank of America, N.A. or its affiliates. These relationships could affect the ability of BAS to perform its duties in an objective manner.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus under the captions "Summary," "Risk Factors," "Distribution Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Spirit Finance Corporation" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negative of these terms or other similar terminology.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

  •
  changes in our industry, interest rates or general economic conditions;

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  completion of any of our acquisitions under contract or subject to a letter of intent;

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  general volatility of the capital markets and the market price of our common stock;

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  changes in our business strategy or development plans;

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  availability, terms and effective development of capital;

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  availability of suitable properties to acquire and our ability to rent those properties at favorable rates;

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  availability of qualified personnel and our ability to retain our key management personnel;

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  changes in, or the failure or inability to comply with, government regulation;

  •
  the degree and nature of our competition; and

  •
  other factors referenced in this prospectus, including those set forth under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Spirit Finance Corporation."

        These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus to reflect any change in our expectations with regard to the statements or any change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $        million, based upon an assumed price per share of $    and after deducting the underwriters' discount and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, our net proceeds will be approximately $        million. We intend to use the net proceeds of this offering to repay amounts that are outstanding under our secured credit facility, to acquire real estate and for other corporate purposes. As of September 30, 2004, approximately $23.2 million was outstanding under our secured credit facility. The interest rate on outstanding borrowings under the credit facility was 3.59% as of September 30, 2004. The facility matures on September 15, 2005, unless the facility is extended by the lender. Proceeds from the credit facility were used to fund our real estate acquisitions and for general corporate purposes. Because we have not identified all of the real estate in which we will invest, we do not know the number of investments we will make with the proceeds of this offering.

        We may need a significant amount of time to fully invest the net proceeds of this offering in our intended real estate investments and to fully implement our leveraging strategy to increase the investments in real estate assets to our desired level. Pending full investment of the proceeds, funds will be invested primarily in money market funds of a major financial institution consisting of highly-rated money market instruments and other short term instruments that are consistent with REIT requirements. We will not leverage our temporary investments in these securities. These investments are expected to provide a substantially lower net return than we hope to achieve from our intended long-term business strategy.

DISTRIBUTION POLICY

        On                             , 2004, our board of directors declared a dividend of $                             per share of common stock, payable on                             , 2004, with respect to the quarter ended September 30, 2004, to stockholders of record on                             , 2004. This distribution for the quarter ended September 30, 2004, on an annualized basis, would represent a distribution yield of                             % based on an assumed offering price of $                             per share. This distribution may represent a partial return of capital. This distribution for the quarter ending September 30, 2004, will not be paid on shares of common stock purchased in this offering.

        We also paid our first distribution since inception of $.06 per share on August 20, 2004. We intend to continue to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our REIT taxable income so as to avoid paying corporate level income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

  •
  90% of our REIT taxable income determined before the deduction for dividends paid and excluding any net capital gain, plus

  •
  90% of the excess of our net income from foreclosure property over the tax imposed on that income by the Internal Revenue Code, less

  •
  Any excess non-cash income as determined under the Internal Revenue Code. See "Material United States Federal Income Tax Considerations."

        The distributions will be authorized by our board of directors and declared by us based on a number of factors, including:

  •
  the timing of investments;

  •
  our results of operations;

  •
  the timing of rents we receive from our tenants;

  •
  the ability of our tenants to meet their other obligations under leases we make;

  •
  the timing of loan payments we receive from our borrowers;

  •
  our obligation to pay debt service on our borrowings;

  •
  our taxable income;

  •
  the annual distribution requirement under the REIT provisions of the Internal Revenue Code;

  •
  restrictions under Maryland law;

  •
  our operating expenses; and

  •
  other factors that our board of directors deems relevant.

        We may retain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries, to the extent allowable under the REIT provisions of the Internal Revenue Code. Our ability to pay distributions to our stockholders will depend primarily on our receipt of payments from our leases and loans with respect to our real estate investments.

        Distributions to stockholders will generally be taxable to you as ordinary income, although a portion of those distributions may be designated by us as long-term capital gain or may constitute a return of capital. We will furnish annually to you a statement setting forth distributions paid during the preceding year and their characterization for United States federal income tax purposes. For a discussion of the United States federal income tax treatment of our distributions, see "Material United States Federal Income Tax Considerations — Taxation of the Company" and "— Taxation of Holders of Our Common Stock."

        In the future, our board of directors may elect to cause us to adopt a dividend reinvestment plan that would allow our stockholders to apply their distribution payments to the purchase of additional shares of our common stock. Our charter allows our board of directors to classify and issue preferred stock that could have a preference on distributions. We have no current intention to issue any preferred stock, but if we do, the distribution preference on the preferred stock could limit our ability to make a distribution to the holders of our common stock.

        If we are unable to successfully execute our business plan, we may not have cash available to pay distributions at historical levels or at all. See the section entitled "Risk Factors" for a description of some of the risks that could affect our ability to pay distributions.

CAPITALIZATION

        The following table sets forth:

  •
  our historical capitalization as of June 30, 2004; and

  •
  our capitalization as adjusted to give effect to the sale of common stock in this offering at an assumed price of $          per share, not including shares subject to the underwriters' over-allotment option and net of the underwriting discount and estimated expenses payable by us in connection with this offering, and application of the net proceeds as described in "Use of Proceeds."

        This table should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial information and related notes included in this prospectus.

	Historical As of June 30, 2004	As Adjusted for this Offering
Debt(1):
Mortgage Notes Payable	$107,818,771
Stockholders' Equity:
Preferred stock, $.01 par value per share, 125,000,000 shares authorized, no shares issued or outstanding	—
Common stock, $.01 par value per share, 375,000,000 shares authorized, 37,404,862 shares issued and outstanding	374,049
Capital in excess of par value	334,897,941
Cumulative net income	935,503
Unearned restricted stock compensation	(1,056,824)
Accumulated other comprehensive loss	(528)

Total stockholders' equity	335,150,141

Total Capitalization	$442,968,912

(1)
As of June 30, 2004, our secured credit facility was not in place. As of September 30, 2004, our outstanding borrowings under the facility were approximately $23.2 million. We intend to use a portion of the proceeds of this offering to pay down the facility.

DILUTION

Dilution After This Offering

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial offering price per share you paid for our common stock and our tangible book value after the offering. After giving effect to the issuance and sale of            shares of common stock in this offering at an assumed initial public offering price of $        per share after deducting estimated underwriters' discount, our pro forma net tangible book value as of June 30, 2004 would have been $         million, or $        per share of common stock. This represents an immediate increase in pro forma net tangible book value of $        per share to existing stockholders as of June 30, 2004 and an immediate dilution of $        per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Net tangible book value per share at June 30, 2004(1)	$
Increase in net tangible book value per share to existing stockholders attributable to this offering(2)

Pro forma net tangible book value per share after this offering(3)

Dilution in pro forma net tangible book value per share to new investors(4)		$

(1)
Net tangible book value per share represents the amount of our total assets less our deferred costs and total liabilities, divided by 37,404,862, the number of shares of our common stock outstanding at June 30, 2004.

(2)
After deducting underwriting discounts, commissions and other expenses of this offering.

(3)
Based on pro forma net tangible book value attributable to common stockholders of approximately $                        divided by the sum of                        shares of our common stock to be outstanding and the issuance of                        shares of our common stock to be issued upon the exercise of outstanding stock options.

(4)
Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to this offering from the initial public offering price paid by a new investor for a share of common stock.

Differences Between New and Existing Stockholders in Number of Shares and Amount Paid

        The table below summarizes, as of June 30, 2004, on the pro forma basis discussed above, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering.

			Cash/Tangible Book Value(2)
	Shares Issued(1)
					Cash/Tangible Book Value Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors in the offering				(3)
Total		100.0%		$100.0%

(1)
Does not include 1,290,000 shares of common stock that would be outstanding upon the exercise of unvested options.

(2)
Based on the June 30, 2004 net tangible book value of our assets (consisting of total assets less accrued rental income, intangible assets and deferred costs, net of liabilities to be assumed, excluding acquired lease obligations).

(3)
Represents the proceeds from this offering before deducting underwriting discounts, commissions and other expenses of this offering.

SELECTED FINANCIAL INFORMATION

        The following table presents selected consolidated financial and operating data for our company for the six months ended June 30, 2004 and for the period from inception (August 14, 2003) to December 31, 2003. You should read the following selected financial data in conjunction with our consolidated financial statements and the related notes, as well as with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

	Six Months Ended June 30, 2004	For the Period from Inception (August 14, 2003) to December 31, 2003
	(unaudited)
Operations Data:
Revenues:
Rentals	$2,767,852	$95,576
Interest income on mortgage loans receivable	1,872,619	89,187
Other interest income	1,267,836	101,713

Total revenues	5,908,307	286,476

Expenses:
General and administrative	2,424,420	1,198,177
Other expenses	187,915	197,214
Depreciation	652,740	3,982
Related party interest expense	—	35,711
Interest	94,968	—
Stock-based compensation expense	454,604	9,549

Total expenses	3,814,647	1,444,633

Net income (loss)	$2,093,660	$(1,158,157)

Net income (loss) per common share:
Basic	$0.06	$(0.22)
Diluted	$0.06	$(0.22)
Weighted average outstanding common shares:
Basic	36,362,502	5,160,524
Diluted	36,504,111	5,160,524
Balance Sheet Data:
Real estate investments, at cost	$254,077,993	$37,531,405
Real estate investments, net of accumulated depreciation	253,440,126	37,531,405
Mortgage loans receivable	40,599,519	40,765,840
Cash and cash equivalents	123,647,935	199,088,674
Total assets	444,877,007	277,875,035
Stockholders' equity	335,150,141	276,902,375

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a self-managed and self-advised REIT formed as a Maryland corporation on August 14, 2003. We were formed to acquire single tenant, operationally essential real estate leased to retail, distribution and service-oriented companies on a long-term basis. In addition, we may selectively originate and acquire long-term mortgage loans or equipment loans that are integral to our strategy of providing a complete real estate financing solution to our customers. We may also make a limited amount of corporate loans to our customers. Our objective is to acquire or finance the real estate of companies that provide goods and services to consumers through retail, distribution and service locations throughout the United States, such as restaurants, interstate travel plazas, movie theaters, discount retailers, supermarkets, pharmacies, automotive parts stores and services facilities and other similar businesses.

        Management's discussion and analysis of financial condition, liquidity and capital resources and results of operations are more clearly understood when read in conjunction with our unaudited consolidated financial statements as of June 30, 2004 and our audited consolidated financial statements as of December 31, 2003 (for the period from inception, August 14, 2003, through December 31, 2003) included in this prospectus. Undue reliance should not be placed upon historical financial statements since they are not indicative of expected results of operations or financial conditions for a full year or any future periods.

Liquidity and Capital Resources

        On December 17, 2003, we completed a private offering (the "Offering") of 30,000,000 shares of our common stock at a price of $10 per share. Proceeds, net of underwriter's discount and Offering costs, totaled $277,540,431. On January 27, 2004, we issued an additional 6,000,000 shares of common stock and received $55,699,768 in proceeds, net of underwriter's discount and Offering costs, as a result of the exercise of the underwriter's over-allotment option. On June 10, 2004, Spirit Finance filed a registration statement on Form S-11 with the Securities and Exchange Commission to register for resale 37,404,862 shares of common stock.

        In December 2003, we acquired four interstate travel plaza facilities and mortgage loans on 67 restaurants and auto parts properties for an aggregate purchase price of $78,302,116. Through various transactions during the first six months of 2004, we acquired a total of nine electronics retailers and specialty retailer facilities, 85 restaurant properties, six movie theater properties and one education facility for an aggregate purchase price of $241,270,070. The real estate acquisitions were funded with cash and $107,828,722 of mortgage notes payable. Subsequent to June 30, 2004, we acquired seven additional properties for an aggregate purchase price of approximately $25,000,000; we acquired these properties with cash and $2,400,000 of mortgage notes payable. We have identified 16 restaurant properties, with a book value of $19,406,563 at June 30, 2004, that we intend to sell, as they do not meet our long-term, strategic investment objectives; these properties are classified in the Consolidated Balance Sheets as "Assets held for sale." As of August 10, 2004, our portfolio of real estate and mortgage loans, excluding assets held for sale, totals approximately $325 million and represents 163 properties located in 29 states throughout the United States.

        As of August 31, 2004, we made escrow deposits related to the purchase of additional properties with an aggregate purchase price of approximately $17,800,000. In addition, we had entered into purchase agreements, letters of intent and commitment letters related to the pending acquisition of approximately $265.5 million of real estate. The properties covered by these agreements generally consist of chain restaurants, dual branded restaurant and petroleum facilities, movie theaters and specialty retailers. These transactions are subject to customary closing conditions, negotiation of final documents and customary due diligence and may not ultimately be completed.

        In addition to the transactions described above, we have also identified for review as of August 31, 2004, potential investment opportunities of approximately $2.7 billion, for a total pipeline of potential acquisitions of approximately $3.0 billion. These additional potential investments under review represent individual transactions ranging from approximately $4.0 million to $300 million in size. We consider investments as under review when we have signed a confidentiality agreement, we have exchanged financial information and/or we or our advisors are in current and active negotiations. Investments under review are generally subject to significant change and after further due diligence, we may decide not to pursue some or all of these transactions. In order to complete a large portion of these investments under review, we will be required to obtain significant additional funding beyond our currently committed external sources of liquidity. We intend to fund future real estate investments with cash and temporary investments, borrowings on our credit facility and by raising funds through the issuance of debt and additional equity capital as described below.

        Pending further investment in real estate, we have invested the excess cash from the Offering proceeds primarily in money market funds of a major financial institution consisting of highly rated money market instruments and other short-term investments. Cash and temporary investment securities totaled $123,647,935 as of June 30, 2004.

        We plan to obtain debt financing secured by substantially all of our properties that we initially acquired for cash. In August 2004, we established a $250 million secured credit facility with Bank of America Mortgage Capital Corporation, an affiliate of Banc of America Securities LLC. The facility will allow us to borrow up to $250 million and to request that Bank of America approve, in its sole discretion, an additional $100 million. The facility is structured as a master loan repurchase arrangement and our borrowings under the facility will be secured by mortgages on specific properties we own or acquire in the future and pledge as collateral under the facility. We are subject to various operating covenants customary for borrowings of this type. The facility has an initial term of one year, with the ability to extend the facility for an additional year with the consent of Bank of America. This credit facility will be used to fund our real estate acquisitions as we increase the size and diversity of our pool of real estate to execute our long-term debt strategies.

        On a long-term basis, we intend to use a variety of financing methods to accomplish our goal of maintaining our borrowings at a targeted leverage ratio not to exceed 65% of our total assets. We define our leverage ratio as the ratio of our total debt to total assets. We intend to obtain additional unsecured and/or secured financing through various sources, including banks, institutional investors and other lenders. We may also obtain lines of credit, bridge loans and other debt arrangements or may incur debt in the form of publicly or privately placed debt instruments. We are currently in active discussions with several major financial institutions regarding credit lines, warehouse facilities and other structured financing alternatives to provide additional sources of financing for our real estate investments. In the short-term, we believe that our cash and cash equivalents on hand, cash provided by operating activities and funds available under our credit facility will be sufficient to meet our liquidity needs; however, we expect that we will require significant future equity capital in order to take advantage of the potential investment opportunities within our target customer market described above.

        We generate our revenue and cash flow primarily from the rental of our real estate property and from income on our portfolio of mortgage loans. We expect that a significant portion of our real estate investments will be in sale-leaseback transactions that are structured as operating leases under which rental revenue is recognized on a straight-line basis as earned. We generally offer leases that provide for payments of base rent with periodic increases. Under a sale-leaseback transaction, we acquire properties and lease the properties back to the seller or operator on a long-term basis, net of operating and maintenance costs, insurance premiums and property taxes. Since the tenant pays the property operating and maintenance costs, we do not anticipate requiring any funds for capital maintenance expenditures on the properties. Although we do not expect to make significant investments in mortgage loans, we may selectively acquire mortgage loans on favorable terms, as opportunities arise in the market. Our real estate loans generally have terms up to 20 years, require monthly payments of principal and interest and are secured by single tenant, operationally essential real estate. We may offer other financing products where we can improve our investment returns or competitiveness.

        Aside from depreciation expense on the buildings and improvements in our real estate portfolio, our operating costs include interest expense on our mortgage notes payable and the general and administrative costs of acquiring and managing our real estate investment portfolio, such as the compensation and benefit costs of our employees, professional fees such as legal and portfolio servicing costs and office expenses such as rent and other office operating costs.

        For the first six months of 2004, cash from operating activities totaled $3,428,631. On July 30, 2004, our board of directors declared a cash dividend of $0.06 per common share, paid on August 20, 2004, to shareholders of record as of August 10, 2004. We intend to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our REIT taxable income to avoid paying corporate level income tax and excise tax on our earnings. Cash for future dividends is expected to be generated from operations, although we may also borrow funds to make distributions. Our ability to pay dividends will depend on, among other things, our actual results of operations, which are dependent on our receipt of payments from our leases and loans with respect to our real estate investments.

        In December 2003, options to purchase 1,230,000 shares of our stock were granted to executive officers at an exercise price of $10 per share. During the first six months of 2004, options to purchase an additional 60,000 shares were granted to employees. In December 2003, 75,000 restricted shares were granted to executive officers and in 2004, an additional 77,250 restricted shares (net of 750 shares forfeited during the second quarter of 2004) were granted to non-employee directors, officers and employees. The restricted shares and stock options vest over a three- to five-year period.

        Our business plan involves significant future annual investment activity which can only partially be met with our current sources of liquidity and anticipated future cash flows. As a result, our ability to achieve continuous long-term investment activity will depend on our ability to obtain sustained equity investments from investors.

Off-Balance Sheet Arrangements and Contractual Obligations

        The following table outlines our off-balance sheet and contractual obligations as of June 30, 2004.

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Mortgage notes payable	$104,262,632	$196,550	$896,200	$72,029,031	$31,140,851
Operating lease obligations	1,575,421	47,655	433,029	467,088	627,649
Purchase obligations(a)	12,650,000	10,789,286	1,860,714	—	—

Total contractual cash obligations	$118,488,053	$11,033,491	$3,189,943	$72,496,119	$31,768,500

(a)
Excludes transactions in escrow and potential investment opportunities totaling $2.7 billion (described above) at August 31, 2004, as these transactions are not enforceable or legally binding, are generally subject to significant change and after further due diligence may not ultimately be completed.

Results of Operations

        We commenced operations on August 14, 2003; therefore, we do not have any comparative data to present.

        For the Three Months Ended June 30, 2004.    Net income for the second quarter of 2004 was $1,281,629 or $0.03 per share. Rental revenue totaled $1,790,064 for the quarter. Approximately 29% of the second quarter total revenue was generated by four interstate travel plaza facilities that were purchased by us in December 2003, and then leased back to the seller under a single master operating lease agreement. The three months ended June 30, 2004 did not include a full quarter's rental from real estate acquired during the quarter; accordingly, rental revenue generated from this lessee represents only 10% of total revenues expected in future quarters based on the portfolio of real estate we owned on August 10, 2004. The balance of the second quarter rental revenue relates to sale-leaseback transactions completed during the first and second quarter of 2004. The leases generally provide for base monthly rentals with scheduled rent increases over initial terms ranging from 15 to 20 years and provide for optional renewal periods.

        Interest income on mortgage loans receivable, totaling $936,178 in the second quarter of 2004, was generated by the 67 mortgage loans that were purchased by us in December 2003. These fixed-rate loans are collateralized by the underlying real estate comprised of restaurants and auto parts properties. These loans represent two borrowers, with approximately half of the mortgage interest income for the period generated by each borrower; interest income from each borrower represented approximately 14% of total revenue for the second quarter of 2004. Based on the real estate and loan portfolio we owned as of August 10, 2004, these borrowers represent less than 10% each of our total revenue expected in future quarters.

        Other interest income, totaling $628,787 in the second quarter, represented income generated on temporary investment securities pending investment in real estate.

        During the second quarter of 2004, general and administrative expenses included employee-related expenses totaling $635,249, professional fees and outsourced services totaling $417,382 and office and other expenses totaling $132,827. Noncash expenses include a provision for bad debts totaling $16,983, restricted stock amortization totaling $226,253, depreciation expense on real estate investments totaling $370,750 and other depreciation expense totaling $8,130. As of August 10, 2004 we had 19 employees. We have outsourcing arrangements for the servicing of our lease and loan portfolio, for legal services and for certain information technology, human resources and shareholder services. In February 2004, we entered into a seven-year lease agreement with an unrelated third party for our corporate offices at a monthly rental of approximately $19,000. The relocation to the new office occurred in July of 2004.

        Interest expense, relating principally to mortgage notes payable, totaled $94,894 for the quarter. The quarter ended June 30, 2004 did not include a full quarter's interest expense from real estate acquired late in the second quarter nor did it include interest on future borrowings, or the amortization of financing costs associated with the credit facility described above; accordingly, interest expense will increase in future quarters.

        During the second quarter, expenses incurred in connection with the June 2004 filing of a resale registration statement with the SEC totaled $170,932.

        For the Six Months Ended June 30, 2004.    Net income for the first six months of 2004 was $2,093,660, or $0.06 per share. Rental revenue totaled $2,767,852 for the same period. Approximately 32% of the total revenue for the six months ended June 30, 2004 was generated by four interstate travel plaza facilities under a single master operating lease agreement. The six months did not include a full period's rental from real estate acquired during the six months; accordingly, rental revenue generated from this lessee represents only 10% of total revenues expected in future periods based on the real estate portfolio we owned at August 10, 2004.

        Interest income on mortgage loans receivable totaled $1,872,619 for the first six months of 2004. These loans represent two borrowers, with approximately half of the interest income for the period generated by each borrower; each borrower represented approximately 16% of total revenue for the first six months of 2004. Based on the real estate and loan portfolio we owned as of August 10, 2004, these borrowers represent less than 10% each of our total revenue expected in future periods.

        Other interest income, totaling $1,267,836 in the first six months, represents income generated on temporary investment securities pending investment in real estate.

        During the first six months of 2004, general and administrative expenses included employee-related expenses totaling $1,309,213, professional fees and outsourced services totaling $799,665 and office and other expenses totaling $315,542. Noncash expenses included a provision for bad debts totaling $16,983, restricted stock amortization totaling $454,604, depreciation expense on real estate investments totaling $637,866 and other depreciation expense totaling $14,874.

        Interest expense for the first six months of 2004 totaled $94,968. Interest for the six months did not include a full period's interest expense from real estate acquired late in the second quarter of 2004 nor does it include interest on future borrowings, or the amortization of financing costs associated with the credit facility described above; accordingly, interest expense will increase in future periods.

        For the period from inception (August 14, 2003) to December 31, 2003.    Before the completion of our December 2003 private offering, our sole operations consisted of organization and start-up activities and, as a result, we reported a net loss for the period of $1,158,157. Rental revenue, totaling $95,576 in 2003, was generated by four interstate travel plaza facilities that were purchased by us on December 23, 2003, and then leased back to the seller under a single master operating lease agreement. The lease is a triple-net lease (which provides that the tenant is responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance); therefore, we are not responsible for any repairs or other capital expenditures related to the properties. The lease provides for scheduled rent increases over its initial term of 15 years and provides for renewal options.

        Interest income on mortgage loans receivable, totaling $89,187, was generated from the 67 mortgage loans that were purchased by us on December 23, 2003. These fixed-rate loans are collateralized by the underlying real estate of restaurants and auto parts properties. These loans represent two borrowers, with approximately half of the interest income for the period generated by each borrower.

        Other interest income, totaling $101,713 in 2003, represents income generated on temporary investment securities pending investment in real estate.

        During 2003, general and administrative expenses included employee-related expenses totaling $527,670, professional fees and outside services totaling $403,234 and office and other expenses totaling $276,822. General and administrative expenses include the costs incurred in 2003 during our organization and start-up. Employee-related expenses include $9,549 of non-cash compensation recognized during 2003 related to restricted stock. Other expense, totaling $197,214, relates to a servicing termination fee we paid in conjunction with the purchase of the mortgage loans receivable.

        Related party interest expense, primarily related to interest we paid to Spirit Finance Holdings for the funding of our organization and offering expenses prior to the closing of our December 2003 private offering, totaled $35,711.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to financial market risks, especially interest rate risk. Interest rates and other factors influence our performance more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates; however, we do not believe that our financial results have been, or will be adversely affected by inflation in a material way.

        Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and global economic and political conditions, and other factors which are beyond our control. Our operating results will depend heavily on the difference between the income earned on our assets and the interest expense incurred on our borrowings. Decreases in interest rates may lead to additional competition for the acquisition of real estate due to a reduction in desirable alternative income-producing investments. Increased competition for the acquisition of real estate may lead to a decrease in the yields on real estate we have targeted for acquisition. In such circumstances, if we are not able to offset the decrease in yields by obtaining lower interest costs on our borrowings, our results of operations will be adversely affected. Significant increases in interest rates may also have an adverse impact on our earnings if we are unable to acquire real estate with rental rates high enough to offset the increase in interest rates on our borrowings.

        While we have not experienced any credit losses, in the event of a significant rising interest rate environment and/or economic downturn, defaults may increase and result in credit losses which may adversely affect our liquidity and operating results. In a decreasing interest rate environment, borrowers are generally more likely to prepay their loans in order to obtain financing at lower interest rates; however, our investments in mortgage loans receivable are subject to significant prepayment protection in the form of yield maintenance provisions which provide us with substantial yield protection in a decreasing interest rate environment.

        The objective of our interest rate risk management policy is to match fund fixed-rate assets with fixed-rate liabilities and variable-rate assets with variable-rate liabilities. At June 30, 2004, our assets are primarily long-term fixed rate leases (though most have scheduled rental increases during the terms of the leases). Approximately $33 million of our debt at June 30, 2004 is long-term fixed-rate debt. Our variable rate debt is used to fund acquisitions on a short-term basis until our long-term fixed-rate debt strategies can be implemented. If the London Interbank Offered Rate, upon which $71 million of our debt is based, had been 1% higher than the rate in effect at June 30, 2004, our interest expense would increase from $3.1 million on an annual basis to approximately $3.8 million. A 1% decrease in the rate would decrease interest expense from $3.1 million to approximately $2.4 million on an annual basis.

        We also adopted an interest rate risk management policy to limit the effects of changes in interest rates on our operations. We intend to use interest rate derivative contracts, such as interest rate swaps and futures, to reduce our exposure, on specific transactions or on a portfolio basis, to changes in cash flows as a result of interest rate changes. We do not intend to enter into derivative contracts for speculative purposes. We generally intend to utilize derivative instruments to hedge interest rate risk on our liabilities and not use derivatives for other purposes, such as hedging asset-related risks. Hedging transactions, however, may generate income which is not qualified income for purposes of maintaining our REIT status.

        Even with hedging strategies in place, there can be no assurance that our results of operations will remain unaffected as a result of changes in interest rates. In addition, hedging transactions using derivative instruments involve additional risks such as counterparty credit risk and basis risk. Basis risk in a hedging contract occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. We address basis risk by matching, to a reasonable extent, the contract index to the index upon which the hedged asset or liability is based. Our interest rate risk management policy addresses counterparty credit risk (the risk of nonperformance by the counterparties) by requiring that we deal only with major financial institutions that have high credit ratings.

Significant Accounting Estimates and Critical Accounting Policies

        Our accounting policies are determined in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and assumptions that are subjective in nature, and as a result, our actual results could differ materially from our estimates. Estimates and assumptions include, among other things, subjective judgment with regard to the fair values and useful lives of our properties for depreciation and lease classification purposes, and judgment regarding the collectibility of receivables and asset impairment analysis. Listed below are the more critical accounting policies that require management judgment and estimates in the preparation of our consolidated financial statements.

        Revenue recognition.    We lease real estate under long-term net leases that are classified as operating leases. Throughout the lease term, the leases may include scheduled rent escalations as well as contingent rentals based on a percentage of the lessee's gross sales or based on increases in the Consumer Price Index. We recognize contingent rentals as revenue when the change in the factor on which the contingent lease payment is based actually occurs. For leases with fixed scheduled rent escalations, rental revenue from operating leases is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental revenue, calculated as the aggregate difference between the scheduled rents and rental revenue recognized on a straight-line basis, represents unbilled rent receivables that we will receive only if the tenant makes all rent payments required through the expiration of the initial term of the lease. In the event a lessee's monthly lease payments become more than 60 days past due, we will suspend revenue recognition on that lease until collectibility is reasonably assured.

        We recognize interest income on mortgage loans receivable using the effective-interest method applied on a loan-by-loan basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the terms of the related mortgage loans receivable using the effective-interest method. A loan is placed on non-accrual status when the loan has become 60 days past due, or earlier, if in our opinion, full recovery of the contractual collection of principal and interest becomes doubtful. While on non-accrual status, interest income is recognized only when received.

        Provision for losses.    We review the collectibility of receivables related to rents and accrued loan interest on a monthly basis, taking into consideration changes in factors such as the lessee's/borrower's payment history, the financial condition of the lessee/borrower, business conditions in the industry in which the lessee/borrower operates and economic conditions in the area in which the property is located. In the event that the collectibility of a receivable with respect to any lessee/borrower is in doubt, a provision for uncollectible accounts will be established or a direct write-off of the specific receivable will be made.

        Real estate investments.    Investments in real estate are recorded at cost, including acquisition and closing costs. In allocating the purchase price of our real estate investments between the tangible and intangible assets and liabilities acquired, we are required to make subjective assessments regarding their estimated fair values. We also make subjective assessments regarding the useful lives of our investments in real estate for purposes of determining the amount of depreciation to record on an annual basis. Depreciation is generally computed using the straight-line method over an estimated useful life of 40 years for buildings and building improvements and 20 years for land improvements.

        Impairment of real estate investments.    We make subjective assessments in our periodic review of our real estate investments for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In general, if the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The carrying value of our real estate is one of the largest components of our consolidated balance sheets. If events should occur that require us to reduce the carrying value of our real estate by recording provisions for impairment losses, it could have a material impact on our results of operations and our financial condition.

        Loan impairment.    We periodically evaluate our mortgage loans receivable for collectibility by analyzing the underlying property-level economics and trends, collateral value and quality and other relevant factors in determining the adequacy of our allowance for loan losses. A loan is determined to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs.

        Stock-based compensation.    We use the intrinsic-value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for our stock-based compensation. Accordingly, no compensation expense has been recorded with respect to the options granted. If we had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," there would have been no net effect on the results of operations for the second quarter or first six months of 2004. This fair value method requires that we make certain assumptions regarding (i) the risk free rate of return, (ii) the expected dividend yield and (iii) the expected life of the options.

        On March 31, 2004, the Financial Accounting Standards Board issued an Exposure Draft addressing issues related to stock-based compensation. The proposed standard requires most companies to use a fair value-based method of accounting for stock-based compensation beginning in the first quarter of 2005. Companies will be required to recognize compensation expense for all equity-classified awards granted, modified, or settled after the effective date of the Exposure Draft. We are continuing to evaluate the impact of the Exposure Draft on our financial statements.

SPIRIT FINANCE CORPORATION

Overview

        We were formed in August 2003 with the primary intention of providing attractive returns to our investors by investing in single tenant, operationally essential real estate leased on a long-term, triple-net basis to retail, distribution and service oriented companies. Single tenant, operationally essential real estate consists of properties that are free-standing real estate facilities that contain our customers' retail, distribution or service activities critical to the generation of their sales and profits.

        We intend to be one of the limited sources of capital that provides comprehensive, customized real estate financing solutions in significant dollar amounts (in excess of $25.0 million) to our customers. It is our intention to become the preferred landlord to established companies by offering financing secured by real estate at competitive rates with creative and flexible terms. We intend to meet the ongoing capital needs of the nation's larger users of single tenant, operationally essential real estate assets with our creative, flexible financing products.

        We target the real estate of established companies that provide goods and services to consumers through retail, distribution and service locations, such as restaurants, interstate travel plazas, discount retailers, supermarkets, pharmacies, automotive parts stores and services facilities and other similar businesses. The real estate is generally leased to our customers on a long-term, triple-net basis, such that all operating and maintenance costs, insurance premiums and property taxes are paid by the tenant. We also seek to provide a complete solution of financing products to our customers through the selective origination and/or acquisition of mortgage loans and to a limited extent, construction and equipment loans. In the future, we may also make a limited amount of corporate loans to our customers, subject to restrictions to permit us to qualify as a REIT.

        We use our senior management team's extensive real estate investment experience and rigorous underwriting processes that have been developed over the past 20 years to:

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  identify the real estate of prospective customers that are profitable, have superior management teams and operate in retail, distribution or service niches with strong underlying business fundamentals;

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  invest in real estate with:

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  strong unit-level economics, meaning profitable retail, distribution or service operations with the least likelihood of default;

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  desirable locations and improvements suitable for various tenants and uses; and

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  an acquisition or financing price generally at or below its replacement cost, with rents that are consistent with market rents for similar properties;

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  design flexible long-term, triple-net leases or loans that offer favorable and attractive terms to us and our customers; and

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  monitor the performance of our customers and their businesses on an ongoing basis.

        We capitalize on the extensive experience of our senior management in sourcing, underwriting, investing and financing real estate related assets. We believe that this experience combined with new operational efficiencies and alliances will make us competitive and enable us to provide our stockholders with attractive returns. Our stockholder returns are driven by portfolio rents and interest income, together with the employment of efficient leverage and organizational structures. We intend to achieve these attractive returns by investing in real estate related assets characterized by consistent and stable income that increases over time as rents increase, debt is repaid and assets appreciate.

Organizational Chart

        The following chart shows our company, our principal operating subsidiaries and our ownership after completion of this offering.

(1)
Messrs. Fleischer and Volk each hold a 50% voting interest in Spirit Finance Holdings.

(2)
Includes an aggregate of            % held by Messrs. Morton Fleischer and Volk directly and not through their control of Spirit Finance Holdings. Collectively, Messrs. Morton Fleischer and Volk own, directly and indirectly,            % of our common stock.

(3)
Spirit Management Company is our wholly owned taxable REIT subsidiary formed to give us the flexibility to engage in activities not suitable for a REIT.

(4)
Spirit Finance Acquisitions is our wholly owned subsidiary formed for the purpose of acquiring and holding real estate and mortgage loans.

Competitive Advantages

        We believe that we have the following competitive advantages:

  •
  Experienced Management:  Our management team has an extensive track record in the origination and management of single tenant real estate assets, having invested approximately $6.0 billion in those asset types since 1980. In addition, our management has developed an expertise and the ability to specifically tailor real estate investments to respond to client needs.

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  Flexibility:  Owners of single tenant, operationally essential real estate require flexibility that permits them to efficiently operate their businesses over a long period of time. We offer our customers lease terms that provide operating flexibility and the potential for lease modifications. This operating flexibility might include the ability to substitute real estate locations in the event a business is sold or a tenant determines that a location is no longer strategic. It might also include the ability to sell, sublease or improve a property at a later date with financing provided by us. As a result of this flexibility, our customers will be able to execute their respective business strategies more effectively.

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  Financing Options:  We provide our clients with the convenience of having a "one-stop shop" for real estate financing needs, by offering sale-leaseback transactions and mortgage loans, and, where appropriate, construction loans, corporate debt and equipment financing.

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  Capacity to Fund Large Transactions:  We focus on larger real estate investment opportunities for a single company, which are those transactions in excess of $25.0 million. We currently believe that financial institutions are not fully serving this financing need. While there are numerous lenders and several sale-leaseback companies providing real estate capital in smaller dollar amounts, we believe that there are limited providers of long-term real estate capital for larger multi-unit businesses.

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  Strong Industry Relationships:  Our senior management's extensive industry and financial institution relationships provide us with a substantial ability to source and selectively choose real estate investment opportunities. We also have sourcing relationships with financial institutions and other real estate industry participants where we have agreed to pay those parties advisory fees for any real estate investment opportunity referred to us by those parties. We believe these arrangements will assist us, from time to time, in originating real estate investment opportunities.

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  Program Relationships:  We seek to establish program relationships with customers in need of sizeable amounts of long-term real estate capital and customers who prefer a single source for their long-term real estate capital needs. The program relationships we seek to establish consist of acquiring property from the same customer on repetitive transactions in order to satisfy all of that customer's real estate financing needs. By establishing these relationships, we intend to become the preferred source of real estate capital for our customers. Additionally, our customers achieve a substantial reduction in transaction expenses and management time by using a single form of lease with a single provider for portfolios of properties.

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  Research Driven Investment Strategy:  One of our founders, Christopher H. Volk, has developed a unique financial analysis tool, the V-FormulaSM, to analyze the benefits that our products provide for our customers. We have a royalty-free, perpetual, non-exclusive right to use the V-FormulaSM. We distinguish ourselves from our competitors by carefully analyzing the financial performance of our customers and recommending real estate solutions that improve their capital efficiency and create value for their stockholders.

Experienced Management

        We capitalize on our senior management team's more than 100 years of combined experience successfully operating real estate investment companies to source, underwrite and manage our investments. Historically, our management team's strategy for successful real estate investments has relied on extensive relationships, in-depth research, rigorous underwriting and ongoing portfolio management. Since 1980, members of our senior management team have provided approximately $6.0 billion in sale-leaseback and mortgage financings. These investments were funded by a combination of investment grade debt, bank lines of credit, warehouse credit lines, mortgage loan sales and securitizations and approximately $1.9 billion of investor capital.

        Before forming Spirit Finance, our senior management team worked together at FFCA from 1994 through 2001. FFCA was formed in 1994 through a merger of eleven real estate limited partnerships beginning in 1980. Our two most senior executives, Morton H. Fleischer and Christopher H. Volk, our President and Chief Operating Officer, held the top two executive positions at FFCA when it was sold to GECC. When FFCA was sold to GECC in 2001, FFCA was the nation's largest net lease REIT in terms of market capitalization.

        During its existence as a publicly traded REIT from June 1994 through August 2001, FFCA achieved (1) annual compounded financing growth (growth rate for new investments in sale-leasebacks and mortgages) of 32%, (2) cumulative real estate financing activity of $4.9 billion, and (3) annual compounded rate of investor return, assuming reinvestment of dividends, of 12.2%.

        In the period leading up to FFCA's merger with GECC, FFCA began experiencing operational challenges and limitations with respect to its sources of liquidity. FFCA's capital sources presented unique challenges that FFCA believed could limit its operating results and stock market performance in the future. FFCA's largest source of capital had been through the securitization of loans. FFCA believed that the securitization markets were no longer a reliable and competitive source of capital for FFCA since the number of purchasers for securities issued in this type of transaction became more limited and there were loan delinquencies in comparable securitizations that were sponsored by parties other than FFCA. In addition, a major financial institution that had been purchasing loans from FFCA informally indicated to FFCA that it intended to reduce the financial institution's loan concentration limits, resulting in further limitations on sources of liquidity to fund FFCA's loan originations. Further, incurring debt to fund increasing origination volumes without accessing new equity capital presented difficulties for FFCA because FFCA was required to maintain specified debt-to-equity ratios under various agreements. At its then current FFO trading multiples, FFCA believed that the issuance of its common stock would result in the dilution of its shareholders or would not achieve an acceptable rate of return. Finally, FFCA encountered increased competition in FFCA's principal business of financing chain stores from large, diversified financial institutions competing in FFCA's market, which institutions had lower costs and greater availability of capital as compared to FFCA.

        FFCA filed periodic reports and other information with the SEC from FFCA's inception until it was sold to GECC. For more detailed financial and other information regarding FFCA, investors are urged to review the reports and other information FFCA filed with the SEC, many of which can be found on the SEC's website at www.sec.gov. The reports and other information FFCA filed with the SEC do not constitute part of this prospectus.

        While the investment activities and operations of FFCA and our company have many common characteristics, in addition to other material differences, FFCA primarily targeted franchised restaurants, whereas we have invested in and intend to continue to target real estate operated by companies in numerous other industries as described in this prospectus. In addition, we expect the average dollar amount of each of our real estate transactions will be higher than the average dollar amount of the real estate transactions completed by FFCA. Therefore, our management's previous experience and performance at FFCA, and the financial results achieved by FFCA, will not necessarily serve as a basis to evaluate the performance of our company. See "Risk Factors — Risks Related to Our Business — The past performance of FFCA and our management is not an indicator or guarantee of our future results."

Business and Investment Strategy

        Our strategy is designed to take advantage of current market conditions and adjust to changes in market conditions over time by providing our customers with specifically tailored real estate financing solutions such as sale-leaseback financing, mortgage loans, corporate loans, construction financing and equipment financing. Our principal business objective is to increase cash flow through:

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  acquiring a diversified portfolio of real estate properties subject to long-term, triple-net leases;

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  continued investment activity through the acquisition of additional properties;

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  controlling expenses through operational efficiencies such as the outsourcing of various administrative functions;

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  increasing rental and mortgage revenues through payment escalations based on gross sales of customers, inflation or specified payment increases; and

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  increasing use of internally generated cash flow for investments.

We generally seek to acquire and hold fee simple title to real estate assets, as opposed to acquiring real estate for resale, which results in increased cash flow from our properties as the size of our real estate portfolio grows with our continued investment in additional properties. We seek to achieve this growth in cash flow while maintaining low portfolio investment risk, diligent adherence to tested underwriting criteria, investment diversification and a conservative capital structure.

        From inception through August 31, 2004, we acquired $302.6 million of single tenant, operationally essential real estate. We have also acquired an aggregate of $40.8 million in mortgage loans secured by first priority liens on single tenant, operationally essential real estate. We intend to continue to focus on sale-leaseback financing and the acquisition of real estate in the future, but may also provide other financing products to meet the needs of our customers. Through August 31, 2004, we had real estate investments in various industries, including interstate travel plazas, chain restaurants, automotive parts retailers, movie theaters, electronics retailers and specialty retailers. We intend to continue to target the real estate of established companies that provide goods and services to consumers through retail, distribution and service locations in the future.

        We believe that we will offer our investors safe, stable income by pursuing the real estate of primarily large, publicly, privately or institutionally held companies that we believe are financially sound, generally have annual revenues in excess of $50.0 million and own significant amounts of real estate. As of August 31, 2004, 83% of our real estate investments were represented by properties operated by companies that meet this criteria. We believe that these companies are the most appropriate customers for our financing programs because these established companies typically have sophisticated owners and investors who often prefer to lease their real estate locations as one means of increasing equity returns. In addition, we believe that large companies prefer to execute fewer, but larger, real estate transactions and to work with fewer landlords. We seek to provide significant dollar amounts of real estate financing to each customer, and thereby better serve the needs of our target market.

        We believe that it is important to develop a strong pipeline of real estate investment opportunities with established retail, distribution and service companies that own their own real estate. We accomplish this by using our:

  •
  Senior Management's Industry Relationships:  Consistent with our management team's past practices, we directly source customers through the relationships our senior management has developed with hundreds of companies over the more than 100 years of combined experience in the real estate finance industry.

  •
  Senior Management's Financial Institution Relationships:  Our senior management has developed strong relationships with financial institutions over the past 20 years. These strong relationships provide us access to a variety of investment opportunities including the purchase of pools of loans or fractional interests in loan pools and the purchase or origination of net lease assets.

  •
  Sourcing Arrangements with Financial Institutions:  To expand our internal origination capacity and to improve origination efficiency, we have developed sourcing arrangements with financial institutions. For example, we have a sourcing arrangement with BAS, a wholly owned subsidiary of Bank of America Corporation. Under our sourcing arrangement with BAS, we have agreed to pay BAS an advisory fee with respect to any sale-leaseback, provision of financing by us or similar transaction with any party introduced to us by BAS. Under our sourcing arrangement, if we choose to pursue a transaction with any party introduced to us by BAS, BAS will act as our strategic advisor on the transaction by providing financial advice and assistance to us in our consideration and analysis of the transaction and helping us structure and negotiate the financial terms of the transaction. If the transaction is completed, we will pay to BAS an advisory fee of 1% of the subject transaction amount. We believe this arrangement, and others like it, will lead to referrals that will provide opportunities to market our products and services to clients of financial institutions. We are currently exploring opportunities referred to us by BAS. We have not yet completed any transactions that were referred to us by BAS. BAS is not contractually obligated to introduce any of its clients to us and BAS could cease making referrals to us. The referrals by BAS or other financial institutions, if any, may not lead to any marketing opportunities or result in successful transactions.

  •
  Other Referrals:  In the regular course of our business, we receive referrals for real estate transactions from various parties including lenders, brokers and other real estate industry participants. We have active relationships with real estate brokerage firms that specialize in representing tenants or third party landlords that desire to sell properties or portfolios of real estate in our target market. These brokerage firms typically have a fee arrangement with the seller of the real estate.

We believe that our real estate investment expertise, combined with our industry and financial institution relationships and our sourcing arrangements, provides us with a substantial ability to source and be selective in choosing real estate investment opportunities.

        Our management has a track record of successful real estate investment underwriting that is supported by a long-term commitment to research and analysis. We evaluate our potential real estate investments by diligently adhering to the tested underwriting process that our senior management has developed over the past 20 years and that has been profiled in Wall Street research reports and industry trade journals.

        We generally use leases with contractual lease escalations and make sustained new real estate acquisitions in an effort to achieve our targeted equity returns. If our cost of capital increases due to rising interest rates, we plan to, for new leases we enter into, increase tenant lease rates or increase tenant lease escalations, and increase the interest rates on our new loans in order to achieve our targeted equity returns. Our management team has an extensive track record of successfully achieving attractive returns to stockholders in periods of rising and falling interest rates. In addition to responding to varying interest rate environments in the origination of new real estate investments, we plan to employ customary derivatives strategies designed to hedge the long-term financing costs on our portfolio.

        We believe that operating effectiveness and efficiency are important to our customers and to our stockholders. To complement our tested approach to real estate investment underwriting, we use outsourcing approaches for selective company operations to improve our efficiency. We outsource various administrative functions with experienced third party vendors. These administrative functions include real estate closings, legal services, selective portfolio servicing functions, property valuations and information technology. As a result of this outsourcing, we realize substantial savings and increase our operational flexibility to the benefit of our customers and stockholders. Key outsourcing resources that we use include the following:

  •
  Servicing:  Midland Loan Services, Inc. is a leading third party provider of loan servicing, asset management and technology for the commercial real estate finance industry. One of the nation's largest commercial loan servicers, Midland's portfolio totaled $89 billion in outstanding principal balances as of June 30, 2004. Midland holds the highest servicer and special servicer ratings from Fitch, Inc. and Standard & Poor's. Midland is a wholly owned subsidiary of The PNC Financial Services Group, Inc. (NYSE: PNC).

  •
  Real Estate Valuation:  We generally use Standard & Poor's Corporate Value Consulting, or CVC, and Cushman & Wakefield for valuation services.

  •
  CVC, a division of Standard & Poor's, has been objectively advising clients on valuation and corporate finance issues for over 30 years. CVC's real estate valuation and consulting services include real estate underwriting outsourcing (site, property, and market due diligence), valuation management, site location studies, due diligence, market feasibility studies, buy/sell consulting, and government consulting. CVC performs real estate valuations for a variety of purposes, including: CMBS conduit and large loan real estate, leveraged lease and structured finance transactions. Standard & Poor's is a division of The McGraw-Hill Companies, Inc. (NYSE: MHP).

  •
  Cushman & Wakefield has been serving the real estate needs of businesses in the United States since 1917. Cushman & Wakefield is one of the largest fully integrated real estate valuation organizations in the world with 11,000 employees operating from 158 offices in 48 countries and six continents. The firm represents multinational corporations, pension funds, REITs, developers, entrepreneurs, government entities, small and midsize companies and financial institutions worldwide. Cushman & Wakefield provides valuation advice, strategic planning and research, portfolio analysis, and site selection and space location assistance, among many other advisory services.

        On August 9, 2004, we entered into a second amended and restated servicing agreement with Midland Loan Services, Inc. Under the servicing agreement, Midland acts as our servicer with respect to mortgage loans and leases that we designate. Midland's duties include processing payments, administering escrow and other accounts, maintaining and organizing servicer files, monitoring insurance coverage, preparing and delivering reports required under the agreement and general servicing. As consideration for these services, we compensate Midland through the payment of a servicing fee. The servicing fee related to mortgages is based on the outstanding balance of the loans and the servicing fee related to leases is based on the capitalized property cost on which the lease payments are based. If Midland defaults under the terms of the servicing agreement, we may terminate Midland immediately. Furthermore, we may terminate the servicing agreement for any or no reason at any time after giving notice to Midland 30 days in advance of the termination.

        Rather than employing property valuation experts on our staff, we use the services of independent third party appraisers and valuation experts for our property valuations. We typically use CVC or Cushman & Wakefield for these services. We do not have standing agreements with these firms, but rather enter into specific engagement agreements with them for each individual transaction or assignment.

Market Opportunity

        Market Overview.    Based on a publication by PricewaterhouseCoopers LLP, the total value of commercial real estate in the United States was estimated to be $4.7 trillion as of October 29, 2003, of which approximately $1.8 trillion was the value of real estate owned by corporations. We focus on acquiring or financing single tenant, operationally essential real estate owned by larger, publicly, privately or institutionally held corporations, specifically consumer retail, distribution and service companies. Our senior management believes that the overall market of potential acquisitions or financings for our target customers' real estate is in excess of $1.0 trillion. Based on our estimated size of this market and financial statements of publicly traded REITs, we believe that less than 1% of free-standing, operationally essential, single tenant real estate is currently held by publicly traded REITs. We believe the amount of capital available from traditional lending sources such as banks to finance long-term real estate assets in large amounts is insufficient. We also believe that the largest portion of operationally essential, single tenant properties is owned by the companies that occupy the properties. Examples of the types of companies that own real estate in our initial target market include:

Automotive dealers	Health clubs or gyms
Automotive parts and service	Office supplies retailers
Beverage distributors	Movie theaters
Book stores	Photocopy or printing stores
Computer and software stores	Rental centers
Department stores	Restaurants
Discount retailers	Retail petroleum or convenience stores
Drugstores	Specialty retailers
Educational facilities	Supermarkets
Electronics retailers	Travel plazas or truck stops
Furniture stores	Video rental or sales stores
Hardware or home improvement stores	Warehouses or wholesale clubs

        Our target customers have historically invested substantial capital in the ownership of their real estate facilities. We believe that increased competition has generally reduced the equity returns of our target customers, thereby encouraging companies to seek improved operating efficiencies and alternative means of reducing the amount of capital invested in real estate to increase stockholder value. Our real estate financing solutions are designed to reduce the amount of capital that our customers have invested in their real estate while allowing them to maintain operational control of their real estate. By acquiring our customers' real estate, we provide our target customers with immediate access to capital to invest in their business, reduce debt, fund pension obligations or repurchase stock. We believe that the return on capital invested in our customers' core businesses is higher than the return on capital invested in their real estate.

        Market Conditions.    We believe that the amount of capital from traditional lending sources, such as banks, to finance substantial long-term real estate assets is insufficient to meet the needs of our target customers. In addition, we believe that various other trends support our investment strategy, including:

  •
  Financial institution consolidation:  We believe that consolidation in the banking and finance industries has resulted in reduced sources of capital available to larger companies operating multiple real estate locations;

  •
  Capital structure limitations:  We believe that most traditional banks and finance companies have deposits and other short-term funding sources that limit their ability to offer long-term, fixed rate real estate financing. In addition, we believe these companies have regulatory constraints restricting their ability to own real estate that often preclude their ability to make long-term sale-leaseback investments;

  •
  Commercial mortgage loans:  While there is a substantial market for the securitization of commercial mortgage loans, this market is generally limited to multi-tenant apartment, office, retail and industrial properties. As a result, we believe that there is limited capacity for single tenant financing in the commercial mortgage-backed securities market;

  •
  Real estate financing alternatives:  Some financing structures such as synthetic leases are increasingly viewed with disfavor. The Financial Accounting Standards Board issued an interpretation, FASB Interpretation No. 46, which impacts the accounting and reporting of some types of financing structures that previously received off-balance sheet treatment. We believe that many companies that previously used synthetic lease structures are now turning to the traditional sale-leaseback financing structures we offer to achieve their real estate financing solutions; and

  •
  Capital source diversity:  Companies that require significant real estate assets to conduct their business activities are generally large users of capital. For these companies, access to diverse capital sources is typically viewed positively by both stockholders and management because it promotes greater financial flexibility and improved capital structures. We believe that many of our target customers have not previously sourced capital from a REIT and therefore would be interested in the real estate financing products that we can offer.

Customer Approach

        To evaluate the integrity of our real estate acquisition and sale-leaseback transactions as a method of financing real estate for our customers, one of our founders developed a financial analysis tool called the V-Formulasm. The V-Formulasm is a financial statement analysis formula that combines asset, operational and capital efficiency into a single measure of performance. By using data from a customer's existing financial statements, the formula shows how our acquisition of our customer's real estate can improve our customer's financial performance over the customer's existing performance achieved by owning its own real estate. By focusing our real estate investment approach on the V-Formulasm and the amount of stockholder value that we can create for our customers through increased financial performance, we believe we are unique among real estate investment companies.

        We recommend and execute real estate strategies for our customers that increase their returns through efficient deployment of their capital. We believe that increasing global competitiveness and compressing margins magnify the inefficiencies of real estate ownership by our target customers. We believe that real estate leases, because they have lower contractual payments and longer terms than traditional debt financing, can allow real estate intensive companies to use higher leverage without affecting their cost of capital or incurring borrowings (i.e. capital efficiency). Our focus on customer capital efficiency complements our customers' focus on achieving the highest return on their assets (i.e. asset efficiency) while also controlling their operating costs (i.e. operating efficiency). We believe that all three efficiencies are essential for our customers to succeed in today's highly competitive global economy.

Risk Evaluation

        Our management has a track record of successful real estate investment underwriting that is supported by a long-term commitment to research and analysis. We diligently adhere to the tested underwriting process that our senior management has developed over the past 20 years to evaluate our potential real estate investments. The underwriting philosophy of our senior management has been profiled in Wall Street research reports and industry trade journals. Specifically, we attempt to mitigate overall investment risk through (1) new real estate investment underwriting and documentation, (2) portfolio composition, and (3) portfolio management. All investment proposals have to be approved by at least four of the five members of our investment committee, which is comprised of the members of our senior management. Our investment committee has the authority to make real estate investments up to $100.0 million in any single credit or group of related credits and additional real estate investments of $20.0 million in that credit each subsequent year. Our board of directors must approve real estate investment proposals that exceed $100.0 million in customer exposure or deviate from the written underwriting guidelines approved by our board of directors.

        Underwriting.    Over the past 20 years, our senior management has developed a "credit pyramid" that analyzes unit-level economics, tenant credit underwriting and tenant management. The credit pyramid assists our management in assessing customer risk and whether or not to acquire a particular property or finance a particular customer. These investment principles have been supported by research applied to management's historical investment activities. Once investments are made, we believe that risk can be further mitigated through portfolio management that emphasizes tenant and borrower covenant compliance and ongoing performance reviews of their business. To complement these aspects of risk mitigation, we intend to diversify our portfolio by geography and business sector to partially offset the impacts of losses resulting from a particular tenant, asset or sector.

        Our credit pyramid involves a balanced analysis of various factors related to the financial performance of a customer and the fundamentals of the real estate we are acquiring. Our credit pyramid rests upon a strong foundation to create an integrated and disciplined approach to real estate risk management. The foundation includes the following:

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  Industry Underwriting:  We conduct detailed industry research to evaluate the risks to long-term investments imposed by changing business fundamentals in a particular industry that may subject our customers to competitive pressures.

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  Fundamental Real Estate Analysis:  We engage independent third party valuation firms to conduct an appraisal or valuation of each real estate asset that we invest in or finance. The appraisals are conducted according to specific criteria based on our management's experience with similar investments. Our criteria emphasize a replacement cost approach; however, we also use other approaches as required by our investment structures and funding sources. Statistical reviews of past portfolios originated by our management have indicated that investments in real estate at values less than replacement cost can mitigate investment risk.

        Our real estate appraisals entail a review of physical conditions and contribute to our assessment of potential alternative uses and residual value. As necessary, we may engage structural engineering firms to determine the economic useful life of each building. Such a review would include the components of each building, such as the roof, the electrical wiring, the heating and air-conditioning system, the plumbing and various other aspects such as compliance with local, state and federal building codes.

        We generally address environmental risks through indemnification from our customers. We also obtain environmental insurance on properties where petroleum products are sold or where we deem it appropriate based on environmental site assessments. However, even with site assessments, hazardous substances or wastes (as defined by present or future federal or state laws or regulations) could affect a property and still remain undetected at the time of our investment.

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  Documentation:  We use financing documentation that may incorporate the use of master leases, lease and loan covenants, bankruptcy remote borrowers, cross collateralization and other financing provisions as important methods of reducing credit risk. We believe that documentation is important to forge an alignment of interests between our customers and ourselves and is therefore an important component of risk mitigation.

  •
  Real Estate Investment Funding Strategy:  Our senior management has had extensive experience with financial liability management strategies, including the use of unsecured credit lines, secured credit warehouse facilities, unsecured term note issuances, asset securitization and loan and asset sales. Our senior management has historically favored strategies that match-fund investments or that limit the potential to be "liability sensitive." Liability sensitivity is when annual debt maturities exceed free cash flows and expose us to reduced profitability as a result of interest rate increases. To limit liability sensitivity exposure, our senior management has historically employed term debt or securitization strategies, laddered maturities of single maturity term notes, and various interest rate hedging strategies. We believe that funding strategies can be employed that serve to limit real estate investment risks and are an important component of our integrated approach to mitigate investment risk.

        Our credit pyramid also analyzes the credit quality of our customer and its business. The underwriting guidelines we use do not specify any minimum historical or projected performance levels that a customer must meet, but rather we consider all elements of the pyramid together in assessing the credit of a particular customer. The customer underwriting section of our credit pyramid is comprised of the following:

  •
  Unit-level Economics:  We review unit-level financial performance and evaluate the spread between the operating profits and the rental and loan payments we expect to receive. Our research indicates that unit-level cash flows are more important than other traditional retail real estate metrics, such as foot traffic, "curb cuts," sales per square foot and demographics. We believe that unit-level cash flows are a key measure of risk, both in terms of default probability and long-term real estate value. In essence, store level operating cash flows are the first source of unit-level rent and debt service payments. We describe this as "bottom-up" credit analysis, because we first focus on the immediate cash flows derived from the properties in which we invest.

  •
  Tenant Credit Underwriting:  We perform an extensive credit review on our potential customers in order to evaluate their financial flexibility and their capacity to service lease and loan payments. The financial strength of our customers provides important secondary support to unit-level economics. Customer financial strength is reflective of broader corporate risks, wherein a customer can default even if the operations housed within the properties we finance are profitable. We seek to avoid investments in which the financial condition of the customer increases the probability of corporate default. Instead, we favor investments in which customers realize additional profitability from stores not financed by us. These free cash flows are potentially available to support any losses realized from properties that we may hold.

  •
  Tenant Management:  We evaluate the quality and track record of each of our potential customer's management team to determine its ability to remain competitive in its marketplace. We strongly believe that a high quality management team is important to risk mitigation. Our leases and loans are generally extended with full recourse to multi-unit operating companies that exhibit strong management skills and operating experience. We believe that the management strength of our customers is an important qualitative indicator of risk.

        Real Estate Portfolio Management.    After the acquisition of properties, we continue to monitor the performance of the tenants and businesses operating the real estate. Ongoing portfolio management permits us to be apprised of tenant and sector trends that are important in the evaluation of portfolio health and future real estate investments. Portfolio management includes:

  •
  Tenant and Borrower Compliance:  We monitor the covenant compliance of each tenant and generally review unit-level performance to assess the ability of customers to meet lease and loan payment obligations from the operations of the properties that we own or have as collateral. We believe that early detection of customer financial stress can lessen default and loss probability.

  •
  Real Estate Review:  We review the physical condition of our investments and collateral as recommended by internal compliance review or as documentation dictates.

  •
  Management of Defaults:  If a problem is identified, we will take quick action in order to maximize investment recoveries by assessing alternative resolutions.

  •
  Select Portfolio Property Resale Transactions:  On a limited and selective basis, we may acquire and re-sell properties that we purchase in connection with the acquisition of a portfolio of properties. If properties are being sold on an "all or none" basis, we may purchase some properties that do not precisely meet our desired investment criteria in order to acquire a larger portfolio of properties we wish to hold. If we engage in this activity, we intend to conduct it through our taxable REIT subsidiary or as otherwise permitted under the REIT provisions of the Internal Revenue Code. We do not currently believe sales of properties will constitute a major part of our business.

        Real Estate Portfolio Composition.    Portfolio composition is an important tool that mitigates investment risk. We evaluate the following characteristics:

  •
  Nature of Collateral:  We seek to acquire or finance single tenant properties in the retail, distribution and service sectors. The real estate we acquire generally consists of free standing buildings on single parcels of land that are profit centers or essential to the ongoing operations of the customer, thereby reducing the risk of default by a customer due to its dependence on the property.

  •
  Real Estate Investment Diversification:  We will attempt to have property investments diversified by geography, by industry sector and by tenant. By diversifying our real estate investment portfolio, we will seek to protect investors from the adverse effects of an underperforming tenant or a downturn in any one particular region or industry. Investment diversity is expected to increase as we grow. With regards to diversification, our investment guidelines include the following:

  •
  Tenant/Borrower Diversity:    We will target maximum exposure to a single tenant to 10% of our revenues, based on our anticipated assets under management within three years.

  •
  Site Diversity:    We will target a maximum exposure to any single property of 2.5% of revenues, based on our anticipated assets under management within three years.

  •
  Industry Diversity:    We seek to acquire real estate operated by businesses in various industries.

        Our real estate investment diversity targets are guidelines and will be impacted by investment quality as measured by customer credit quality, unit-level economics, real estate fundamentals and funding strategies, amongst other risk elements in our integrated approach to risk evaluation.

Product Lines

        We approach companies in our target market with responsive, specifically tailored and comprehensive solutions for their long-term real estate requirements that are designed to enhance their stockholder returns. The terms of the leases and loans we provide customers are dictated by the expected remaining useful life of the real estate assets and collateral and the needs of our customer. Our financing products include:

        Sale-Leaseback Transactions.    A significant portion of our real estate investments are in sale-leaseback transactions. Under a sale-leaseback transaction, we acquire properties and lease the properties back to the seller or operator under a triple-net lease. Under a triple-net lease, the tenant is responsible for all improvements and is contractually obligated to perform and pay all operating expenses of the property including insurance, real estate taxes, utilities and repair. We believe that sale-leasebacks generally offer the most efficient means of long-term real estate financing. The leases generally have a primary term of 15 to 20 years, with renewal options for additional periods. We also employ fixed or variable rent increases on a scheduled basis.

        Mortgages.    Although we focus on sale-leaseback transactions, we sometimes structure our investment in a particular property as a mortgage loan secured by the property in situations where a customary net lease transaction would have an adverse impact on the seller of a property or would otherwise be inappropriate for us. Our lending transactions are loans generally secured by commercial property. We attempt to structure mortgage loans in a manner that would provide us with an economic return similar to that which we could expect to receive had the investment been structured as a net lease transaction. Any real estate loans we make will have loan terms up to 20 years. All of our mortgage loans have to be approved by our investment committee.

        Other Financing Products.    While the majority of our real estate investments are in sale-leaseback transactions and mortgages, we also offer other financing products where we can improve our returns or competitiveness. These financing products include construction financing for new properties, equipment financing for furniture and fixtures and general purpose financing. We believe that the availability of additional financing products that complement our principal real estate financing products will enhance competitiveness and stockholder returns. Our equipment or general purpose corporate loans may be either secured or unsecured. We do not intend to invest in equipment or make a corporate loan without a corresponding real estate investment in the same company or its affiliates. Loans made for general corporate purposes or to finance equipment are generally for periods not to exceed 10 years. We do not intend for equipment or corporate loans to represent more than 20% of our assets. Any financing provided by us to our customers which is not secured by real estate is subject to limitations required by the Internal Revenue Code in order to maintain our REIT status. Specifically, the loans to a single borrower that are not secured by real estate may not (1) represent more than 5% of the value of our total assets, (2) represent more than 10% of the value of the borrower's outstanding securities (excluding loans that qualify as "straight debt"), and (3) possess more than 10% of the total voting power of the borrower's outstanding securities.

        Of our portfolio of real estate investments, as of August 31, 2004, $300.2 million, or 88%, represented real estate we own and $41.0 million, or 12%, represented mortgage and equipment loans we hold. We expect that a majority of our investments will be structured as net leases. We anticipate that acquired property will be either improved or, if under development, near completion. Investments are not restricted as to geographical areas, but all of our current real estate investments and those we expect to make in the future are within the United States.

Financing Strategy

        We target our maximum leverage ratio to not exceed 65% of our total assets using a variety of financing methods. Our charter and bylaws do not require us to maintain a leverage ratio below 65% and we may exceed this target maximum without stockholder approval. We generally decide whether to use debt or equity financing to acquire a property by considering the most attractive interest rate, repayment terms and maturity dates available in the marketplace at the time, and customize our financing strategy for each individual transaction.

        We intend to obtain unsecured and/or secured financing through public and private markets. We will access various sources of capital, including banks, financial institutions and institutional investors through lines of credit, bridge loans and other arrangements. We are currently in active discussions with several major financial institutions regarding credit lines, warehouse facilities and other structured financing alternatives to provide additional sources of financing for our real estate investments. We may also continue to finance the acquisition of properties through additional equity securities offerings, including offerings of preferred and/or common stock.

        Indebtedness may be recourse, non-recourse, unsecured, secured or cross-collateralized. If the indebtedness is recourse, our general assets may be included in the collateral. If the indebtedness is non-recourse, the collateral will be limited to the particular property to which the indebtedness relates.

In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties or refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties, for general working capital or to purchase interests in partnerships or joint ventures.

        For our initial years of operations, we plan to mortgage substantially all of our properties and use the proceeds to acquire additional properties. We intend to continue this practice, consistent with our overall leveraging strategy, as long as it remains one of the most efficient costs of capital for us.

        To implement our permanent leveraging strategy, we expect that a significant portion of our debt in the future will be long-term borrowings secured by real estate. Before implementation of long-term secured financing, we intend to acquire real estate using our short-term credit facility described below and proceeds from the sale of our common stock.

        Our long-term financing may be secured by either individual real estate assets or pools of assets. We expect that a majority of our long-term borrowings will use pools of real estate operated by both investment grade and non-investment grade companies as security. Investment grade means companies which have unsecured corporate debt ratings equal to or greater than BBB- by Standard & Poor's (a division of The McGraw Hill Companies, Inc.), Baa3 by Moody's Investment Services, Inc., a subsidiary of Moody's Corporation and NAIC-2 by the National Association of Insurance Commissioners.

        From time to time, we may obtain financing secured by individual real estate assets. We will likely use financing secured by individual assets when we acquire real estate subject to existing debt or with real estate assets that meet the funding requirements of other providers of long-term real estate financing, such as real estate mortgage conduits or other long-term lenders.

        In order to mitigate some of the risks of changes in interest rates that may occur while assets are financed by our credit facility, we have adopted a policy regarding interest rate hedging that is designed to limit the effects of changes in interest rates on our operations.

        In August 2004, we established a $250.0 million secured credit facility with Bank of America. The facility allows us to borrow up to $250.0 million and to request that Bank of America approve, in its sole discretion, an additional $100.0 million. Our borrowings under the facility will be secured by mortgages on specific properties we own or acquire in the future that we choose to pledge as collateral under the facility. The interest rate applicable to borrowings under the facility is generally indexed to the London Interbank Offered Rate, plus 1.75%. This credit facility will be used to fund our real estate acquisitions while we increase the size and diversity of our pool of real estate to execute our long-term debt strategies.

        The credit facility contains customary financial and restrictive covenants, including:

  •
  maximum leverage ratio of 65%;

  •
  earnings before interest, taxes, depreciation and amortization, or EBITDA, to debt service of not less than 1.75 to 1.00 for the first 12 months and 2.00 to 1.00 thereafter;

  •
  the underlying real estate collateral must maintain a certain fixed charge ratio;

  •
  minimum liquidity amount of $25.0 million; and

  •
  minimum tangible net worth of $250.0 million.

        Under the facility, we are permitted to make distributions to our stockholders provided that no event of default exists; except that in all cases we may continue to make distributions in such amounts as to continue our status as a REIT. The facility expires September 15, 2005, unless extended by Bank of America. This new credit facility also contains other customary covenants and performance requirements.

Our Formation

        We were formed in August 2003 by our founder and then sole stockholder, Spirit Finance Holdings, LLC. Spirit Finance Holdings was formed and capitalized in January 2003 by Messrs. Morton H. Fleischer and Volk, who each currently holds a 50% voting interest in Spirit Finance Holdings. Immediately before our December 2003 private offering, Spirit Finance Holdings owned 100%, or 1,200,000 shares, of our common stock. We have entered into a stockholders agreement, dated as of October 15, 2003, with Spirit Finance Holdings related to the 1,200,000 shares of our common stock owned by Spirit Finance Holdings on that date.

        Under the terms of the stockholders agreement, 600,000 of the shares held by Spirit Finance Holdings are restricted and subject to repurchase by us for $.01 per share. Under this agreement, if we do not complete an initial public offering of our common stock with gross proceeds to us of at least $100.0 million before October 15, 2013, we will repurchase 300,000 of the shares of our common stock covered by the stockholders agreement. In addition, if we do not meet various annual performance criteria determined by the compensation committee of our board of directors, we will repurchase 60,000 of the shares of our common stock covered by the stockholders agreement for each year we do not meet the specified criteria on a cumulative basis, up to a total of 300,000 shares covered by the agreement. The shares of our common stock governed by the agreement are subject to adjustment in the event we declare any stock split, reverse stock split or any similar transaction affecting the number of shares of our stock outstanding.

        In December 2003, we completed the sale of 30,000,000 shares of our common stock in a private offering and sold an additional 6,000,000 shares of our common stock in January 2004, in connection with the exercise of the initial purchaser's over-allotment option. These sales resulted in aggregate proceeds to us of $334.8 million, net of initial purchaser's discount and placement fee and before offering expenses.

Our Proposed Real Estate Investments

        As of October 15, 2004, we had entered into purchase agreements, commitment letters and letters of intent related to the pending acquisition of approximately $122.7 million of real estate. These transactions are subject to customary closing conditions, negotiation of final documents and customary due diligence and may not ultimately be completed. Our purchase agreements generally contain all detailed terms of the transaction and are subject only to satisfaction of conditions stated in the agreement. Our commitment letters generally contain many of the material terms of our financing transaction and constitute a general agreement to provide financing, but are subject to the satisfaction of specified conditions. Letters of intent are generally less formal, non-binding agreements between us and our customer used to frame the negotiation of our financing for the customer. We generally issue commitment letters and letters of intent with provisions that allow us to terminate a financing before closing in the event of capital markets constraints and other customary closing conditions, and therefore these commitment letters and letters of intent are generally not irrevocable commitments by us.

        As of October 15, 2004, of the $122.7 million of potential investments described above, we had binding agreements and commitment letters issued to make $95.1 million of real estate investments consisting of the following:

Property Type	Location	Transaction Amount	Transaction Type	Total Number of Properties	Gross Annualized Rent		Lease Maturity(1)
Specialty retailer	Tanners, PA	$48,000,000	Property Acquisition	1	$4,800,000		2024
Restaurant	(2)	$9,600,000	Property Acquisition	16	$801,433		2011
Specialty Retailer	Riverside, CA	$6,930,000	Property Acquisition	1	$554,400		2019
Restaurant	(3)	$6,690,381	Property Acquisition	9	$545,400		2019
Movie Theatre	Ft. Wayne, IN	$6,400,000	(4)	1	$519,281		2021
Specialty Retailer	San Antonio, TX	$6,325,730	Property Acquisition	1	$536,560		2019
Education Facility	Phoenix, AZ	$5,470,000	(5)	1	$574,350	(6)	2024
Specialty Retailer	El Paso, TX	$4,880,000	Property Acquisition	1	$453,690		2019
Automotive	Escanaba, MI	$807,772	(7)	1	$126,000		(8)

(1)
Assumes renewal options, if any, are not exercised and early termination options, if any, are exercised by the tenant.

(2)
Includes properties located in the states of Virginia and Tennessee.

(3)
Includes properties located in the states of Florida, Missouri, Arizona and New Mexico.

(4)
Represents the incremental funding requirements on a movie theater under construction.

(5)
Represents funding requirements for capital improvements to an education facility we own.

(6)
Represents the incremental rent amount to the existing lease associated with completion of the capital improvements.

(7)
Represents the incremental funding requirements on a construction loan for an automotive parts and services facility.

(8)
The lease term of 15 years begins at completion of construction.

        In addition to the transactions described above, we had also identified for review, as of October 15, 2004, potential investments of approximately $2.1 billion, for a total pipeline of potential acquisitions of approximately $2.2 billion. These additional potential investments under review represent individual transactions ranging from approximately $3.4 million to $150.0 million in size. The lease rates for these transactions, if any are completed, are expected to be consistent with the range of lease rates on our existing portfolio of properties. We consider investments as under review when we have signed a confidentiality agreement, we have exchanged financial information and/or we or our advisors are in current and active negotiations. Investments under review are subject to significant change and after further due diligence, we may decide not to pursue any or all of these transactions. Our investments under review, including investments subject to letters of intent described above, consisted of the following:

Property Type	Aggregate Transaction Amount	Number of Transactions	Total Number of Properties
Restaurants	$489,790,909	11	631
Education facilities	306,400,000	11	74
Specialty retailers	202,177,387	7	77
Automotive	129,083,000	6	44
Drug stores	198,000,000	3	113
Movie theaters	100,651,729	7	11
Health clubs	118,000,000	2	3
Bank branches	100,000,000	1	25
Distribution facilities	115,000,000	3	15
Medical facilities	60,000,000	2	22
Department stores	255,000,000	5	46

Total:	$2,074,103,025	58	1,061

Our Current Real Estate Investment Portfolio

        As of August 31, 2004, our portfolio of real estate and mortgage and equipment loans, including assets held for sale, represented 180 properties located in 29 states throughout the United States. Of our portfolio of real estate investments, as of August 31, 2004, $300.2 million or 88%, represented real estate we own and $41.0 million, or 12%, represented mortgage and equipment loans we hold. For the properties we own, we generally own fee simple title to the real estate. The properties are generally leased to a single tenant under a long-term, triple-net lease where the tenant is responsible for paying all operating and maintenance costs, insurance premiums and real estate taxes on the property. Our mortgage loans are generally secured by a first priority lien on single tenant, operationally essential real estate. We believe that, through our customers' obligations to carry insurance, all of our properties are adequately covered by insurance.

Investment Diversification

        Diversification by Property Type.    The following table shows information regarding the diversification of our real estate investment portfolio among different property types.

Real Estate Investments as of August 31, 2004
Property Type	Dollar Amount of Real Estate Investments	Percent of Total Real Estate Investments
Chain restaurants	$133,771,809	39%
Movie theaters	89,411,569	26%
Interstate travel plazas	37,535,468	11%
Education facilities	27,556,665	8%
Specialty retailers	23,448,199	7%
Automotive parts retailers	21,036,485	6%
Electronics retailers	8,452,711	3%

Total:	$341,212,906	100%

        Geographic Diversification.    The following table shows the geographic distribution of our real estate investment portfolio.

Real Estate Investments by State as of August 31, 2004
Location	Dollar Amount of Real Estate Investments	Percent of Total Real Estate Investments
Arizona	$45,938,259	13%
Texas	38,435,270	11%
Georgia	37,563,664	11%
Florida	29,378,083	9%
California	26,329,113	8%
Missouri	18,863,613	6%
Indiana	16,455,564	5%
North Carolina	14,711,432	4%
Ohio	14,375,638	4%
Iowa	11,682,784	3%
Kentucky	11,463,630	3%
Montana	9,630,300	3%
Pennsylvania	8,033,248	2%
Oklahoma	7,266,756	2%
Alabama	6,450,480	2%
Tennessee	5,917,479	2%
Louisiana	5,898,085	2%
Minnesota	4,860,544	1%
Mississippi	4,623,963	1%
New Mexico	4,318,684	1%
Kansas	4,300,000	1%
Illinois	3,613,064	1%
Michigan	2,852,275	1%
Virginia	2,647,840	1%
Colorado	1,660,223	*
Utah	1,569,004	*
Idaho	1,296,964	*
Wisconsin	727,635	*
South Carolina	349,312	*

Total Real Estate Investments	$341,212,906	100%

    *
    Less than 1%.

Lease Expirations

        The weighted average remaining initial lease term of our real estate investments at August 31, 2004 is 15 years. The following table shows a summary of the lease expirations. The table assumes that the tenants do not exercise any renewal options.

        Real estate investments with leases expiring in:

	Number of Properties	Asset Value	Percent of Portfolio
2004 - 2012	—	$—	—
2013	3	3,118,629	1%
2014	3	3,679,903	1%
2015	12	8,609,225	3%
2016	15	19,730,539	7%
2017	31	53,120,664	18%
2018	10	67,601,155	22%
2019	20	43,688,000	15%
2020	3	28,005,818	9%
2021	7	27,355,699	9%
2022	—	—	—
2023	7	15,752,082	5%
2024	2	29,562,698	10%

Total	113	$300,224,412	100.00%

Loan Maturities

        The following table shows a summary of the scheduled principal maturities of our investments in 67 mortgage loans as of August 31, 2004.

	Principal Amount Maturing	Percent of Total Principal Amount
2004	$98,970	*
2005	355,674	1%
2006	541,230	1%
2007	645,523	2%
2008	723,440	2%
2009 and thereafter	36,881,763	94%

	39,246,600	100%

Premium on mortgage loans receivable	1,291,894

Investment in mortgage loans receivable	$40,538,494

    *
    Less than 1%.

        One loan matures in 2011 and three loans mature in 2016. The remaining loans have balloon payments totaling $13,497,979 in 2021. In addition to the mortgage loans included in the table above, we have two equipment loans totaling $450,000 that have level installments of principal and interest through 2012.

REIT Structure

        We have elected to be taxed as a REIT, beginning with our tax year ending December 31, 2003. We are a self-administered REIT. An investment in a REIT's shares generally offers tax advantages to you. Generally, as a REIT, we will not have to pay federal corporate income tax on our REIT taxable income to the extent distributed to our stockholders. In order to be taxed as a REIT, we will be required to distribute a minimum of 90% of our REIT taxable income to you in the form of dividends. For many investors, dividends we pay to you will be taxable to you. We will also be required to meet asset and income tests that are consistent with our investment objectives and the requirements for REITs under the Internal Revenue Code. Our charter requires us to use our reasonable best efforts to take such actions as are necessary or appropriate to qualify as a REIT. In addition, if we determine that it is no longer in our best interests to qualify as a REIT, approval of a majority of our stockholders is required to terminate our REIT status.

Corporate Governance

        Corporate Governance Guidelines.    On the recommendation of the nominating and governance committee, our board of directors adopted corporate governance guidelines. The guidelines address matters such as board size, director qualifications, board and director responsibility, frequency of board meetings, director tenure, director compensation, communication with and among the directors, related party transactions, and continuing education.

        Lead Independent Director.    Our independent directors meet in regularly scheduled executive sessions without management present. Our board of directors has established the position of lead independent director and has elected Shelby Yastrow to serve in that position. In his role as lead independent director, Mr. Yastrow's primary duties and responsibilities include:

  •
  presiding over all executive sessions of our independent directors;

  •
  along with our chairman, setting the board of directors' meeting agenda and schedules;

  •
  ensuring the quality, quantity and timeliness of information flow to the independent directors; and

  •
  ensuring compliance and recommending revisions to our corporate governance guidelines.

        Code of Business Conduct and Ethics.    Our board of directors has established a code of business conduct and ethics. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

  •
  protection of our assets including proprietary information;

  •
  honest and accurate recording and reporting of information;

  •
  prompt internal reporting of violations of the code to appropriate persons identified by management; and

  •
  accountability for adherence to the code and our internal controls.

        Any waiver of the code of business conduct and ethics for executive officers or directors may be made only by our board of directors or a committee of the board and will be promptly disclosed as required by law. Other waivers must be approved by a member of senior management, in accordance with any applicable company policy, and must be promptly reported in writing to our disclosure committee. Waivers of the code of business conduct and ethics can be made by a simple majority of our board of directors and does not require any minimum number of independent directors.

        Public Availability of Corporate Governance Documents.    Our key corporate governance documents, including our corporate governance guidelines, code of business conduct and ethics and the charters of our audit committee, compensation committee and nominating and governance committee are available on our website, www.spiritfinance.com. Our website does not constitute part of this prospectus.

Policies With Respect to Certain Activities

        If our board of directors determines that additional funding is required, we may, without stockholder approval, raise funds through additional equity offerings, debt financing, retention of cash flow (subject to provisions in the Internal Revenue Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

        In the event that our board of directors determines to raise additional equity capital, it has the authority to cause us to issue additional common stock or preferred stock in any manner and on such terms and for such consideration it deems appropriate. We have authority to issue our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in those activities in the future.

        We may borrow funds through bank borrowings and publicly or privately placed debt instruments, purchase money obligations to the sellers of assets, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders and securitizations, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in our assets. The indebtedness may be recourse to all or any part of our assets or may be limited to the particular asset to which the indebtedness relates.

        We do not intend to make loans to individuals. Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in debt and equity securities of other REITs, other entities engaged in real estate activities or debt and equity securities of other issuers, including for the purpose of exercising control over those entities. We will not underwrite the securities of other issuers.

        Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. After the date of this prospectus, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

        There are no limitations on the types of mortgages in which we intend to invest, including first and second mortgages, and we do not expect them to be guaranteed or insured in any way. We are also uncertain as to the proportion of assets that may be invested in each type of mortgage or in any single mortgage.

        We may provide construction loans or acquire undeveloped property from time to time.

        Our board of directors may change any of these policies without your vote and without advance notice to you.

Competition

        We compete in acquiring properties with financial institutions, institutional pension funds, real estate developers, other REITs, other public and private real estate companies and private real estate investors. The commercial lending market is a multi-billion dollar market including competitors with greater economies of scale, many of which are larger, have access to more resources and have greater name recognition than we do. We have recently experienced increased competitive conditions caused by larger amounts of investor capital seeking quality income-producing investments, which has caused us to lose bids or turn down various transactions where competition has reduced yields to the point that we concluded the transaction did not provide us a sufficient return.

Employees

        We use outsourcing arrangements and vendors in order to efficiently manage our operations. As a result, we expect our operations to require a lower number of full-time employees than a company that performs all of its operating functions internally. As of August 31, 2004, we had 19 full-time employees. In the next year, we expect to hire approximately seven to 15 additional employees in various capacities as our operations grow.

Facilities

        Our principal offices are located at 14631 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85254. We currently occupy approximately 9,700 square feet of space leased from an unaffiliated third party. We believe that our facilities are adequate for our present and future operations and that adequate additional space will be available if needed in the future.

Legal Proceedings

        We are not a party to any material legal proceedings.

Promoters

        Mr. Morton H. Fleischer and Mr. Christopher H. Volk are considered our promoters under federal securities laws. Mr. Morton Fleischer is our Chairman of the Board and Chief Executive Officer. Mr. Volk is our President and Chief Operating Officer.

REGULATION

Compliance With the Americans With Disabilities Act of 1990

        Our properties are required to meet federal requirements related to access and use by disabled persons as a result of the ADA. In addition, a number of additional federal, state and local laws may require modifications to any properties we purchase, or may restrict further renovations of those properties, with respect to access by disabled persons. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. Although our tenants are responsible for all maintenance and repairs of the property, including compliance with the ADA, we could be held liable as the owner of the property for a failure of one of our tenants to comply with the ADA.

Environmental Matters

        Some of the terms used in this discussion of environmental matters may be defined by federal, state or local statute or regulation and may have specific meanings under those laws. These terms as used in this prospectus are not limited to any one federal, state or local definition. Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances, hazardous wastes or petroleum product releases or threats of releases at the property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by those parties in connection with the actual or threatened contamination. These laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may seek to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral, and may adversely impact our investment in that property.

        Federal regulations require building owners and those exercising control over a building's management to identify and warn, through signs and labels, of potential hazards posed by workplace exposure to installed asbestos containing materials and potentially asbestos containing materials in their building. The regulations also have employee training, record keeping and due diligence requirements pertaining to asbestos containing materials and potentially asbestos containing materials. Significant fines can be assessed for violation of these regulations. As a result of these regulations, building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos containing materials and potentially asbestos containing materials. The regulations may affect the value of a building containing asbestos containing materials and potentially asbestos containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos containing materials and potentially asbestos containing materials when those materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. These laws may impose liability for improper handling or a release into the environment of asbestos containing materials and potentially asbestos containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos containing materials and potentially asbestos containing materials.

        Before completing any property acquisition, we generally obtain environmental assessments in a manner we believe prudent in order to attempt to identify potential environmental concerns at the property. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property's chain of title and review of historical aerial photographs and other information on past uses of the property. For some properties, we may not obtain environmental assessments. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicate possible contamination or where our consultants recommend we perform the additional procedures.

        Generally, our leases provide that the lessee will indemnify us for any loss or expense we incur as a result of the presence, use or release of hazardous materials on our property. If an environmental occurrence affects one of our properties, our lessee may not have the financial capability to honor its indemnification obligations to us. We may obtain environmental insurance policies to insure against these losses. We determine whether to obtain environmental insurance on a case by case basis depending on the type of property, the availability and cost of the insurance and various other factors we deem relevant. Our ultimate liability for environmental conditions may exceed the policy limits on any environmental insurance policies we obtain, if any. If we are unable to enforce the indemnification obligations of our lessees or if the amount of environmental insurance we carry is inadequate, our results of operations would be adversely affected.

MANAGEMENT

Directors and Executive Officers

        Our current executive officers and their respective ages and positions are as follows:

Name	Age	Title
Morton H. Fleischer	67	Chairman of the Board and Chief Executive Officer
Christopher H. Volk	48	President, Chief Operating Officer and Director
Catherine Long	48	Chief Financial Officer, Senior Vice President, Secretary and Treasurer
Jeffrey M. Fleischer	37	Senior Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer
Gregg A. Seibert	40	Senior Vice President — Underwriting, Assistant Secretary and Assistant Treasurer
Julie N. Dimond	33	Vice President — Tax
Catherine C. Pepperd	36	Vice President — Information Technology
Catherine L. Stevenson	47	Vice President and Controller
Mary B. Fedewa	39	Managing Director of Acquisitions
Brian Johnson	53	Managing Director of Acquisitions
William Richins	54	Managing Director of Acquisitions

        Our directors are elected for a term of one year and hold office until their successors are elected and qualified. The following individuals currently comprise our board of directors:

Name	Age	Title
Morton H. Fleischer	67	Chairman of the Board and Chief Executive Officer
Christopher H. Volk	48	President, Chief Operating Officer and Director
Linda J. Blessing	53	Director
Willie R. Barnes	72	Director
Dennis E. Mitchem	73	Director
Paul F. Oreffice	75	Director
James R. Parish	57	Director
Kenneth B. Roath	68	Director
Casey J. Sylla	61	Director
Shelby Yastrow	67	Director

        The principal occupation and business experience for the last five years for each of our directors and executive officers are as follows:

        Morton H. Fleischer.    Mr. Morton H. Fleischer is one of our founders and has served as our Chairman of the Board and Chief Executive Officer since our formation in August 2003. Mr. Fleischer previously served as the President, Chief Executive Officer and a director of FFCA, a NYSE listed company, prior to its acquisition in 2001, and its predecessor companies since Mr. Fleischer formed those companies in 1980. Mr. Fleischer was FFCA's Chairman of the Board and Chief Executive Officer at the time FFCA was acquired by GECC in 2001. FFCA was listed on the NYSE from 1994 to 2001, and was sold to GECC in August 2001 for a total transaction value in excess of $2.1 billion. Mr. Fleischer has served as a director of Flying J Inc., a privately-held company, since August of 2003. Mr. Fleischer is also a trustee of the American Enterprise Institute for Public Policy Research, Washington, D.C. Mr. Fleischer received his Bachelor of Arts from Washington University in Saint Louis, Missouri from which he was awarded its Distinguished Business Alumni Award in 1993. Mr. Morton H. Fleischer is the father of Mr. Jeffrey M. Fleischer, our Senior Vice President — Acquisitions.

        Christopher H. Volk.    Mr. Volk is one of our founders and has served as President, Chief Operating Officer and a director since our formation. Mr. Volk has an extensive background in finance and asset management. Prior to forming us, Mr. Volk served for over 16 years in numerous capacities with FFCA and its successor, GE Franchise Finance, or GEFF, including President and Chief Operating Officer and a member of the company's board of directors. Mr. Volk continued with GEFF until December 2002, serving as Chief Operating Officer of GEFF. Mr. Volk has been widely published in the areas of finance, credit analysis and valuation and has frequently served as a guest lecturer and conference speaker. Mr. Volk received his Bachelor of Arts from Washington and Lee University and his MBA from Georgia State University.

        Catherine Long.    Ms. Long joined us as our Chief Financial Officer, Senior Vice President, Secretary and Treasurer in August 2003. Ms. Long has a broad background in accounting, finance and asset servicing. Prior to joining us, Ms. Long served for over 12 years in various capacities with FFCA and its successor, GEFF. During much of her career at FFCA, Ms. Long was the Principal Accounting Officer and worked closely with FFCA's audit committee. As Senior Vice President — Finance, Ms. Long developed and implemented FFCA's accounting, reporting and internal control policies and procedures, including those related to the servicing of loan and lease payments and the reporting of loan securitization transactions. Ms. Long supervised the cash management, monthly payment servicing and investor reporting of approximately $5.9 billion in originated loans and leases. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She received her degree in accounting from Southern Illinois University and has been a certified public accountant since 1980.

        Jeffrey M. Fleischer.    Mr. Jeffrey Fleischer joined us as Senior Vice President — Acquisitions in August 2003. Before joining us, Mr. Fleischer was Managing Director of Trefethen & Company, an investment banking firm providing services for mergers, acquisitions and financial restructuring for multi-unit retail operators. From 1993 to 2002, Mr. Fleischer was a senior officer at FFCA and its successor, GEFF, with responsibility for lending and commercial real estate investments. Prior to joining FFCA, Mr. Fleischer was employed by The Chase Manhattan Bank, N.A. with responsibility for middle market commercial loan and retail residential loan underwriting and origination. Mr. Fleischer received a Bachelor of Arts in Economics and a minor in Philosophy from Boston University, and earned an MBA in finance from Washington University in St. Louis, Missouri. Mr. Jeffrey M. Fleischer is the son of Mr. Morton H. Fleischer, our Chairman of the Board and Chief Executive Officer.

        Gregg A. Seibert.    Mr. Seibert joined us as Senior Vice President — Underwriting in September 2003. Prior to joining us, Mr. Seibert served for over nine years in various capacities with FFCA and its successor, GEFF. Mr. Seibert's positions ranged from senior underwriter, vice president, director of underwriting and most recently, Senior Vice President. Prior to his employment with FFCA, Mr. Seibert was a vice president with Bank of America from 1989 to 1994 in the commercial real estate lending group. Mr. Seibert was also an investment analyst with the Travelers Insurance Company from 1988 to 1989. In the past ten years, Mr. Seibert has been involved with over $2.0 billion in real estate financings. Mr. Seibert received a Bachelor of Science degree in Business Administration from the University of Missouri in 1986 and an MBA in Finance from the University of Missouri Graduate School of Business in 1987.

        Julie N. Dimond.    Ms. Dimond joined us as Vice President — Tax in December 2003. Ms. Dimond served as Vice President — Tax for FFCA for three years until FFCA's acquisition by GECC in August 2001. At FFCA, she was responsible for all tax matters for the parent company, its qualified REIT subsidiaries and numerous related partnership and corporate entities. Ms. Dimond was engaged as a consultant to GEFF following FFCA's acquisition until she joined us in December 2003, continuing to focus on corporate, partnership and REIT tax matters. Prior to her employment with FFCA, Ms. Dimond was a manager with the international public accounting firm of Arthur Andersen in Phoenix,

Arizona. She received her degree in accounting from the University of Illinois and has been a Certified Public Accountant since 1992.

        Catherine C. Pepperd.    Ms. Pepperd joined us as our Vice President of Information Technology in August 2003. Before joining us, Ms. Pepperd was Director of Information Technology at a global educational program provider, Cultural Experiences Abroad, where she was responsible for all software application development and network systems for their world-wide operations. From 1997 to 2001, Ms. Pepperd was the Vice President of Application Development at FFCA and its successor, GEFF. While at FFCA, Ms. Pepperd supervised the development and design of a proprietary contract and property management system and also designed and implemented all accounting system custom applications. Prior to joining FFCA, Ms. Pepperd was employed by Xerox Corporation from 1990 to 1996. Ms. Pepperd has over 13 years of professional experience in information technology. Ms. Pepperd received a Bachelor of Science in Management Information Systems from State University of New York at Geneseo.

        Catherine L. Stevenson.    Ms. Stevenson joined us as Vice President and Controller in December 2003. From March 2002 until she joined us, Ms. Stevenson had been working as a consultant assisting various companies in accounting and reporting, evaluating and documenting internal control policies and procedures and various operational projects. From 1987 through February 2002, Ms. Stevenson served in various capacities with Viad Corp (NYSE: VVI), a company providing payment services and tradeshow and convention and event services to businesses. From April 1999 to February 2002, Ms. Stevenson served as Vice President — Controller for Viad where she was its Principal Accounting Officer responsible for the development and implementation of accounting, reporting and internal control policies and procedures. From 1984 to 1987, Ms. Stevenson was the Chief Financial Officer for Paragon Homes, a residential home builder in the Phoenix, Arizona area. Prior to that, Ms. Stevenson was an audit manager with the international public accounting firm of Arthur Andersen in Phoenix. She received the degree of Bachelor of Science in Business Administration (Accounting Major) from the University of New Mexico and has been a certified public accountant since 1981.

        Mary B. Fedewa.    Ms. Fedewa is currently Managing Director of Acquisitions. Ms. Fedewa joined us in February 2004 as Vice President — Acquisitions. Before joining us, Ms. Fedewa was a Vice President at GE Capital, where she spent 12 years. Within GE Capital, Ms. Fedewa held leadership positions in several GE Capital divisions. Most recently, she was in GE Capital's Commercial Finance division, leading the integration of GE Capital's acquisition of FFCA. Ms. Fedewa has over a decade of financial services experience. Ms. Fedewa received a Bachelor of Science in Finance from North Carolina State University.

        Brian Johnson.    Mr. Johnson joined us as Managing Director of Acquisitions in September 2004. Mr. Johnson has thirty years experience in real estate finance specializing in institutional private placements, mortgage and sale-leaseback financing. From 1973-1989, Mr. Johnson served as Managing Director of Investments for Dobson & Johnson, a mortgage banking firm in Nashville, TN. From 1989-1998 Mr. Johnson served as President of Corporate Property Advisors providing corporate real estate structured financing products. From 1998 through 2002, Mr. Johnson worked for Corporate Realty Investment Company, a joint venture partnership with the Princeton University Endowment Fund, as National Director of Acquisition structuring credit tenant sale-leaseback investments. From 2002 to 2004, Mr. Johnson operated Corporate Property Advisors, a corporate real estate financing firm located in Nashville, Tennessee.

        William D. Richins.    Mr. Richins is currently Managing Director of Acquisitions. Mr. Richins joined us as Vice President — Acquisitions in June 2004. Mr. Richins has over 25 years of retail industry financial management experience in chief financial officer positions with London Fog Industries, Linens n' Things (NYSE: LIN) and Laura Ashley and as Vice President Corporate Controller for

Gap, Inc. (NYSE: GPS) Mr. Richins was with Arthur Andersen LLP from 1995 to 2000 where he headed the retail industry financial operations consulting practice. Mr. Richins had his own practice, Alliance Partners Consulting Group, Ltd., from January 2000 to June 2004. Mr. Richins earned his BBA from the City College of New York, Baruch School.

        Linda J. Blessing, Ph.D.    Dr. Blessing has a history of public service in both education and government. For the past five years, she served as the Executive Director of the Arizona Board of Regents, the governing body of Arizona's public university system, including Arizona State University, the University of Arizona, and Northern Arizona University, with combined enrollment of over 100,000 students and annual operating budgets of $2.5 billion. Upon retirement from that position, she was named Executive Director Emerita and received the Regents' Medal. Prior to the Board of Regents, Dr. Blessing was the longest serving Director of the Arizona Department of Economic Security. Dr. Blessing also formerly spent ten years with the Arizona Office of the Auditor General and was Deputy Auditor General for six years. Dr. Blessing earned a Bachelor of Science in Business Administration from Cal Poly University, Pomona and her MBA from California State University, San Bernardino. She earned her Ph.D. in Public Administration from Arizona State University and attended the Program for Senior Executives at the JFK School of Government, Harvard University. Dr. Blessing is licensed as a certified public accountant.

        Willie R. Barnes, Esq.    Mr. Barnes has been a partner at the law firm of Musick, Peeler & Garrett LLP since 1992. He is also secretary of American Shared Hospital Services (AMEX: AMS) where he has served on the audit committee and compensation committee of the board of directors. Mr. Barnes was also a Director of FFCA from 1994 until its sale to GECC in 2001. Mr. Barnes is a member of the Section of Business Law of the American Bar Association and a member of the following committees: the Federal Regulation of Securities Committee, the State Regulation of Securities Committee, and the Futures Regulation Committee. In addition to a general transactional and securities practice, Mr. Barnes was appointed and served as the Commissioner of Corporations for the State of California from 1975 to 1979 and he was a member of the California Senate Commission on Corporate Governance, Shareholder Rights and Securities Transactions from 1986 to 1991. From 1979 to 1988, he was a senior partner of Manatt, Phelps, Rothenberg & Phillips and served as Chairman of its Corporate and Securities Department. Mr. Barnes was a partner at Wyman Bautzer Kutchel & Silbert from January 1989 until its dissolution in March 1991 and a partner of Katten Muchin Zavis & Weitzman from March 1991 to January 1992. Mr. Barnes received his Bachelor of Arts degree from the University of California at Los Angeles in 1953 and his law degree from the UCLA Law School in 1959.

        Dennis E. Mitchem.    Mr. Mitchem has been the Director of Corporate Relations, Northern Arizona University since October 1998. Mr. Mitchem has also served as Executive Director of Habitat for Humanity, Valley of the Sun, from April 1996 to October 1998, and prior to that time was an independent management consultant for privatization and financial services projects. Mr. Mitchem was also a director of FFCA from 1996 until its sale to GECC in 2001. From March 1994 to December 1995, Mr. Mitchem worked in Moscow serving as a consultant to establish Russian Privatization Centers. From July 1992 to February 1994, he was managing director of a joint venture between a national accounting firm and a private business entity that provided accounting services to the Resolution Trust Corporation and also managed the Denver, Colorado, financial processing center of the Resolution Trust Corporation. From 1954 to June 1993, he was employed by the international accounting firm of Arthur Andersen, where he became a partner in 1967 and retired as a senior partner in June 1993. From 1959 to 1992, Mr. Mitchem served as committee chairman, officer or director of local, state or national certified public accountant organizations. For seven years he represented the State of Arizona on the governing counsel of the American Institute of Certified Public Accountants. Mr. Mitchem is a past chairman of the Arizona Society of Certified Public Accountants, and has served that organization, among other things, as chairman of the Professional Ethics committee, Auditing Standards committee and Accounting Principles committee. Mr. Mitchem is a Life Member of the American Institute of

Certified Public Accountants and the Arizona Society of Certified Public Accountants. Mr. Mitchem received the degree of Bachelor of Science in Business Administration (Accounting Major) from the University of Nebraska.

        Paul F. Oreffice.    Mr. Oreffice is currently Chairman of the Board and one of the principal owners of Fairfield Homes of Arizona. He is on the International Advisory Board of Marsh & McLennan Companies (NYSE: MMC) and Chairman of the Board of the National Parkinson Foundation. He is also on the Board of Visitors of MD Anderson Cancer Center. Mr. Oreffice is also a trustee of the American Institute for Public Policy/Research, Washington, D.C. Mr. Oreffice retired as Chairman of the Board of The Dow Chemical Co. (NYSE: DOW) in 1992 after almost 40 years with the company. Mr. Oreffice joined Dow in 1953 following service in the US Army and was named Chief Financial Officer in 1970. He was elected to the board of directors and the Executive Committee in 1971. In 1975 he became President of Dow USA, and in 1978 he took over as President and Chief Executive Officer of The Dow Chemical Co. In 1986 he was also named Chairman of the Board. Mr. Oreffice also previously served on the boards of the CIGNA Corporation (NYSE: CI) (1979 - 1998), The Coca Cola Company (NYSE: KO) (1984 - 2003), Morgan Stanley (NYSE: MWD) (1987 - 1995), and Nortel Networks Corporation (NYSE: NT) (1983 - 1998). Mr. Oreffice received the degree of Bachelor of Science in Chemical Engineering from Purdue University in 1949.

        James R. Parish.    Since 1991, Mr. Parish has been a principal of Parish Partners, Inc., an investment, advisory and consulting firm and provides executive level strategic expertise to a wide range of restaurant industry executives in quick, casual full and fine dining areas. Mr. Parish also presently serves on the board of directors or advisory boards of five privately held restaurant or restaurant industry provider companies. Mr. Parish has served as Chairman and Chief Executive Officer of Sfuzzi, Inc. and Z'Tejas, Inc. Mr. Parish has also served as a member of the board of directors of Taco Bueno Inc. since 2001. Prior to forming Parish partners in 1991, Mr. Parish was Executive Vice President, Chief Financial Officer, Director and member of the Executive Committee of Chili's, Inc., the predecessor company to Brinker International (NYSE: EAT), now one of the largest multi concept companies in the restaurant industry. Mr. Parish received a Bachelor of Science in Journalism and an MBA in Finance from Drake University.

        Kenneth B. Roath.    Mr. Roath is currently the Chairman of the Board of Health Care Property Investors, Inc. (NYSE: HCP), a REIT organized in 1985 to invest, on a net lease basis, in health care properties. Mr. Roath joined Health Care Property Investors, Inc. at its inception in 1985, and served as the company's Chief Executive Officer until May 2003, when he retired. Mr. Roath was a director of Arden Realty, Inc. (NYSE: ARI), a REIT that operates commercial real estate in Southern California, from 1996 to 2003. Mr. Roath was a member of the executive committee of the National Association of Real Estate Investment Trusts, Inc., or NAREIT, from 1987 to 1997 and was the Chairman of NAREIT from 1994 to 1995. Mr. Roath is an Ex-Officio member of the Board of Governors of NAREIT. Mr. Roath was also a director of FFCA from 1994 until its sale to GECC in 2001. Mr. Roath received a Bachelor of Science in Accounting from San Diego State University.

        Casey J. Sylla.    Mr. Sylla is the Chairman of the Board and President of Allstate Financial, a principal division of the Allstate Insurance Company engaged in the business of life insurance, annuities and other related retirement and savings products. Mr. Sylla is also a member of the senior management team of Allstate Insurance Company. The Allstate Corporation (NYSE: ALL) serves as the holding company for Allstate Insurance Company. Mr. Sylla joined Allstate in 1995 and served until 2002 as its Chief Investment Officer where he was responsible for the management of over $86.0 billion. From 1992 until July 1995, Mr. Sylla was an Executive Officer and Vice President and head of the Securities Department of The Northwestern Mutual Life Insurance Company. Mr. Sylla was also a director of FFCA from 1994 until its sale to GECC in 2001. Mr. Sylla received a Bachelor of Science

Social Science degree from the University of Wisconsin-Eau Claire in 1966 and a Master of Science Economics degree from the University of Missouri in 1969.

        Shelby Yastrow, Esq.    Mr. Yastrow had been an attorney and counsel to the law firm of Gallagher & Kennedy in Phoenix, Arizona since 2001 until his resignation in September 2004. He joined McDonald's Corporation (NYSE: MCD) in 1978 as Vice President, Chief Counsel of Litigation and Assistant Secretary. He was appointed Vice President, General Counsel of McDonald's in 1982 and Senior Vice President in 1988, before being named Executive Vice President in 1995. He retired from McDonald's in April 1998. As general counsel of McDonald's, he was responsible for all legal functions, including real estate, franchise and franchisee relations, marketing and advertising, securities and litigation. In addition to his legal responsibility, Mr. Yastrow was the senior officer responsible for insurance, governmental relationships, environmental matters, internal control systems, transportation and non-restaurant real estate matters. Mr. Yastrow was the sole senior officer responsible for corporate governance and ethics. Mr. Yastrow was also a senior officer of McDonald's for its corporate governance and ethics program. Mr. Yastrow was a director of FFCA from 1997 until its sale to GECC in 2001. Mr. Yastrow also currently serves as a director of a private franchising company. Mr. Yastrow received his law degree from Northwestern University in 1959.

Duties of Officers and Directors

        Our bylaws provide that our officers and directors do not have a responsibility to devote their full time managing our affairs. Our bylaws further provide that our officers and directors may have business interests and engage in business activities similar to or in addition to or in competition with the business activities that we conduct. Therefore, some of our officers and directors could be engaged in other business activities, some of which could be competitive with our operations. Our officers and directors have a duty under Maryland law to act in good faith, in a manner they reasonably believe is in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our employment agreements with Messrs. Morton Fleischer, Volk, Jeffrey Fleischer and Seibert and Ms. Long require those individuals to devote substantially all of their professional time working for us.

Committees of the Board

        Audit Committee.    Our board of directors' audit committee currently consists of three independent directors, Messrs. Mitchem, chairman, Oreffice and Parish. Our board has determined that all three members of the audit committee qualify as audit committee financial experts as defined in applicable SEC and NYSE regulations. The audit committee has adopted an audit committee charter, which defines the audit committee's primary duties to include:

  •
  serving as an independent and objective body to monitor and assess our compliance with legal and regulatory accounting requirements, our financial reporting processes and related internal control systems and the performance generally of our internal audit function;

  •
  overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our outside auditors, who will report directly to the audit committee;

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  providing an open means of communication among our outside auditors, accountants, our senior management, our internal auditors and our board of directors;

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  resolving any disagreements between our management and the outside auditors regarding our financial reporting;

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  meeting at least quarterly with senior executives, internal auditors and independent auditors; and

  •
  preparing the audit committee report for inclusion in our annual proxy statement for our annual stockholders meeting.

Our audit committee charter also mandates that our audit committee approve all audit, audit related, tax and other non-audit services conducted by our independent accountants.

        The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The audit committee serves in a board level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the audit committee's members in business, financial and accounting matters.

        Compensation Committee.    Our board of directors' compensation committee currently consists of two independent directors, Messrs. Roath, chairman, and Oreffice. Our compensation committee has adopted a compensation committee charter which defines the compensation committee's primary duties to include:

  •
  annually establishing guidelines, objectives and standards for determining the compensation of our executive officers;

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  set the compensation level for our Chief Executive Officer;

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  evaluating the performance of our Chief Executive Officer and other senior executives;

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  reviewing our executive compensation policies;

  •
  consulting with the Chief Executive Officer regarding the Chief Executive Officer's recommendation to the compensation committee with respect to compensation of other executive officers;

  •
  approving any new employment agreements;

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  recommending to our board of directors compensation for our senior executive officers;

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  developing and administering and implementing our existing and future equity incentive and 401(k) plans;

  •
  determining the number of shares underlying, and the terms of, restricted common stock awards and stock options to be granted to our directors, executive officers and other employees under equity incentive plans;

  •
  preparing a report on executive compensation for inclusion in our annual proxy statement for our annual stockholders meeting; and

  •
  seeking input from the full board on the foregoing matters.

        Nominating and Governance Committee.    Our board of directors' nominating and governance committee currently consists of two independent directors, Messrs. Barnes, chairman, and Sylla. The nominating and governance committee has adopted a nominating and governance committee charter which defines the nominating and governance committee's primary duties to include:

  •
  generally overseeing all board governance matters;

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  establishing standards for service on our board of directors;

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  reviewing and evaluating the role of the board of directors, its committees and each member;

  •
  identifying individuals qualified to become members of our board of directors and recommending director candidates for election or re-election to our board;

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  considering and making recommendations to our board regarding board size and composition, committee composition and structure and procedures affecting directors;

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  reviewing and updating our code of business conduct and ethics, which will include our conflicts of interests policies; and

  •
  monitoring our corporate governance principles and practices.

        Executive Committee.    The executive committee of our board of directors currently consists of three directors, Messrs. Morton Fleischer, chairman, Volk and Yastrow. The executive committee will perform the duties and exercise the powers delegated to it by the board of directors. The executive committee meets only when board action on a significant matter is required and it is impractical or not feasible to convene a full meeting of the board.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves on the compensation or similar committee of any other entity.

Director Compensation

        Any member of our board of directors who is also our employee will not receive any additional compensation for serving on our board. Our non-employee directors each receives an annual retainer of $25,000 in cash, paid quarterly in advance. We also pay our independent directors the following additional fees, as applicable:

Annual retainer for lead independent director	$10,000
Annual retainer for audit committee chairman	$7,500
Annual retainer for compensation committee chairman	$6,000
Annual retainer for other committee chairman	$5,000
Fee for each board meeting attended	$1,000
Fee for each committee meeting attended	$750

We also reimburse our non-employee directors for their reasonable travel expenses incurred in connection with their attendance at board meetings.

        Upon initial election to our board, each of our independent directors receives a grant of 5,000 restricted shares of our common stock. Each of our independent directors also receives annual grants of restricted stock with a value of $15,000. These restricted stock grants are made under our 2003 Stock Option and Incentive Plan.

Executive Compensation

        The following table sets forth the salary and other compensation paid to our Chief Executive Officer and each of our other four most senior executive officers for the fiscal year ended December 31, 2003. Because we were only recently formed in August 2003, no information is applicable for periods before 2003. Except as noted, no employee received more than $100,000 in base salary and bonus during 2003. The amounts included in the table include both compensation directly paid or accrued by us, as well as compensation paid on our behalf by our affiliates. The difference in salaries primarily resulted from Messrs. Morton Fleischer and Volk not beginning employment with us until the beginning of the term of their employment agreements on December 15, 2003 and the other officers who joined us during different parts of the year in 2003. The salaries presented do not represent a full year of operations and the individuals listed in the table each entered into an employment agreement with us on December 15, 2003; therefore, the base salary paid to these individuals will be higher for 2004.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($)
Morton H. Fleischer Chairman of the Board and Chief Executive Officer	2003	17,067	(1)	—	—	—	480,000	—
Christopher H. Volk President and Chief Operating Officer	2003	17,067	(1)	—	—	—	480,000	—
Catherine Long Chief Financial Officer, Senior Vice President, Secretary and Treasurer	2003	132,603	(2)	—	—	249,750	90,000	—
Jeffrey M. Fleischer Senior Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer	2003	90,949	(3)	—	—	249,750	90,000	—
Gregg A. Seibert Senior Vice President — Underwriting, Assistant Secretary and Assistant Treasurer	2003	38,649	(4)	—	—	249,750	90,000	—

(1)
Messrs. Morton Fleischer and Volk were not employees until the commencement of the term of their employment agreements on December 15, 2003.

(2)
Ms. Long's employment with Spirit Finance Holdings, LLC began in March, 2003, and therefore was not paid a full year's salary.

(3)
Mr. Jeffrey Fleischer's employment with Spirit Finance Holdings, LLC began in April, 2003, and therefore was not paid a full year's salary.

(4)
Mr. Seibert's employment with Spirit Finance Holdings, LLC began in September, 2003, and therefore was not paid a full year's salary.

Option Grants in 2003

		Percent of Total Options Granted to Employees in 2003				Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term(3)
	Number of Securities Underlying Options to be Granted (#)
Name			Exercise Price Per Common Share
					Expiration Date	5%	10%
Morton H. Fleischer Chairman of the Board and Chief Executive Officer	480,000	39.0%	$10.00	(1)	December 17, 2013	$3,019,200	$7,651,200
Christopher H. Volk President and Chief Operating Officer	480,000	39.0%	$10.00	(1)	December 17, 2013	$3,019,200	$7,651,200
Catherine Long Chief Financial Officer, Senior Vice President, Secretary and Treasurer	90,000	7.3%	$10.00	(2)	December 17, 2013	$566,100	$1,434,600
Jeffrey M. Fleischer Senior Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer	90,000	7.3%	$10.00	(2)	December 17, 2013	$566,100	$1,434,600
Gregg A. Seibert Senior Vice President — Underwriting, Assistant Secretary and Assistant Treasurer	90,000	7.3%	$10.00	(2)	December 17, 2013	$566,100	$1,434,600

(1)
The option will become exercisable in five equal annual installments.

(2)
The option will become exercisable in three equal annual installments.

(3)
Based on an assumed grant date price of $10.00 per share.

Employment Agreements

        We have entered into employment agreements with Morton H. Fleischer, Christopher H. Volk, Catherine Long, Jeffrey M. Fleischer and Gregg A. Seibert. The employment agreements are for a three year term that began December 15, 2003 and provide the annual base salaries and maximum bonuses shown in the table below:

Name and Title of Executive Officer	Annual Base Salary	Maximum Bonus(1)
Morton H. Fleischer Chairman of the Board and Chief Executive Officer	$375,000	$375,000
Christopher H. Volk President and Chief Operating Officer	$375,000	$375,000
Catherine Long Chief Financial Officer, Senior Vice President, Secretary and Treasurer	$200,000	$160,000
Jeffrey M. Fleischer Senior Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer	$200,000	$160,000
Gregg A. Seibert Senior Vice President — Underwriting, Assistant Secretary and Assistant Treasurer	$200,000	$160,000

(1)
Actual bonuses will be paid based on performance criteria and targets set by the compensation committee of our board of directors. The compensation committee of our board of directors has the discretion to award additional bonus amounts as it deems appropriate based on the performance of each officer.

        The employment agreements for Ms. Long and Messrs. Jeffrey Fleischer and Seibert provide that base salaries will be increased on January 1 of each year by a minimum increase equal to the increase in the Consumer Price Index and that the maximum bonuses will be reviewed once a year to determine whether they should be increased. The employment agreements of Messrs. Morton Fleischer and Volk do not provide for minimum annual increases but do provide for annual review of base salary and maximum bonuses. The compensation committee of our board of directors has the discretion to increase any or all of the base salaries and bonuses in additional amounts as it deems appropriate. These agreements provide that the executive officers agree to devote substantially all of their professional time to our operations. At the end of the three year term, the employment agreements will automatically extend for one additional year unless either party terminates the agreement not later than 60 days before expiration.

        These employment agreements permit us to terminate the executives' employment, with appropriate notice, with or without "cause." "Cause" is generally defined to mean:

  •
  conviction of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing criminal liability on a strict liability basis due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of our board of directors);

  •
  a breach of the executive's duty of loyalty which is materially detrimental to us;

  •
  a failure to perform or adhere to duties that are consistent with the executive's employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation any business code of ethics adopted by our board, or the failure to follow the lawful directives of our board provided such directives are consistent with the terms of the executive's employment agreement, which continues for a period of 30 days after written notice to the executive;

  •
  negligence or misconduct in the performance of the executive's duties that have a material adverse effect on us; or

  •
  a material breach of the executive's employment agreement by the executive that continues for 30 days after written notice to the executive.

        Under the employment agreements, the executive officers receive three weeks of paid vacation annually and various other customary benefits. The employment agreements referred to above provide that the executive officers are eligible to participate in our stock option plan and are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of the benefit plans as in effect from time to time. If the executives' employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate the executives' employment without cause, or if the executive officers terminate employment with good reason as defined in the agreement, we will be obligated to pay (1) a lump sum payment of severance equal to two times, in the case of Morton H. Fleischer and Christopher H. Volk, or one and a half times in the case of Catherine Long, Jeffrey M. Fleischer and Gregg A. Seibert, the annual salary and annual maximum bonus payable under the agreement, (2) the incentive bonus prorated for the year in which the termination occurred, (3) payment of premiums for certain group health coverage, and (4) other benefits as provided for in the employment agreement. Additionally, in the event of a termination by us for any reason other than for cause, or if the executive terminates employment with good reason, all of the options and restricted shares granted to the executive will become fully vested, and the executive will have a period of two years in which to exercise all vested options.

        If a change in control of our company occurs, the executive officers will become fully vested in their options and restricted shares. In general terms, a change of control occurs:

  •
  if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

  •
  if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

  •
  upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent; or

  •
  if a majority of the independent members of our board of directors votes in favor of a resolution stating that a change in control has occurred.

        If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements that we intend to enter into will require us to gross up the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

        For a 24-month period in the case of Messrs. Morton Fleischer and Volk, and 12 months in the case of Ms. Long and Messrs. Jeffrey Fleischer and Seibert, after termination of an executive's employment for any reason except for cause, the executive will agree not to compete with us by working with or investing in (subject to limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of the executive's employment with us. In the event the executive is terminated for cause, the executive will agree not to compete with us for a 12-month period.

Stock Option and Incentive Plan

        General.    Our 2003 Stock Option and Incentive Plan provides for the ability to make grants of incentive stock options and non-qualified stock options and awards of restricted common stock. The stock option plan also provides for the ability to make grants of share appreciation rights, performance units, dividend equivalents and other equity-based awards.

        The stock option plan authorizes the issuance of awards related to up to an aggregate of 2,100,000 shares of common stock, subject to adjustment as described in the stock option plan. The maximum number of shares of common stock that may be subject to grants to any individual in any calendar year is 500,000 shares of common stock. As of August 31, 2004, awards relating to 657,750 shares of common stock were available for issuance under the stock option plan.

        If any grant terminates, expires or is forfeited without having been exercised or is cancelled without the delivery of shares of common stock, the common stock covered by such grant will again be available for issuance under the stock option plan, as well as any shares of common stock that are delivered by the grantee or withheld by us upon the exercise of the option or other award under the stock option plan in payment of the exercise price. In connection with certain extraordinary events, the compensation committee of our board of directors is able to make adjustments to the total number of shares of common stock offered under the stock option plan, the maximum number of shares of common stock that may be awarded to an individual in a calendar year, the number and kind of shares of common stock covered by outstanding awards and the purchase prices specified in outstanding grants as may be determined to be appropriate.

        Administration.    The compensation committee of our board of directors has the sole authority to determine who will receive awards, the types of awards that will be granted and the number of shares of common stock subject to each such award. The compensation committee also interprets the stock option plan and award agreements and sets the terms and conditions for each grant. The compensation committee is not able to amend the terms of any previously granted option to reprice, replace or regrant the option through cancellation or by lowering the exercise price of the previously granted option, unless our stockholders provide prior approval. The determinations of the compensation committee are made in its sole discretion and are final, binding and conclusive.

        Eligibility for Participation.    Grants under the stock option plan may be made to our employees and consultants and to those employees and consultants of our subsidiaries and affiliates and to any non-employee member of our board of directors. The compensation committee determines which employees, consultants and non-employee members of our board receive grants under the stock option plan.

        Stock Options.    The compensation committee may grant options intended to qualify as incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code or so-called "non-qualified stock options" that are not intended to so qualify, or NQSOs, or any combination of ISOs or NQSOs. Grants of NQSOs under the stock option plan may be made to any of our employees and consultants and those employees and consultants of our subsidiaries and affiliates and to any non-employee member of our board. Grants of ISOs under the stock option plan may be made only to our employees and employees of our 50% or more owned subsidiaries.

        The compensation committee will fix the exercise price per common share on the date of grant. The exercise price for NQSOs and ISOs may not be less than the fair market value of the underlying shares of common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding shares of common stock or our subsidiaries, the exercise price per share of an ISO must be at least 110% of the fair market value of a share of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs must be treated as NQSOs.

        The compensation committee will determine the term of each option; provided, however, that the exercise period for ISOs may not exceed 10 years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding shares of common stock or our subsidiaries, the term may not exceed five years from the date of grant. The vesting period for options will commence on the date of grant and end on date as is determined by the compensation committee, in its sole discretion, which is specified in the award agreement. The compensation committee may provide in an award agreement that an option may become exercisable prior to the date the option becomes exercisable and if the option is exercised prior to such vesting date, the grantee will receive restricted shares that vest over the remaining vesting period of the option.

        A grantee may exercise an option by delivering notice of the exercise to us and by paying the exercise price, plus any withholding tax due, (1) in cash or certified check, (2) with approval of the compensation committee: (A) by delivering shares of common stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price, (B) surrendering of shares of common stock issuable upon exercise of the option, (C) making payment through the delivery of property of any kind which constitutes good and valuable consideration or (D) any combination of the permitted exercise methods or by such other method the compensation committee may approve that is permitted by applicable law.

        Restricted Shares.    The compensation committee may grant restricted shares to anyone eligible to participate in the stock option plan. The compensation committee may require that grantees pay consideration for the restricted shares and may establish conditions under which restrictions on the restricted shares will lapse over a period of time or according to such other criteria as the compensation committee determines appropriate. The compensation committee will determine the number of shares of common stock subject to the grant of restricted shares and the other terms and conditions of the grant. Unless the compensation committee determines otherwise, during the restriction period, the grantee will have the right to vote the shares of common stock subject to the restricted share grant and to receive any dividends or other distributions paid on such shares of common stock, subject to any restrictions determined to be appropriate by the compensation committee.

        Performance Units.    Performance units may be granted under the stock option plan. The compensation committee may grant units to anyone eligible to participate in the stock option plan. Each unit provides the grantee with the right to receive an amount based on the value of the unit, which will be determined by the compensation committee, if performance goals established by the compensation committee are met. Units will be based on the fair market value of the shares of common stock or such other measurement base that the compensation committee determines to be appropriate. The compensation committee will determine the number of units that will be granted, the requirements applicable to the units, the performance period during which performance will be measured, the performance goals applicable to the units and such other conditions as the compensation committee determines appropriate. The applicable performance goals may relate to our financial performance or that of our subsidiaries, the performance of the shares of common stock, the grantee's performance or such other criteria that the compensation committee determines appropriate. If the performance goals are met, units will be paid to the grantee in cash, in shares of common stock or a combination of cash and shares of common stock, as determined by the compensation committee.

        Dividend Equivalents.    The compensation committee may grant dividend equivalents in connection with options granted under the stock option plan. The compensation committee may grant dividend equivalents to anyone eligible to participate in the stock option plan. Dividend equivalents are payable in cash or shares of common stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents are determined by the compensation committee.

        Other Equity-Based Awards.    The compensation committee may grant other types of stock-based awards (including the grant of unrestricted shares of common stock), cash-based awards or other equity-based awards under the stock option plan. The compensation committee may grant other equity-based awards to anyone eligible to participate in the stock option plan. Equity-based awards are payable in cash, shares of common stock or other equity determined by the compensation committee. The terms and conditions of other equity-based awards are determined by the compensation committee.

        Qualified-Performance Compensation.    The stock option plan permits the compensation committee to impose and identify specific performance goals that must be met with respect to grants of options, stock appreciation rights, restricted shares, units, dividend equivalents and other equity-based awards. The compensation committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the compensation committee. Prior to, or soon after the beginning of, the performance period, the compensation committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions.

        The performance goals will be based on one or more of the following measures related to our operations: pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions or savings, funds from operations, stock price, sales or new investments funded, distributions to stockholders, dividend yield and/or such other identifiable and measurable performance objectives determined by the compensation committee.

        Deferrals.    The compensation committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with an award under the stock option plan. The compensation committee will establish the rules and procedures applicable to any deferrals.

        Change of Control.    If a merger, consolidation, sale, transfer, exchange or other disposition of all or substantially all of our assets or other event occurs that affects the shares of common stock, the compensation committee may take any of the following actions to provide: (1) for the purchase of any outstanding award for the payment of an amount of cash equal to the amount that would have been attained upon the exercise of such award or realization of the grantee's rights (net of any required payments by the grantee) had such award been currently exercisable, payable, fully vested or the restrictions lapsed or replace such award with other rights or property selected by the compensation committee, (2) that the award cannot be exercised after such event, (3) for a specified period of time prior to such transaction or event such award will be fully exercisable, (4) that the award will be assumed by the successor or surviving corporation, or a parent or subsidiary thereof or substituted for similar awards, (5) that the restrictions on restricted shares will be terminated, or (6) for such further provisions or limitations as the compensation committee deems appropriate and in our best interests, including adjustments in the number or type of shares subject to the award.

        Amendment and Termination of the Stock Option Plan.    Our board of directors or the compensation committee may amend or terminate the stock option plan at any time, subject to stockholder approval if required to comply with applicable law, regulation or rule. Unless sooner terminated, the stock option plan will terminate on December 15, 2013.

        The following table shows information related to the stock options that have been granted and the number of shares remaining available for grant under our stock option plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	1,290,000	$10.00	657,750
Equity compensation plans not approved by stockholders	—	—	—

Total	1,290,000	$10.00	657,750

(1)
Our 2003 Stock Option and Incentive Plan was approved by our then sole stockholder on December 15, 2003.

401(k) Plan

        We adopted a defined contribution savings plan, or "401(k) Plan," to provide retirement income to our employees, including our executive officers. The 401(k) Plan is qualified under Section 401(a) of the Internal Revenue Code and incorporates features permitted under Section 401(k) of the Internal Revenue Code.

        The 401(k) Plan covers all employees who have completed six months of service with us. The 401(k) Plan allows participants to elect to contribute up to 100% of annual compensation on a pre-tax basis with a maximum pre-tax contribution of $13,000 for 2004. In addition, the 401(k) Plan allows individuals who are at least 50 years of age by the end of the tax year to make additional contributions, known as catch-up contributions, in the maximum amount of $3,000 for 2004. We provide a matching contribution in cash, equal to 100% of each participant's elective deferral that does not exceed 3% of compensation, plus 50% of the elective deferral that exceeds 3% of compensation but does not exceed 5% of compensation, which matching contributions vest immediately.

        Any additional company matching contributions or any profit sharing contributions by us are subject to a vesting schedule and will be 100% vested after three years of service. Participant contributions are fully vested at all times and all contributions are invested as directed by each participant in investment funds available under the 401(k) Plan. At the termination of employment, the distribution will be based on the total account balance that is vested and will be payable in a lump-sum as soon as practical or at a later date elected by the participant or the participant's beneficiary.

Spirit Management Company

        We have formed a wholly owned taxable subsidiary, Spirit Management Company, to have the capacity to generate revenues from business activities that are not otherwise suitable for a REIT. REITs are subject to numerous business activity rules that generally restrict investments principally to real estate and mortgages that are held for a long term. We and Spirit Management have jointly elected to treat Spirit Management as a taxable REIT subsidiary. As a result, Spirit Management will be permitted to engage in non-REIT activities that may include short-term gains from opportunistic real estate sales, advisory and management fee income and other sources of revenues not suitable for a REIT. Because Spirit Management will be a taxable REIT subsidiary, we will have the operational flexibility to engage in non-permissible REIT activities that are consistent with our customer mission. Because Spirit Management will be wholly owned by us, it will allow our stockholders to benefit from the associated revenues from those activities to the extent the revenue is distributed to us. Spirit Management is not currently engaged in any active business operations, has not generated any revenues to date and is not contractually obligated to distribute its revenue to us. Our stockholders will not receive any distributions attributable to revenue from Spirit Management until that revenue is distributed to us.

        Because Spirit Management will be a taxable REIT subsidiary, Spirit Management's net income will be taxed at regular corporate rates. We currently share substantially all of our officers and employees with Spirit Management. We pay the payroll costs of all of our and Spirit Management's employees and our and Spirit Management's other overhead expenses. Spirit Management then reimburses us for the payroll expense of its employees for the time those employees spend performing services for entities other than us and the other overhead expenses incurred by Spirit Management. Spirit Management will have at least one director on its board of directors that is not an employee, officer or director of our company.

Corporate Governance and Alignment of Interests

        Our founders have had years of experience in corporate and fiduciary management and believe strongly in the importance and value of strong corporate governance. Accordingly, we have taken steps to implement appropriate corporate governance measures that we believe encourage and promote a proper alignment of interests with our investors. The steps we have taken meet the current governance standards mandated by regulatory authorities such as the NYSE and we abide by substantially all of the recommendations of Institutional Shareholder Services, a leading authority on proxy issues and corporate governance. We are further committed to abide by any new regulations that may, from time to time, be imposed by regulatory authorities that oversee publicly traded companies listed on the NYSE. The corporate governance steps that we have taken include the following:

  •
  Independent Board Members:  Our board of directors has determined that seven of the ten members of our board are independent as defined by current NYSE rules and the Corporate Governance Guidelines adopted by our board. Most of our independent directors were previously independent directors of FFCA and have an understanding of our investment approach. Combined, our independent directors have extensive business, management, public company, financial and corporate governance expertise that is required for investor representation.

  •
  Independent Board of Director Meetings:  The independent members of our board of directors meet regularly without the presence of any inside directors or our senior management. Our board has also appointed a lead independent director, Mr. Shelby Yastrow, who is, among other duties, charged with organizing and preparing agendas for these meetings.

  •
  Board of Director Committees:  Our board has established three committees, Audit, Compensation and Nominating and Governance, that are comprised solely of independent directors. All three committees are chaired by directors who have prior experience as members or chairs of similar committees. Our Audit Committee includes a "Financial Expert" as defined under SEC rules.

  •
  Corporate Governance Policies:  Our board of directors has adopted Corporate Governance Guidelines that detail various governance issues related to the management of our board of directors. Our board has also adopted a Business Code of Conduct and Ethics that details various policies regarding the ethical conduct of our business and operations that applies to all of our officers, directors and employees. Copies of these policies are posted on our website, www.spiritfinance.com. Our website is not part of this prospectus.

  •
  Anti-Takeover Measures:  Our board members serve only one year terms and will be subject to re-election each year. In addition, we do not have any "poison pill" or stockholder rights protection that investors may view as pro-management. However, our board may adopt anti-takeover measures if it believes that they are in our best interests. This action would also take into account the recommendations of financial advisors who might be engaged to represent us or the independent directors.

  •
  Employment Contracts:  Our five most senior executive officers have entered into employment contracts that restrict their abilities to compete with us and require them to devote substantially all of their professional time to fulfill their responsibilities to us. The employment agreements of our senior management also have change in control provisions, which may make a potential acquisition of our company more costly and discourage a takeover.

  •
  Alignment of Interests:  Our two most senior executive officers have together invested an aggregate of approximately $10.7 million in our common stock in connection with our formation and our December 2003 private offering. In addition, the other members of our senior management team and our directors collectively invested approximately $1.6 million in our common stock. As a self-advised REIT, our officers have interests and responsibilities that are aligned with the interests of our stockholders. The formation of Spirit Management Company, our taxable REIT subsidiary, is expected to further this interest by providing us with the operational flexibility to engage in non-REIT business activities that are consistent with our central customer mission.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

        Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages except for liability resulting from (a) actual receipt of an improper personal benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our organizational documents limit the personal liability of our directors and officers for monetary damages to the fullest extent permitted under Maryland law. We also carry a directors and officers liability insurance policy. The Maryland General Corporation Law requires us (unless our charter provide otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she was made a party by reason of his or her service in that capacity. The Maryland General Corporation Law and our articles permit, and our bylaws require, our present and former directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following is established:

  •
  an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

        A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the prescribed standard of conduct is not met. However indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        Our charter and bylaws also obligate us to advance reasonable expenses to a director or officer upon receipt of (a) written affirmation of a director's or officer's good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by such officer or director to repay the amount paid or reimbursed. Any indemnification, advancement of expenses or any agreement to hold harmless is recoverable only out of our assets and not from our stockholders.

        Our charter also authorizes us, to the maximum extent permitted by Maryland law, to indemnify any director or officer who, at our request, serves another corporation or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

        These provisions do not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit our stockholders' ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or our stockholders.

        The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in dividends resulting from our payment of premiums associated with insurance.

        The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors and officers will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

  •
  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

  •
  the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

  •
  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

        Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

  •
  approves the settlement and finds that indemnification of the settlement and related costs should be made; or

  •
  dismisses with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

SECURITY OWNERSHIP

        The following table contains information as of August 31, 2004, regarding beneficial ownership of our common stock by (1) each person know to us, based on selling stockholder questionnaires, to be the beneficial owner of more than five percent of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers, and (4) all directors and executive officers as a group. As of August 31, 2004, we had 37,404,862 shares of our common stock issued and outstanding. The persons as to whom information is given have sole voting and investment power over the shares beneficially owned, unless otherwise noted in the footnotes following the table.

	As of August 31, 2004
Name	Aggregate Number of Shares Beneficially Owned(1)		Percent of Class(2)
5% Holders:
Hartford Capital Appreciation Fund, Inc. c/o Wellington Management Co. LLP 75 State Street Boston, Massachusetts 02109	2,185,700		5.8%
Farallon Partners, L.L.C. c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 1325 San Francisco, California 94111	5,525,000	(3)	14.8%
Fidelity Destiny Portfolios: Destiny II 82 Devonshire Street E31C Boston, Massachusetts 02019	2,489,700		6.7%
Directors and Executive Officers:
Morton H. Fleischer(4)	2,403,150	(5)	6.4%
Christopher H. Volk(4)	1,328,612	(6)	3.6%
Catherine Long(7)	36,000		*
Jeffrey M. Fleischer	35,753		*
Gregg A. Seibert	29,301		*
Linda J. Blessing	—		*
Willie R. Barnes	5,000		*
Dennis E. Mitchem	16,000		*
Paul F. Oreffice	60,000		*
James R. Parish	15,750		*
Kenneth B. Roath	26,000		*
Casey J. Sylla	25,000		*
Shelby Yastrow	31,800		*
Directors and executive officers as a group (17 persons)	2,815,824		7.5%

*
Less than 1.0%

(1)
All shares not outstanding but which may be acquired by the stockholder within 60 days by the exercise of any stock option or any other right are deemed to be outstanding for the purposes of calculating beneficial ownership and computing the percentage of the class beneficially owned by the stockholder, but not by any other stockholder. Includes shares beneficially owned by the individual's spouse.

(2)
All percentages are rounded to the nearest tenth of a percent.

(3)
Farallon Partners, L.L.C. is the general partner of the following limited partnerships and under the rules of the SEC may be deemed to own the shares held by those limited partnerships: 2,710,800 shares owned by Farallon Capital Partners, L.P.,

  2,130,500 shares owned by Farallon Capital Institutional Partners, L.P., 277,500 shares owned by Farallon Capital Institutional Partners II, L.P., 277,500 shares owned by Farallon Capital Institutional Partners III, L.P. and 128,700 shares owned by Tinicum Partners, L.P.

(4)
As of August 31, 2004, Spirit Finance Holdings owned 1,252,612 shares of our outstanding common stock. Messrs. Fleischer and Volk each own 50% of the voting control of Spirit Finance Holdings. Under the rules of the SEC, Messrs. Fleischer and Volk are each deemed to be the beneficial owners of Spirit Finance Holdings' shares.

(5)
Mr. Fleischer owns 1,075,270 shares directly, 1,252,612 shares through his voting power over Spirit Finance Holdings and is deemed to own 75,268 shares owned by his wife, Donna Fleischer.

(6)
Mr. Volk owns 76,000 shares directly and 1,252,612 shares through his voting power over Spirit Finance Holdings.

(7)
Ms. Long owns 35,750 shares directly, and is the custodian for 250 shares held by a minor.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        From time to time our senior management may be presented with various real estate investment opportunities related to our business. In order to mitigate potential conflicts, if one of our affiliates has an investment opportunity that fits within our real estate investment objectives and a majority of our independent directors determines that it is in our best interests, we will permit our affiliates to make that investment. Our affiliates generally consist of our directors, our officers, our employees, Spirit Finance Holdings, LLC, Fleischer Ranches, LLC, any entity controlled by these individuals or entities and any entity or person that becomes affiliated with us in the future. Generally, we will permit our affiliates to make these real estate investments if:

  •
  the real estate investment does not fit our investment objectives;

  •
  the investment would create too great a concentration of our real estate investments in a single tenant, a single type of tenant, a particular geographic area, a particular property or a particular property type;

  •
  the investment would cause us, or would potentially cause us, to fail to qualify as a REIT;

  •
  the investment would require us to incur debt greater than our targeted leverage ratio; or

  •
  a majority of our independent directors determines that the investment is not an appropriate real estate investment for us for any other reason.

        On August 14, 2003 we entered into an advance agreement with Spirit Finance Holdings. Spirit Finance Holdings is controlled equally by Mr. Morton Fleischer, our Chairman of the Board and Chief Executive Officer, and Mr. Volk, our President and Chief Operating Officer. Under the terms of the advance agreement, Spirit Finance Holdings agreed to pay our organizational, start-up and offering expenses until the earlier of August 13, 2004 or the date that we first sold our common stock to third-party investors other than Spirit Finance Holdings. Spirit Finance Holdings, in turn, relied on one of its members, Mr. Morton Fleischer, to finance its working capital needs. The parties agreed that an interest rate of 8% on the funds advanced was a fair rate charged to a start-up company with no operating history because of the risk of lending money to a start-up company with no available source of repayment other than capital raised in the equity markets. At the completion of our December 2003 private offering, we issued 52,612 shares of our common stock to Spirit Finance Holdings at a price per share of $9.30 in repayment of $489,291 of amounts advanced. The price per share was equal to the price per share paid by our affiliates in the December 2003 private offering. The $1,005,841 balance of amounts advanced was paid in cash in accordance with the agreement. Interest paid to Spirit Finance Holdings on the amounts advanced during 2003 totaled $35,205. No amounts were advanced under the agreement subsequent to 2003.

        On December 23, 2003, we acquired four Flying J interstate travel plaza facilities located in Carnesville, Georgia, Spiceland, Indiana, Cannonsburg, Indiana, and St. Augustine, Florida for an aggregate purchase price of $37.5 million. We then leased the facilities back to the seller under a master operating lease. The transaction was conducted as if it was on an arm's length basis between a willing buyer and a willing seller. The purchase price was supported by our due diligence of the prior mortgage lender's records, which records included information about the gross replacement costs of the properties. The purchase price was also supported by property level historical financial information. Mr. Morton Fleischer is on the board of directors of Flying J.

        James R. Parish, a member of our board of directors, is a director of Taco Bueno, Inc. On December 23, we acquired from Washington Mutual a portfolio of mortgage loans on which Taco Bueno or its affiliates are borrowers for a purchase price of $20.4 million.

        On August 2, 2004, we moved into our new corporate headquarters that we lease from an unaffiliated third party. Before moving our offices, we occupied approximately 3,500 square feet of space leased by Fleischer Ranches, LLC. Fleischer Ranches, LLC is wholly owned by Morton H. Fleischer, our Chairman of the Board and Chief Executive Officer. We reimbursed Fleischer Ranches a substantial portion of the rent paid on our office space under the terms of an intercompany expense sharing agreement. For the fiscal year ended December 31, 2003 and the six months ended June 30, 2004, we collectively reimbursed Fleischer Ranches $134,999 for rent paid on the office space we occupied.

        We have a sourcing arrangement with BAS, a wholly owned subsidiary of Bank of America Corporation. Under our sourcing arrangement with BAS, we have agreed to pay BAS an advisory fee with respect to any sale-leaseback, provision of financing by us or similar transaction with any party introduced to us by BAS. Under our sourcing arrangement, if we choose to pursue a transaction with any party introduced to us by BAS, BAS will act as our strategic advisor on the transaction by providing financial advice and assistance to us in our consideration and analysis of the transaction and helping us structure and negotiate the financial terms of the transaction. If the transaction is completed, we will pay to BAS an advisory fee of 1% of the subject transaction amount. We are currently exploring opportunities referred to us by BAS. We have not yet completed any transactions that were referred to us by BAS. BAS is not contractually obligated to introduce any of its clients to us and BAS could cease making referrals to us.

        We do not intend to sell properties to or buy properties from any of our affiliates. In addition, we do not intend to loan money to, borrower money from, or make any investments in our affiliates, including REITs that our founders may form.

COMMON STOCK AVAILABLE FOR FUTURE SALE

        As of August 31, 2004, we had outstanding 37,404,862 shares of common stock. The shares sold under this prospectus will be freely transferable without restriction or further registration under the Securities Act, subject to the ownership limitations contained in our charter, and except for any shares held by our "affiliates," as that term is defined by Rule 144 under the Securities Act. All shares held by our directors, officers and employees will be "restricted securities" as defined in Rule 144.

Rule 144

        In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from us or any of our "affiliates," as defined in Rule 144, the acquiror or subsequent holder is entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding common stock or the average weekly trading volume of the common stock during the four calendar weeks before the date on which notice of the sale is filed with the SEC. Sales under Rule 144 also are subject to the manner of sale provisions, notice requirements and the availability of current public information about us that will require us to file periodic reports under the Exchange Act. If two years have elapsed since the date of acquisition of restricted shares from us or our affiliates, and the acquiror or subsequent holder is deemed not to have been our affiliate at any time during the three months before the sale, that person would be entitled to sell the shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

2003 Stock Option and Incentive Plan

        We have adopted the 2003 Stock Option and Incentive Plan, which provides for the ability to make grants of incentive stock options and non-qualified stock options and awards of restricted common stock. The stock option plan also provides for the ability to make grants of share appreciation rights, performance units, dividend equivalents and other equity-based awards.

        The stock option plan authorizes the issuance of awards related to up to an aggregate of 2,100,000 shares of our common stock, subject to adjustment as described in the stock option plan. As of August 31, 2004, 1,290,000 stock options and 152,250 shares of restricted stock had been granted under the plan and remained outstanding. Awards relating to 657,750 shares of common stock were available for issuance under the stock option plan as of August 31, 2004. We anticipate that we will file a registration statement with respect to the shares of our common stock issuable under the stock option plan in the future. Shares of common stock covered by that registration statement, including shares of our common stock issuable on the exercise of options, upon the effective date of that registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

REGISTRATION RIGHTS AND LOCK-UP AGREEMENTS

Registration Rights Agreement

        Under our registration rights agreement with the holders of shares of our common stock purchased in our December 2003 private offering, we filed with the SEC on June 10, 2004, a registration statement registering for resale under the Securities Act the shares of common stock they purchased in the private offering.

        We have agreed to maintain the effectiveness of the resale registration statement until the earlier of:

  •
  two years have elapsed following the effective date of the resale registration statement, not including days we have prohibited the selling stockholders from selling shares;

  •
  the date on which all shares covered by the resale registration statement have been sold by the selling stockholders; or

  •
  the date on which all shares covered by the resale registration statement can be sold by the selling stockholders under Rule 144(k) under the Securities Act without registration.

        We have agreed to use our best efforts to cause the resale registration statement to be declared effective by the SEC as promptly as practicable following its filing.

        The holders of up to            shares of common stock issued in our December 2003 private offering that will be registered under the resale registration statement have agreed, to the extent requested by us or the underwriters, not to grant any option or otherwise transfer or dispose of their common stock then owned by the holders within 60 days following either the date of this prospectus or the date of an underwritten offering by us pursuant to a shelf registration statement.

        Subject to a good faith determination by a majority of the independent members of our board of directors that it is in our best interests to suspend the use of the resale registration statement, by written notice to BAS and the selling stockholders, we may direct the selling stockholders to suspend sales of the shares of our common stock under the resale prospectus for such times as we reasonably may determine is necessary and advisable (but in no event for more than an aggregate of 90 days in any rolling 12-month period commencing on December 17, 2003 or more than 60 days in any rolling 90-day period, upon the occurrence of certain events).

Lock-up Agreements

        Lock-up Agreements.    We, our directors and executive officers, our existing stockholders owning             shares of our common stock and all of our option holders have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and those holders of stock and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of both BAS and Citigroup for a period of 180 days from the date of this prospectus. This consent may be given at any time without public notice. In addition, during this 180 day period, we have also agreed not to file any registration statement for the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of both BAS and Citigroup.

        In addition, stockholders owning            shares of our common stock are subject to lock-up provisions contained in a registration rights agreement that prohibits them from disposing of their shares of our common stock within 60 days following the date of this prospectus. This lock-up period will automatically terminate before the end of the 60 day period upon the later of (1) exercise in full of the underwriters' over-allotment option, or (2) the fifth consecutive day on which the closing price of our common stock on the New York Stock Exchange equals at least 120% of the public offering price of our common stock, or $                             .

DESCRIPTION OF OUR CAPITAL STOCK

        The following is a summary description of our stock. For a complete description, you are urged to review our charter and our bylaws in their entirety, which are filed as exhibits to the registration statement of which this prospectus forms a part, and the Maryland General Corporation Law.

General

        Our charter provides that we may issue up to 375,000,000 shares of common stock, $.01 par value per share, and up to 125,000,000 shares of preferred stock, $.01 par value per share. Our board of directors has the power, without your approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue. As of August 31, 2004, 37,404,862 shares of common stock, and no shares of preferred stock, were issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of that stockholder's status as a stockholder.

Common Stock

        All shares of common stock offered by this prospectus will be duly authorized, fully paid and non-assessable. Stockholders are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

        Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles you to one vote on all matters submitted to a vote of stockholders, including the election of directors. Under restrictions contained in our charter, Bank of America Corporation and its affiliates, including BAS, may not vote the shares of common stock they currently hold or shares they acquire in the future. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of the votes cast at the meeting in which directors are being elected. This means that the holders of a majority of the outstanding shares of common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our capital stock. Subject to our charter restrictions on transfer of stock, all shares of common stock will initially have equal dividend, liquidation and other rights.

        Under Maryland law and our charter, we generally cannot dissolve, amend our charter, merge, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least a majority of the shares entitled to vote on the matter.

Power to Reclassify Shares of Our Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock. Before the issuance of shares of each class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for your shares or otherwise be in your best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of preferred stock and to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without your approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our capital stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for your shares or otherwise be in your best interest. In addition, our issuance of additional shares of stock in the future could dilute your shares.

Meetings and Special Voting Requirements

        An annual meeting of our stockholders will be held in May of each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only at the request of a majority of our directors, the chairman of the board, the chief executive officer, the president or at the written request of stockholders holding at least 10% of the outstanding shares entitled to be voted at such meeting in accordance with the procedures established by our bylaws. The presence of a majority of the outstanding shares either in person or by proxy at a meeting of stockholders will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a director and a majority of the votes entitled to be cast is required to approve certain extraordinary matters such as mergers, amendments to our charter or the sale of all or substantially all of our assets. Cumulative voting of shares is not permitted.

REIT Qualification

        Our charter requires our board of directors to use its reasonable best efforts to take such actions as are necessary or appropriate for us to qualify as a REIT; however, if the board of directors determines that it is no longer in our best interests to continue to be qualified as a REIT, the board of directors shall take such actions as are required to cause the matter of termination of our REIT qualification to be submitted to a vote of our stockholders. The affirmative vote of the holders of not less than a majority of the shares outstanding and entitled to vote thereon shall be required to terminate our status as a REIT.

Restrictions on Ownership and Transfer

        For us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year.

        Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8%, in value or in voting power, whichever is more restrictive, of our outstanding shares of stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock. Our board of directors waived this ownership limitation for certain institutional investors in our December 2003 private offering and may waive it again in the future so long as these waivers do not affect our REIT qualification.

        Our charter further prohibits:

  •
  any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and

  •
  any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons.

        Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust described below, is required to give us immediate notice and provide us with information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT and a majority of our stockholders approve that determination.

        Our board of directors, in its sole discretion, may exempt a person from these limits. However, the board may not exempt any person whose ownership of our outstanding stock would result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board for exemption, a person also must not own, directly or indirectly, an interest in our tenants, or a tenant of any entity which we own or control, that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust. The board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT before allowing a transfer.

        Any attempted transfer of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day before the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee on demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. After the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (a) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, the market price of the shares on the day of the event causing the shares to be held in the trust; and (b) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust; and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee on demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust; and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. After a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

        Every owner of more than 0.5% (or such other percentage as required by the Internal Revenue Code or the regulations promulgated under the Internal Revenue Code) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, on demand, be required to provide us with information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine compliance.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in your best interest.

Stockholder's Agreement

        We have entered into a stockholders agreement, dated as of October 15, 2003, with Spirit Finance Holdings, related to the 2,000,000 shares of our common stock Spirit Finance Holdings held on that date. On December 12, 2003, pursuant to the terms of the stockholders agreement, we effected a 1-for-1.667 reverse stock split of Spirit Finance Holdings' common stock, whereby its 2,000,000 shares of common stock outstanding were converted into 1,200,000 shares of common stock. Under the terms of the stockholders agreement, 600,000 of the shares held by Spirit Finance Holdings are restricted and subject to repurchase by us for $.01 per share. Under this agreement, if we do not complete an initial public offering of our common stock with gross proceeds to us of at least $100.0 million before October 15, 2013, we will repurchase 300,000 of the shares of our common stock covered by the stockholders agreement. In addition, if we do not meet various annual performance criteria determined by the compensation committee of our board of directors, we will repurchase 60,000 shares of our common stock covered by the stockholders agreement for each year we do not meet the specified criteria on a cumulative basis, up to a total of 300,000 shares covered by the agreement. The shares of our common stock governed by the agreement are subject to adjustment in the event we declare any stock split, reverse stock split or any similar transaction affecting the number of shares of our stock outstanding.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Stock Exchange Listing

        We intend to apply to list our common stock on the NYSE under the symbol "SFC."

Institutional Trading of Our Common Stock

        Most of the shares of our common stock issued in our December 2003 private offering have been eligible for resale among qualified institutional buyers through The PortalSM Market, a subsidiary of the Nasdaq Stock Market, Inc. The last trade of shares of our common stock reported on The PortalSM Market of which we are aware was reported on May 3, 2004 at a price of $10.00 per share, which may not be indicative of the prices at which our common stock will trade in the future.

IMPORTANT PROVISIONS OF MARYLAND LAW AND
OF OUR CHARTER AND BYLAWS

        The following is a summary of important provisions of Maryland law, our charter and our bylaws. You should also refer to the Maryland General Corporation Law, our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

Number of Directors; Vacancies

        Our bylaws provide that the number of our directors shall be nine and may only be increased or decreased by a vote of a majority of the members of our board of directors. By resolution of our board, we currently have ten directors on our board. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum.

Removal of Directors

        Our charter provides that a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our bylaws authorizing the board of directors to fill vacant directorships, prevents stockholders from removing incumbent directors without a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Amendment to Our Charter

        Our charter, except for provisions on removal of directors, may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. Provisions in our charter related to removal of directors may only be amended by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Dissolution

        Our dissolution must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders

        Under our bylaws, annual meetings of stockholders are to be held upon reasonable notice in the month of May each year as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president, our chief executive officer or our secretary upon the written request of the holders of common stock entitled to cast not less than 10% of all votes entitled to be cast at such meeting in accordance with the procedures established in our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) under our notice of the meeting, (2) by the board of directors or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (a) under our notice of the meeting,

(b) by the board of directors or (c) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Business Combinations

        The Maryland General Corporation Law generally prohibits various business combinations between a Maryland corporation and an interested stockholder or the interested stockholder's affiliate for five years after the most recent date on which the stockholder becomes an interested stockholder. An interested stockholder is any person who beneficially owns 10% or more of the voting power of a corporation's shares or an affiliate or associate of the corporation who anytime within the two-year period before the date in question, was the beneficial holder of 10% or more of the then outstanding voting stock of the corporation. These provisions of the Maryland General Corporation Law will not apply, however, to business combinations that are approved or exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the Maryland General Corporation Law, our board has adopted a resolution stating that the business combination provisions of the Maryland General Corporation Law will not apply to us. This resolution may be repealed at any time by our board.

Control Share Acquisitions

        The Maryland General Corporation Law generally provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Control shares are voting shares of stock owned by the acquiror which, if aggregated with all other shares of stock owned by the acquiror, in respect of which the acquiror is able to direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within certain ranges of voting power, commencing at one-tenth. Shares owned by the acquiror, or by officers or directors who are employees of the corporation are not entitled to vote on the matter. As permitted by the Maryland General Corporation Law, we have provided in our bylaws that the control share provisions of the Maryland General Corporation Law will not apply to transactions involving us. However, our board of directors can amend our bylaws at any time to make such provisions applicable to us.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

        If our board of directors' resolution exempting us from the business combination provisions and our bylaws provisions exempting us from the control share acquisition provisions of the Maryland General Corporation Law are rescinded, such provisions of the Maryland General Corporation Law, the provisions of our charter on removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the United States federal income tax considerations that are anticipated to be material to purchasers of our common stock. The information in this section is based on:

  •
  the Internal Revenue Code;

  •
  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

  •
  the legislative history of the Internal Revenue Code;

  •
  current administrative interpretations and practices of the Internal Revenue Service; and

  •
  court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, the tax considerations contained in this discussion could be challenged by the Internal Revenue Service and, if challenged, may not be sustained by a court.

        This summary of the material federal income tax consequences of an investment in our common stock does not purport to discuss all aspects of federal income taxation that may be relevant to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules. Further, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to us or a purchaser of our common stock. The summary below is for general information only and is not tax advice. The law firm of Kutak Rock LLP has acted as our tax counsel in connection with this offering and our election to be taxed as a REIT. Kutak Rock LLP, as our counsel, has reviewed this summary and is of the opinion that the discussion contained herein summarizes the federal income tax consequences that are material to a holder of our common stock. The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our common stock to any particular investor will depend on the investor's particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences to you of:

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  the acquisition, ownership and sale or other disposition of common stock offered, including the federal, state, local, foreign and other tax consequences;

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  our election to be taxed as a REIT for federal income tax purposes; and

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  potential changes in the tax laws.

Taxation of the Company

        General.    We have elected to be taxed as a "REIT" under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 2003. We believe we were organized and have operated in a manner that allows us to qualify and remain qualified for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in this manner. However, our continued qualification and taxation as a REIT depend on our ability to continue to meet, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, we may not have operated or continue to operate in a manner so as to qualify or remain qualified as a REIT. See "— Failure to Qualify."

        The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT. Kutak Rock LLP has rendered an opinion to us to the effect that, commencing with our taxable year ending December 31, 2003, we have qualified to be taxed as a REIT and that our current and proposed methods of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. Kutak Rock LLP's opinion is filed as an exhibit to the registration statement of which this prospectus forms a part. Kutak Rock LLP will have no obligation to update its opinion subsequent to the date of the opinion.

        It must be emphasized that an opinion of counsel is expressed as of the date given, is based on various assumptions relating to our organization and operation, and is conditioned on representations and covenants made by our management regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, neither Kutak Rock LLP nor we can assure you we will so qualify for any particular year. Kutak Rock LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in their opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and the IRS could challenge the conclusions in those opinions.

        Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed on REITs by the Internal Revenue Code. Compliance with these requirements has not been and will not be reviewed by Kutak Rock LLP, although our status as a REIT at the date of their opinion depends, in part, on our continued compliance with these requirements. Further, some of these requirements depend on the fair market values of assets directly or indirectly owned by us. These values may not be susceptible to a precise determination. Accordingly, neither Kutak Rock LLP nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See "— Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

        As a REIT, we generally are not required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We are required to pay federal income tax, however, under the following circumstances:

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  We will be required to pay tax at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains.

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  We may be required to pay the "alternative minimum tax" on our items of tax preference.

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  If we have: (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure after a default on a loan secured by the property or a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to (1) the greater of (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (b) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (2) a fraction intended to reflect our profitability.

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  We will be required to pay a 4% nondeductible excise tax to the extent we fail to distribute, or are not deemed to distribute, during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from prior periods.

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  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax paid.

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  If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate level tax. The results described in this paragraph with respect to the recognition of gain assume that we will refrain from making an election under Treasury Regulation Section 1.337(d)-5, which would cause this gain to be recognized upon our acquisition of the asset.

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  We will be required to pay a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by any of our "taxable REIT subsidiaries" to any of our tenants. See "— Taxation of the Company — Ownership of Interests in Taxable REIT Subsidiaries." Redetermined deductions and excess interest represent amounts that are deducted by any of our taxable REIT subsidiaries for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length terms.

        Requirements for Qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

          (a)   that is managed by one or more trustees or directors;

          (b)   that issues transferable shares or transferable certificates to evidence beneficial ownership;

          (c)   that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

          (d)   that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

          (e)   that is beneficially owned by 100 or more persons (determined without regard to any rules of attribution);

          (f)    not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

          (g)   that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that all of conditions (a) to (d) must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (f), stock owned by pension funds and other specified tax-exempt entities generally may be treated as if owned by their beneficiaries. However, in that case, the special provisions of the Internal Revenue Code regarding pension held REITs, described below, may apply.

        We believe that we have and will continue to satisfy conditions (a) through (g) during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in satisfying the share ownership requirements described in conditions (e) and (f) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (e) and (f) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (f) above, we will be treated as having met this requirement. See "— Failure to Qualify."

        In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

        Ownership of a Partnership Interest.    We may own and operate one or more properties through a partnership or a limited liability company taxed as a partnership for federal income tax purposes. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands as in the hands of the partnership for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership's share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "— Tax Aspects of Partnerships." We will maintain control of any partnership in which we are a partner, and intend to continue to operate that partnership, if any, in a manner consistent with the requirements for qualification as a REIT. In addition, we will not acquire an interest in any partnership or similar entity unless we receive an opinion of counsel to the effect that the acquisition would not adversely affect our qualification as a REIT.

        Ownership of Qualified REIT Subsidiaries.    We may own and operate a number of properties through one or more wholly owned subsidiaries that we believe will be treated as a "qualified REIT subsidiary" under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a

"taxable REIT subsidiary," described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit, as the case may be, of the parent REIT for all purposes under the Internal Revenue Code, including all REIT qualification tests. Thus, in applying the requirements described in this section, the subsidiaries in which we own a 100% interest, other than any taxable REIT subsidiaries, will be ignored, and all assets, liabilities and items of income, deduction and credit of those subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and our ownership of the stock of that subsidiary will not violate the REIT asset tests, described below under "— Asset Tests."

        Ownership of Interests in Taxable REIT Subsidiaries.    A REIT is allowed to own up to 100% of the vote or value of a corporation which jointly elects with the REIT to be treated as a "taxable REIT subsidiary" provided that, in the aggregate, a REIT's total investment in its taxable REIT subsidiaries does not exceed 20% of the REIT's total assets, and at least 75% of the REIT's total assets are real estate or other qualifying assets. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which any of our taxable REIT subsidiaries owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than specified activities relating to lodging and healthcare facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. The income and assets of a taxable REIT subsidiary will be considered separately from those of its parent REIT. A taxable REIT subsidiary is required to pay federal income tax, and state and local income tax where applicable, as a regular C corporation. Dividends from taxable REIT subsidiaries will be nonqualifying income for purposes of the 75%, but not the 95%, gross income tests described below under "— Income Tests." We have formed a taxable REIT subsidiary, Spirit Management Company.

        Transactions between a REIT and its taxable REIT subsidiary must occur "at arm's length" and on commercially reasonable terms. The taxable REIT subsidiary rules prevent a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level and debt to equity ratio. Further, the rules impose a 100% excise tax on the REIT if its, or its tenants', rental, service or other agreements with its taxable REIT subsidiary are not on arm's length terms. See "— Penalty Tax" below.

        Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

          FIRST, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (1) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest; or (2) qualified temporary investment income; and

          SECOND, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (1) the real property investments described above; (2) dividends, interest and gain from the sale or disposition of stock or securities; or (3) any combination of the above.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Qualified temporary investment income is income attributable to an investment in stock or debt securities with a maturity date of at least five years and which is attributable to the investment of new capital (i.e., the proceeds from a stock offering or public debt offering, provided the debt has a maturity of at least five years) in a REIT. We acquired investments with the proceeds of our December 2003 private offering that generate qualified temporary investment income.

        We expect that interest generated from any general business loans that we originate will constitute qualifying income for purposes of the 95% test but not the 75% test, described above. In addition, any rents from personal property that are not incidental to the lease of real property as described below, will not constitute qualifying income for purposes of either the 75% test or the 95% test.

        Rents we receive from a tenant will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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  The amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales.

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  We do not actually or constructively own 10% or more of the interests in the tenant, known as a "related party tenant." Broad constructive ownership rules apply for this purpose, including a rule that treats us as constructively owning securities owned by an actual or constructive owner of 10% or more of our stock. Rents received from a "related party tenant" that is a taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by the REIT's other tenants for comparable space.

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  Rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property."

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  We generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Further, we are permitted to employ a "taxable REIT subsidiary" which is wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property."

        If a portion of the rent we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as "rents from real property": (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish more than a de minimis level of noncustomary services to the tenants of the property, or manage or operate the property beyond the scope of services generally described above, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

        We generally have not received and do not intend to receive rent that fails to satisfy any of the above conditions. Despite the above, we may make investments, the income from which fails to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those investments will not jeopardize our status as a REIT.

        We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year has not and will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  we attach a schedule of the sources of our income to our federal income tax return; and

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  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "— Taxation of the Company — General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property, acquired by a REIT as the result of the REIT's having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a "Repossession Action"). Property acquired by a Repossession Action will not be considered "foreclosure property" if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered "foreclosure property" unless the REIT makes a proper election to treat the property as "foreclosure property."

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary of the Company to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid by it that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents received by us will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property, (2) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception, (3) the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for those services are substantially comparable, (4) rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary and who lease at least 25% of the property are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving the services from the taxable REIT subsidiary and the charge for the services is separately stated or (5) the taxable REIT subsidiary's gross income from the service is not less than 150% of the subsidiary's direct cost in furnishing the service.

        Prohibited Transaction Income.    Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships, limited liability companies or qualified REIT subsidiaries in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We may in the future make occasional sales of the properties and mortgage loans as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

        We may in the future dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, resulting in the deferral of gain for federal income tax purposes. The failure of any of these transactions to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

        Asset Tests.    At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

          FIRST, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and other entities treated as partnerships for federal income tax purposes in which we own an interest, must be represented by real estate assets (including stocks in other REITs), cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive these proceeds;

          SECOND, not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test and other than stock of any qualified REIT subsidiary;

          THIRD, of the investments included in the 25% asset class, and except for investments in our taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of any one issuer's outstanding securities, except that certain "straight debt" securities are not treated as "securities" for purposes of the 10% value test (for example, qualifying debt securities of a corporation if such securities are the only interest we or any taxable REIT subsidiary of ours owns in that corporation or of a partnership if we own at least a 20% profits interest in the partnership); and

          FOURTH, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Any general business loans or equipment lease that we originate will not constitute qualifying assets for purposes of the 75% requirement. In addition, those loans likely will constitute securities for purposes of the requirements described in the third paragraph above.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. We maintain adequate records of the value of our assets and take other actions that we believe will ensure compliance with the asset tests. In addition, we intend to take actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

        Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income"; and

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  90% of our after tax net income, if any, from foreclosure property; minus

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  the excess of the sum of specified items of our noncash income items over 5% of "REIT taxable income" as described below.

        Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

        In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of the asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset on the date we acquired the asset over (2) our adjusted basis in the asset on the date we acquired the asset.

        We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made, including stockholders who participate in dividend reinvestment plans, must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

        We expect that our "REIT taxable income" will be less than our cash flow because of depreciation and other non-cash charges included in computing our "REIT taxable income." Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. We may not have sufficient cash or other liquid assets to meet these distribution requirements, however, because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we might not have sufficient cash to satisfy these requirements if we incur substantial amounts of debt. If these events occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

        We may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest based on the amount of any deduction taken for deficiency dividends.

        In addition, we will be required to pay a 4% nondeductible excise tax to the extent our actual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

        Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be treated as taxable dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends received deduction and non-corporate United States distributees may be eligible for the reduced tax rates. See "— Distributions Generally — Reduced Dividends Tax Rates For Non-Corporate Stockholders." Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Partnerships

        General.    In the future, we may own an interest in a partnership or a limited liability company treated as a partnership for federal income tax purposes. A partnership is not a taxable entity for federal income tax purposes. Our ownership interest in a partnership involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue

Service might challenge the status of the partnership in which we own an interest as a partnership for federal income tax purposes. If a partnership in which we own an interest were treated as an association or a publicly traded partnership taxable as a corporation, its income would be subject to an entity level tax. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests or the REIT income tests. This, in turn, would prevent us from qualifying as a REIT. In addition, a change in the tax status of one or more of the partnerships in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. Further, our share of any income derived from the partnership could exceed our share of any corresponding cash distribution.

        Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and that has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity that did not exist or did not claim a classification before January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise.

        However, an entity that otherwise would be eligible to elect partnership status for federal income tax purposes will be taxable as a corporation if it is a publicly traded partnership. Further, partnership anti-abuse regulation authorizes the Internal Revenue Service to recast transactions involving partnerships that inappropriately exploit the partnership provisions of the Internal Revenue Code in an attempt to avoid tax. If the Internal Revenue Service were to successfully recast a transaction it may have an adverse impact on us qualifying as a REIT.

        Publicly Traded Partnerships.    In general, a partnership will be subject to taxation as a corporation if it is characterized as a publicly traded partnership under Section 7704 of the Code. A partnership will be characterized as a publicly traded partnership if its partnership interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. For this purpose, interests in a partnership are not deemed to be readily tradable on a secondary market or the substantial equivalent thereof if, among other things, all interests in the partnership were issued in a transaction that was not required to be registered under the Securities Act and the partnership does not have more than 100 beneficial owners including certain owners that own an interest in the partnership through another partnership, trust or other flow-through entity. Moreover, a publicly traded partnership will not be taxable as a corporation, if for each of its taxable years, at least 90% of its gross income is derived from certain passive sources which include among other items, interest, dividends and rents from real property, provided that the partnership does not conduct a finance or insurance business. Rents from real property are essentially defined under the REIT rules and includes income that would qualify for the REIT 95% income test discussed above. This provision would not apply if the partnership were deemed to be engaged in a finance business. If any partnership in which we own an interest were treated as a publicly traded partnership taxable as a corporation, we likely would fail one or more of the asset tests applicable to REITs.

        Allocations of Income, Gain, Loss and Deduction.    A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to that item.

        Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. In some cases, these allocations could cause us to be allocated (i) lower amounts of depreciation deductions for tax purposes than would be allocated to us if the contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the other partners in the partnership. These allocations are solely for federal income tax purposes. These allocations do not affect the book capital accounts or other economic or legal arrangements among the partners or members.

Taxation of Holders of Our Common Stock

        Scope of Discussion.    This general discussion of United States federal income tax consequences applies to you if you are a United States holder of our common stock and hold the common stock as a "capital asset," generally, for investment, as defined in Section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules that may affect the United States tax treatment of your investment in our common stock. For example, special rules not discussed here may apply to you if you are:

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  not a United States holder;

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  a broker dealer, a dealer in securities or a financial institution;

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  an S corporation;

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  a bank;

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  a thrift;

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  an insurance company;

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  a tax-exempt organization;

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  subject to the alternative minimum tax provisions of the Internal Revenue Code;

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  holding the common stock as part of a hedge, straddle or other risk reduction or constructive sale transaction;

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  a person with a "functional currency" other than the United States dollar;

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  a United States expatriate; or

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  a partner in a partnership.

        If a partnership holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock.

        This discussion only represents our best attempt to describe the material federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences that are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service or any court may disagree with this discussion.

        When we use the term "United States stockholder," we mean a holder of shares of our stock who is, for United States federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation, partnership or other entity treated as a partnership or corporation for federal income tax purposes created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, treasury regulations provide otherwise;

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  an estate which is required to pay United States federal income tax regardless of the source of its income; or

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  a trust whose administration is under the primary supervision of a United States court and that has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons before that date that elect to continue to be treated as United States persons, will also be considered United States stockholders.

Distributions Generally

        As long as we continue to qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than qualified dividend income and capital gain dividends discussed below, are generally taxable to our taxable United States stockholders as ordinary income. These distributions will not be eligible for the dividends received deduction in the case of United States stockholders that are corporations. To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax free return of capital to each United States stockholder. This treatment will reduce the adjusted tax basis which each United States stockholder has in his shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder's adjusted tax basis in his shares will be taxable as capital gain, provided that the shares have been held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

        For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to the common stock.

Reduced Dividends Tax Rates for Non-Corporate United States Stockholders

        Qualified dividend income received by non-corporate United States stockholders after December 31, 2002, is taxed at a maximum rate of 15%. The tax rate is decreased to 5% (and then to zero in 2008) for non-corporate United States stockholders in the 10% or 15% regular income tax brackets. The reduced dividend tax rates apply for both regular tax and alternative minimum tax and terminate on December 31, 2008.

        The reduced dividend tax rates apply only to the extent that we designate a portion of our distributions as qualified dividend income. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of (a) the qualified dividend income received by us during the year of the distribution from C corporations (including dividends from a taxable REIT subsidiary, such as Spirit Management Company), (b) the excess of "undistributed" REIT taxable income for the preceding tax year over the tax payable by us on such income for that preceding tax year, and (c) the excess of our income from the sale of built-in gain assets for the preceding tax year over the tax payable by us on that income for the preceding tax year. Your share of the qualified dividend income would be an amount that bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as qualified dividend income bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our capital stock for the year.

        To qualify for the reduced dividend tax rates, a non-corporate United States stockholder must have owned our stock for at least 60 days during the 120-day period commencing 60 days prior to our ex-dividend date and not be obligated to make related payments with respect to positions in substantially similar or related property. In some cases, this holding period may be increased. Additionally, the reduced dividend tax rates do not apply to dividends on stock if an individual elects to treat the dividends received as "investment income" for purposes of Section 163(d)(4) of the Code.

Capital Gain Distributions

        Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as a gain, to the extent that the gain does not exceed our actual net capital gain for the taxable year, from the sale or disposition of a capital asset. Depending on the characteristics of the assets that produced these gains, and on specified designations, if any, that we may make, these gains may be taxable to non-corporate United States stockholders at a 15% rate, decreased to 5% (and then to zero in 2008) for non-corporate United States stockholders in the 10% or 15% regular income tax brackets, or 25% rate, which applies to long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, to the extent such gain would have been treated as ordinary income if the property were "section 1245 property." United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, your share of the capital gain dividend would be an amount that bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our stock for the year.

Retention of Net Long-Term Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a United States stockholder generally would:

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  include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

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  be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by it;

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  increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

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  in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by treasury regulations to be prescribed by the Internal Revenue Service.

Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any "passive losses" against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock

        If you are a United States stockholder and you sell or dispose of your shares of our common stock, you will recognize a gain or loss for federal income tax purposes in an amount equal to the excess of the amount of cash and the fair market value of any property you receive on the sale or other disposition over your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss, except as provided below, will be a long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a United States stockholder and you recognize a loss on the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

        We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "— Taxation of Non-United States Stockholders."

Taxation of Tax-Exempt Stockholders

        The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified REIT do not constitute UBTI when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us and any gain arising on your sale of shares generally will not be UBTI to a tax-exempt stockholder. This income or gain will be UBTI, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property that the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

        For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to some trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders.

Taxation of Non-United States Stockholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. This section is only a summary of those rules. We urge non-United States stockholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common stock, including any reporting requirements.

        A non-United States stockholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of "U.S. real property interests" (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-United States stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-United States stockholder's conduct of a U.S. trade or business, in the same manner as U.S. stockholders are taxed on distributions. A corporate non-United States stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States stockholder unless:

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  a lower treaty rate applies and the non-United States stockholder files an Internal Revenue Service, or IRS, Form W-8BEN evidencing eligibility for that reduced rate with us; or

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  the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effective connected income.

        A non-United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder's common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States stockholder otherwise would be subject to tax on gain from the sale or disposition of common stock, as described below. Because we generally cannot determine at the time we made a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-United States stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

        For any year in which we qualify as a REIT, a non-United States stockholder will incur tax on distributions attributable to gain from our sale or exchange of "U.S. real property interests" under the "FIRPTA" provisions of the Internal Revenue Code. The term "U.S. real property interests" includes interest in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-United States stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-United States stockholder. A non-United States stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-United States stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-United States stockholder may receive a credit against our tax liability for the amount we withhold.

        A non-United States stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of common stock as long as, during a specified testing period, non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding common stock. This test may not be met. In addition, a non-United States stockholder that owned, actually or constructively, 5% or less of our outstanding shares of common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is "regularly traded" on an established securities market. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals and with the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Also, a purchaser of our common stock would be required to withhold 10% of the purchase price.

        A non-United States stockholder generally will incur tax on gain not subject to FIRPTA if:

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  the gain is effectively connected with the conduct of the non-United States stockholder's U.S. trade or business, in which case the non-United States stockholder will be subject to the same treatment as U.S. stockholders with respect to the gain; or

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  the non-United States stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-United States stockholder will incur a 30% tax on capital gains.

        Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder's country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person. Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

        We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business and our stockholders may be required to pay state or local taxes in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

Proposed Legislation

        Recently, a bill was passed by the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date of this prospectus, the President has not signed this legislation, which is required for it to be enacted into law. If the President chooses to sign this bill, he must do so in the near future. The proposed legislation would, among other things, include the following changes:

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  As discussed above under "Taxation of the Company — Asset Tests," we may not own more than 10% by vote or value of any one issuer's securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposal, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT's assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

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  The proposed legislation would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above under "Taxation of the Company — Asset Tests." The definition of disregarded securities would be expanded to include, among other items, (a) any rental agreement for tangible property under which there is a delay from one tax year until the next in payments of rents or where there are increases in the amount to be paid as rent under the agreement, other than with respect to an agreement with a corporation which the REIT owns, directly or indirectly, 10% or more of the total vote or value of such corporation, or with respect to any other person which the REIT owns, directly or indirectly, 10% or more in the assets or net profits or such person, (b) any obligations to pay rents from real property and (c) subject to certain limitations on the source of payments, any securities issued by certain governmental entities. Additionally, the proposed legislation would eliminate the rule requiring a REIT to own a 20% equity interest in a partnership in order for debt to qualify as straight debt. The proposed legislation instead would provide new "look-through" rules to determine a REIT partner's share of the partnership securities.

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  The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 95% gross income tests described above under "Taxation of the Company — Income Tests" and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet the 75% and 95% gross income tests.

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  The proposed legislation would provide specific safe-harbor rules regarding testing dates to determine if the rents received from a taxable REIT subsidiary are substantially comparable to unrelated party rents.

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  As discussed above under "Taxation of the Company — Penalty Tax," amounts received by a REIT for services customarily furnished or rendered in connection with the rental of real property are excluded from treatment as "redetermined rents" and therefore avoid the 100% penalty tax. The proposed legislation would eliminate this exclusion.

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  The proposed legislation would provide additional relief in the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation described in the first and third bullet points above.

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  As discussed above under the heading "Taxation of Non-U.S. Stockholders," we are required to withhold 35% of any distribution to non-U.S. Stockholders that is designated as a capital gain dividend. The proposed legislation would eliminate this 35% withholding tax on any capital gain dividend with respect to any class of stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above.

        The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to the expansion of the straight debt safe harbor and the safe-harbor testing rules with respect to our taxable REIT subsidiary would apply to taxable years beginning after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Internal Revenue Code impose restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA); (b) plans described in Section 4975(e)(1) of the Internal Revenue Code, including individual retirement accounts or Keogh plans; (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities, each a plan; and (d) persons who have specified relationships to those plans, i.e., "parties-in-interest" under ERISA, and "disqualified persons" under the Internal Revenue Code. Moreover, based on the reasoning of the U.S. Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a party-in-interest or disqualified person with respect to a plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of plans subject to ERISA and prohibits certain transactions between a plan and parties-in-interest or disqualified persons with respect to such plans.

The Acquisition and Holding of Our Common Stock

        BAS or certain of its affiliates may be "parties-in-interest" or "disqualified persons" with respect to a number of plans. Accordingly, an investment in our common stock by a plan that has such a relationship could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Internal Revenue Code (e.g., the indirect transfer to or use by party-in-interest or disqualified person of assets of a plan). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as prohibited transaction class exemption, or PTCE 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; and PTCE 84-14, which exempts certain transactions effected on behalf of a plan by a "qualified professional asset manager"; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an "in-house asset manager"; or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a plan's investment.

The Treatment of Our Underlying Assets Under ERISA

        The DOL has issued regulations (29 C.F.R. 2510.3-101) concerning the definition of what constitutes the assets of an employee benefit plan, the "plan asset regulations." These regulations provide that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a plan purchases an "equity interest" will be deemed, for purposes of ERISA, to be assets of the investing plan unless certain exceptions apply. The plan asset regulations define an "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Our common stock offered hereby should be treated as "equity interests" for purposes of the plan asset regulations.

        One exception to the look-through rule under the plan asset regulations provides that an investing plan's assets will not include any of the underlying assets of an entity in which such assets are invested if at all times less than 25% of each class of "equity" interests in the entity is held by "benefit plan investors," which is defined to include plans that are not subject to ERISA, such as governmental pension plans and individual retirement accounts as well as plans that are subject to ERISA. For purposes of this determination, equity interests held by a person who has discretionary authority or control over the entity's assets or any person who provides investment advice for a fee (direct or indirect) with respect to such assets, and affiliates of such persons, are disregarded. Another exception under the plan asset regulations provides that an investing plan's assets will not include any of the underlying assets of an entity if the class of "equity" interests in question is (a) widely held (i.e., held by 100 or more investors who are independent of the issuer and each other); (b) freely transferable; and (c) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or the "publicly offered securities exception." Another exception is provided for an investment in an "operating company," which is defined in the plan assets regulations to include a "venture capital operating company" and a "real estate operating company."

        Our board of directors will take such steps as may be necessary to qualify for one or more of the exceptions available under the plan asset regulations and thereby prevent our assets from being treated as assets of any investing plan. Specifically, we initially limited equity ownership in us by benefit plan investors to less than 25% of the value of any class of equity securities issued by us and are taking steps to qualify our common stock as a class of publicly offered securities, at which time the 25% limitation will cease to be applicable.

        If, however, none of the exceptions under the plan asset regulations were applicable and we were deemed to hold plan assets by reason of a plan's investment in our common stock (or other equity security of ours), such plan's assets would include an undivided interest in the assets held by us. In such event, such assets, transactions involving such assets and the persons with authority or control over and otherwise providing services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code, and any statutory or administrative exemption from the application of such rules may not be available.

        As noted above, under the reasoning of the U.S. Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a party-in-interest with respect to a plan by virtue of such investment. Following the decision in John Hancock Life Insurance, Congress enacted Section 401(c) of ERISA and DOL adopted regulations (29 C.F.R. 2550.401c-1) to provide guidance on which assets held by the insurer constitute "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code. The plan asset status of insurance company separate accounts is unaffected by Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

        Any plan fiduciary that proposes to cause a plan to purchase common stock should consult with its counsel with respect to the potential applicability of ERISA and the Internal Revenue Code to such investment and determine on its own whether any exceptions or exemptions are applicable and whether all conditions of any such exceptions or exemptions have been satisfied. Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the common stock is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio. The sale of our common stock is in no respect a representation by BAS, us or any other person that such an investment meets all relevant legal requirements with respect to investments by plans generally or that such an investment is appropriate for any particular plan.

UNDERWRITING

        We are offering the shares of our common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC and Citigroup Global Markets Inc. are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Banc of America Securities LLC
Citigroup Global Markets Inc.

Total

        The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

        The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow a concession of not more than $            per share to selected dealers. The underwriters may also allow, and those dealers may re-allow, a concession of not more than $            per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

  •
  receipt and acceptance of the common stock by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        Over-Allotment Option.    We have granted the underwriters an over-allotment option to buy up to             additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. These additional shares would cover sales of shares by the underwriters that exceed the total number of shares shown in the table above. The underwriters may exercise this option at any time and from time to time within 30 days from the date of this prospectus. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares from us in approximately the same proportion as it purchased the shares shown in the table above. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold. We will pay the expenses associated with the exercise of this option.

        Discount and Commissions.    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares.

        We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $                  .

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$

Total	$	$

        Listing.    We intend to apply for listing of our common on the NYSE under the symbol "SFC." In order to meet one of the requirements for listing our common stock on the NYSE, the underwriters have undertaken to sell 100 or more shares of our common stock to a minimum of 2,000 beneficial holders.

        Stabilization.    In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  syndicate covering transactions;

  •
  imposition of penalty bids; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

        The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The representatives also may impose a penalty bid on underwriters and dealers participating in the offering. This means that the representatives may reclaim from any syndicate members or other dealers participating in the offering the underwriting discount on shares sold by them and purchased by the representatives in stabilizing or short covering transactions.

        These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence the activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

        Discretionary Accounts.    The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of common stock being offered.

        IPO Pricing.    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the representatives of the underwriters. Among the factors to be considered in these negotiations are:

  •
  the history of, and prospects for, our company and the industry in which we compete;

  •
  our past and present financial performance;

  •
  an assessment of our management;

  •
  the present state of our development;

  •
  the prospects for our future earnings;

  •
  the prevailing conditions of the applicable United States securities market at the time of this offering;

  •
  market valuations of publicly traded companies that we and the representatives of the underwriters believe to be comparable to us; and

  •
  other factors deemed relevant.

        The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

        Qualified Independent Underwriter.    BAS is a member of the NASD. Because we expect that more than 10% of the net proceeds of this offering may be paid to affiliates of BAS under our secured credit facility, this offering is being conducted in accordance with the applicable requirements of Conduct Rule 2710(c)(8) of the NASD regarding the underwriting of securities of a company with which a member has a conflict of interest within the meaning of that rule. Conduct Rule 2720(c)(3) requires that the public offering price of an equity security must be no higher than the price recommended by a qualified independent underwriter that has participated in the preparation of the registration statement and performed its usual standard of due diligence in connection with that preparation. Citigroup has agreed to act as a qualified independent underwriter with respect to this offering. The public offering price of our common stock will be no higher than that recommended by Citigroup. Citigroup will not receive any compensation for acting in this capacity in connection with this offering; however, we have agreed to indemnify Citigroup in its capacity as qualified independent underwriter against certain liabilities under the Securities Act.

        Lock-up Agreements.    We, our directors and executive officers, our existing stockholders owning             shares of our common stock and all of our option holders have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and those holders of stock and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of both BAS and Citigroup for a period of 180 days from the date of this prospectus. This consent may be given at any time without public notice. In addition, during this 180 day period, we have also agreed not to file any registration statement for the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of both BAS and Citigroup.

        In addition, stockholders owning            shares of our common stock are subject to lock-up provisions contained in a registration rights agreement that prohibits them from disposing of their shares of our common stock within 60 days following the effective date of this prospectus. This lock-up period will automatically terminate before the end of the 60 day period upon the later of (1) exercise in full of the underwriters' over-allotment option, or (2) the fifth consecutive day on which the closing price of

our common stock on the New York Stock Exchange equals at least 120% of the public offering price of our common stock, or $                             .

        Indemnification.    We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act and Canadian provincial securities legislation. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

        Online Offering.    A prospectus in electronic format may be available on the web sites maintained by one or more of the underwriters participating in this offering. Other than the prospectus in electronic format, the information on any such web site, or accessible through any such web site, is not part of the prospectus. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        Conflicts/Affiliates.    Some of the underwriters have performed investment banking, commercial banking and advisory services for us and certain of our officers and directors from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

        Further, an affiliate of BAS is the lead arranger of our secured credit facility and a lender under this facility. We are also party to a sourcing arrangement with BAS, under which we have agreed to pay BAS an advisory fee with respect to any sale-leaseback, provision of financing by us or similar transaction with any party introduced to us by BAS. BAS held 4.4% of our outstanding shares of common stock as of October 14, 2004.

        We may enter into similar arrangements in the future with our underwriters or their affiliates. We believe that the arrangements we have with certain of our underwriters and their affiliates have been entered into through arms-length negotiations and are on customary terms.

Notice to Canadian Residents

        Resale Restriction.    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

        Representations of Purchasers.    By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent; and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

        Rights of Action (Ontario Purchasers).    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

        Enforcement of Legal Rights.    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

        Notice to British Columbia Residents.    A purchaser of common stock to whom the Securities Act applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

        Taxation and Eligibility for Investment.    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Kutak Rock LLP, Denver, Colorado and for the underwriters by Latham & Watkins LLP, Los Angeles, California. Certain matters of Maryland law will be passed upon by Venable LLP, Baltimore, Maryland.

EXPERTS

        The consolidated financial statements of Spirit Finance Corporation and subsidiary at December 31, 2003, and for the period from the date of inception (August 14, 2003) to December 31, 2003, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, and the supplementary information in Schedule III — Real Estate and Accumulated Depreciation and Schedule IV — Mortgage Loans on Real Estate as of December 31, 2003, appearing in the registration statement have been derived from the consolidated financial statements audited by Ernst & Young LLP, as set forth in their reports thereon appearing elsewhere herein. Such consolidated financial statements and supplementary information are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement, containing this prospectus, on Form S-11, with the Securities and Exchange Commission relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. You may read and copy the registration statement, the related exhibits and other material we file with the Commission at the Commission's public reference room in Washington, D.C. at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The website address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Spirit Finance Corporation, 14631 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85254, Attention: Secretary or (480) 606-0820.

        Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the Commission. These annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations listed above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Spirit Finance Corporation

CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Investments, at cost:
Real estate investments:
Land and improvements	$117,490,412	$21,431,489
Buildings and improvements	136,587,581	16,099,916

Total real estate investments	254,077,993	37,531,405
Less: Accumulated depreciation	(637,867)	—

	253,440,126	37,531,405
Mortgage loans receivable	40,599,519	40,765,840

Total investments, at cost	294,039,645	78,297,245
Assets held for sale	19,406,563	—
Cash and cash equivalents	123,647,935	199,088,674
Restricted cash and escrow deposits	861,439	—
Accrued interest receivable	372,082	324,158
Accrued rental revenue, net	152,852	6,513
Intangible assets, net	5,313,675	—
Prepaid expenses and other assets	1,082,186	149,607
Receivable from affiliate	630	8,838

Total assets	$444,877,007	$277,875,035

Liabilities and stockholders' equity
Liabilities:
Mortgage notes payable	$107,818,771	$—
Accounts payable and accrued expenses	1,011,536	903,918
Accrued interest payable	239,650	—
Accrued compensation	173,812	68,742
Other liabilities	483,097	—

Total liabilities	109,726,866	972,660

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value per share, 125,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 37,404,862 and 31,327,612 shares issued and outstanding	374,049	313,276
Capital in excess of par value	334,897,941	278,486,446
Cumulative net income (deficit)	935,503	(1,158,157)
Unearned restricted stock compensation	(1,056,824)	(739,701)
Accumulated other comprehensive (loss) income	(528)	511

Total stockholders' equity	335,150,141	276,902,375

Total liabilities and stockholders' equity	$444,877,007	$277,875,035

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
Revenues:
Rentals	$1,790,064	$2,767,852
Interest income on mortgage loans receivable	936,178	1,872,619
Other interest income	628,787	1,267,836

Total revenues	3,355,029	5,908,307

Expenses:
General and administrative	1,185,458	2,424,420
Provision for bad debts	16,983	16,983
Depreciation	378,880	652,740
Stock-based compensation expense	226,253	454,604
Interest	94,894	94,968
Resale registration expenses	170,932	170,932

Total expenses	2,073,400	3,814,647

Net income	$1,281,629	$2,093,660

Net income per common share:
Basic	$0.03	$0.06

Diluted	$0.03	$0.06

Weighted average outstanding common shares:
Basic	37,252,612	36,362,502

Diluted	37,405,159	36,504,111

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

	Common Shares	Common Stock Par Value	Capital in Excess of Par Value	Cumulative Net Income (Deficit)	Unearned Restricted Stock Compensation	Accumulated Other Comprehensive (Loss) Income	Total Stockholders' Equity
Balances at December 31, 2003	31,327,612	$313,276	$278,486,446	$(1,158,157)	$(739,701)	$511	$276,902,375
Comprehensive income:
Net income				2,093,660			2,093,660
Unrealized loss on investment available for sale						(1,039)	(1,039)

Total comprehensive income							2,092,621
Issuance of shares as a result of exercise of underwriter's over-allotment option, net	6,000,000	60,000	55,639,768				55,699,768
Restricted stock grants	78,000	780	779,220		(779,220)		780
Forfeiture of restricted stock	(750)	(7)	(7,493)		7,493		(7)
Restricted stock amortization					454,604		454,604

Balances at June 30, 2004	37,404,862	$374,049	$334,897,941	$935,503	$(1,056,824)	$(528)	$335,150,141

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

Six Months Ended June 30, 2004
Cash flows from operating activities
Net income	$2,093,660
Adjustments to net income:
Depreciation	652,740
Amortization	21,882
Provision for bad debts	16,983
Restricted stock amortization	454,604
Changes in operating assets and liabilities:
Accrued interest receivable	(47,924)
Accrued rental revenue	(163,322)
Prepaid expenses and other assets	(546,985)
Accounts payable and accrued expenses	107,618
Accrued interest payable	239,650
Accrued compensation	105,070
Other	494,655

Net cash provided by operating activities	3,428,631

Cash flows from investing activities
Acquisition of real estate investments	(133,441,348)
Collections of principal on mortgage loans receivable	137,149

Net cash used by investing activities	(133,304,199)

Cash flows from financing activities
Issuance of shares as a result of exercise of underwriter's over-allotment option, net	55,699,768
Proceeds from issuance of restricted stock, net of forfeitures	773
Transfers to restricted cash and escrow deposits	(861,439)
Debt issuance costs	(404,273)

Net cash provided by financing activities	54,434,829

Net decrease in cash and cash equivalents	(75,440,739)
Cash and cash equivalents, beginning of period	199,088,674

Cash and cash equivalents, end of period	$123,647,935

See accompanying notes.

Spirit Finance Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004

(Unaudited)

1. Organization and Operations

        Spirit Finance Corporation ("Spirit Finance" or the "Company") is a Maryland corporation formed on August 14, 2003 as a self-managed and self-advised real estate investment trust ("REIT") under the Internal Revenue Code.

        Spirit Finance was formed with the primary intention of offering investors an interest in a pool of single-tenant, operationally essential real estate leased on a long-term, net basis to retail and service-oriented companies. Spirit Finance may also selectively originate and acquire long-term commercial mortgage loans or equipment loans that are integral to its strategy of providing a complete solution of financing products to its customers, and may also make a limited amount of corporate loans to its customers. Spirit Finance targets the real estate of companies that provide goods and services to consumers through retail and wholesale locations throughout the United States such as restaurants, interstate travel plazas, discount warehouses, movie theaters, supermarkets, pharmacies, automotive parts stores and services facilities, and other similar businesses.

        The consolidated financial statements of Spirit Finance include the accounts of the Company and its wholly owned subsidiaries, Spirit Management Company ("Spirit Management"), Spirit Finance Acquisitions, LLC ("Spirit Acquisitions") and various special purpose entities as described below. Spirit Management was formed as a taxable REIT subsidiary in order to have the operational flexibility to engage in non-REIT activities that may include short-term gains from opportunistic real estate sales, advisory and management fee income, and other sources of revenues not suitable for a REIT. Because Spirit Management is a taxable REIT subsidiary, Spirit Management's net income, if any, will be taxed at regular corporate rates. Spirit Management is not currently engaged in any active business operations. Spirit Acquisitions was formed to acquire and hold certain real estate sought by Spirit Finance. In connection with the financing of certain property acquisitions, Spirit Finance formed special purpose entities to acquire and hold real estate subject to mortgage notes payable. Each special purpose entity is a separate legal entity and is the sole owner of its assets and liabilities. The assets of the special purpose entities are not available to pay, or otherwise satisfy obligations to, the creditors of any owner or affiliate of the special purpose entity. At June 30, 2004, assets held by special purpose entities totaled $159,496,493 and liabilities totaled $108,372,161. All intercompany account balances and transactions have been eliminated in consolidation.

        On December 17, 2003, Spirit Finance completed a private offering (the "Offering") of 30,000,000 shares of its common stock at a price of $10 per share. Proceeds, net of underwriter's discount and Offering costs, totaled $277,540,431. On January 27, 2004, Spirit Finance issued an additional 6,000,000 shares of common stock and received an additional $55,699,768 in proceeds, net of underwriter's discount and Offering costs, as a result of the exercise of the underwriter's over-allotment option. On June 10, 2004, Spirit Finance filed a registration statement on Form S-11 with the Securities and Exchange Commission to register 37,404,862 shares of common stock for the resale of such shares, from time to time, by the selling stockholders following the effective date of the registration statement.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Accounting

        The accompanying unaudited financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter and six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. The accompanying financial statements and notes should be read in conjunction with the Company's audited financial statements for the period August 14, 2003 (date of inception) to December 31, 2003.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Reclassifications

        Certain reclassifications have been made to prior year balances in order to conform to the current period presentation.

Real Estate Investments

        Cost of Acquisitions  —  Spirit Finance allocates the purchase price of real estate properties acquired, including acquisition and closing costs, to the tangible and intangible assets and liabilities acquired based on their estimated fair values in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangibles." In making estimates of fair values for purposes of allocating purchase price, management utilizes a number of sources, including independent appraisals. Management also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

        Intangible assets, if any, acquired in conjunction with the purchase of real estate generally represent above or below-market leases and the value of in-place leases. Above and below-market lease intangibles are recorded based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the leases at the time of acquisition of the real estate and (b) management's estimate of fair market lease rates for the property, measured over a period equal to the remaining initial term of the lease. In-place lease intangibles are valued based on management's estimates of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases.

        Depreciation is generally computed using the straight-line method over an estimated useful life of 40 years for buildings and improvements and 20 years for land improvements. Lease-related intangibles are amortized over the remaining initial term of each lease.

        Impairment  —  Spirit Finance reviews its real estate investments and related lease intangibles periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Provision for Losses  —  The Company reviews its rent receivables on a monthly basis, taking into consideration changes in factors such as the lessee's payment history, the financial condition of the lessee, business conditions in the industry in which the lessee operates, and economic conditions in the area in which the property is located. In the event that the collectibility of a receivable with respect to any lessee is in doubt, a provision for uncollectible accounts will be established or a direct write-off of the specific rent receivable will be made. For accrued rental revenues related to the straight-line method of reporting rental revenue, the Company provides a portfolio reserve based on management's evaluation of the risks associated with these receivables, giving consideration to industry default rates for long-term receivables.

        Revenue Recognition  —  Spirit Finance leases real estate under long-term net leases that are classified as operating leases. Throughout the lease term, the leases may include scheduled rent escalations as well as contingent rent escalations based on a percentage of the lessee's gross sales or based on increases in the Consumer Price Index. The Company recognizes contingent rentals as revenue when the change in the factor on which the contingent lease payment is based actually occurs. For leases with scheduled rent escalations, rental revenue from operating leases is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accordingly, "Accrued rental revenue," calculated as the aggregate difference between the scheduled rents and rental revenue recognized on a straight-line basis, represents unbilled rent receivables that the Company will receive only if the tenant makes all rent payments required through the expiration of the initial term of the lease. In the event a lessee's monthly lease payments become more than 60 days past due, Spirit Finance will suspend revenue recognition on that lease until collectibility is reasonably assured.

Assets Held for Sale

        Assets held for sale include sixteen restaurant properties and are reported at the lower of their carrying amount or fair value less estimated costs to sell. Assets held for sale are not depreciated or amortized.

Mortgage Loans Receivable

        Spirit Finance holds its commercial mortgage loans receivable for long-term investment. These loans are secured by single-tenant operationally essential real estate. The loans are carried at cost, net of related unamortized premiums or discounts.

        Impairment and Provision for Losses  —  The Company periodically evaluates the collectibility of its mortgage loans receivable by analyzing the underlying property-level economics and trends, collateral value and quality, and other relevant factors in determining the adequacy of its allowance for loan losses. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for loan losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs.

        Revenue Recognition  —  Interest income on mortgage loans receivable is recognized using the effective-interest method applied on a loan-by-loan basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the terms of the related mortgage loans receivable using the effective-interest method. A loan is placed on non-accrual status when the loan has become 60 days past due, or earlier, if in the opinion of management, full recovery of the contractual collection of principal and interest becomes doubtful. While on non-accrual status, interest income is recognized only when received.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. Such investment securities are carried at cost plus accrued interest, which approximates fair value.

        Cash and cash equivalents includes investments in money market funds of a major financial institution consisting of highly rated money market instruments and other short-term obligations. At December 31, 2003, cash and cash equivalents also included $37,987,256 representing the cost, plus accrued interest, of a U. S. Treasury security. Interest income on these investments is included in the Consolidated Statement of Operations as "Other interest income."

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, deposits, accrued interest receivable, accounts payable and accrued expenses approximate fair value because of the relatively short maturity of these financial instruments.

Income Taxes

        Spirit Finance has elected to qualify as a REIT under the Internal Revenue Code. As a REIT, Spirit Finance generally will not be subject to federal income tax at the corporate level provided it meets certain tests which, among other things, require that its assets consist primarily of real estate, its income be derived primarily from real estate and at least 90% of its taxable income be distributed annually to its stockholders. If Spirit Finance fails to qualify as a REIT in any taxable year, it may be subject to federal income tax (including any applicable alternative minimum tax). Even if Spirit Finance qualifies for taxation as a REIT, it may be subject to state and local income taxes and to federal income tax and excise tax on its undistributed income. Management believes that the Company has qualified and will continue to qualify as a REIT. No provision has been made for federal income taxes in the accompanying consolidated financial statements.

Stock-Based Compensation

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Spirit Finance uses the intrinsic-value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Under this method, no compensation expense has been recorded with respect to options granted as the options were granted at an exercise price equal to the estimated fair value of the underlying common shares on the date of grant. Compensation expense related to restricted stock awards is recognized over the respective vesting periods for time-based awards based on the fair value of the stock at the date of grant. For performance-based awards, compensation is recognized over the respective performance periods based on the probability of achieving the performance objectives.

        In accordance with the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure," the following table summarizes Spirit Finance's net income and diluted and basic net income per common share as reported for the quarter and six months ended June 30, 2004 and on a pro forma basis as if Spirit Finance had applied the fair value expense recognition provisions of SFAS No. 123. The fair value of the options granted is estimated on the date of grant using the minimum-value method, which omits the assumption of any volatility. Under this method, the following assumptions were used: (i) risk free rate of return of 3.2%, (ii) dividend yield of 8.5% and (iii) expected life of five years.

	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
Net income as reported	$1,281,629	$2,093,660
Add: Stock-based employee compensation(a) included in reported net income	226,253	454,604
Deduct: Total stock-based compensation expense determined under fair value based method for all awards	(226,253)	(454,604)

Pro forma net income	$1,281,629	$2,093,660

Basic net income per common share:
As reported	$0.03	$0.06

Pro forma	$0.03	$0.06

Diluted net income per common share:
As reported	$0.03	$0.06

Pro forma	$0.03	$0.06

(a)
Restricted stock amortization.

3. Real Estate Investments

      During the six months ended June 30, 2004, Spirit Finance acquired real estate totaling $241,270,070 (including related lease intangibles). The acquisitions were funded by cash and cash equivalents and mortgage notes payable (see Note 6). At June 30, 2004, Spirit Finance had identified sixteen real estate investments as properties which the Company intends to sell; these properties have been classified in the Consolidated Balance Sheets as "Assets held for sale" (see Note 5) and are excluded from the disclosures below.

        Spirit Finance's real estate investments, aggregating $254,077,993 at June 30, 2004, are comprised of 89 single-tenant properties, including 69 restaurant properties, six movie theater properties, four interstate travel plazas, nine electronics and specialty retailer facilities and one education facility. The properties are leased to customers under operating leases that have initial terms ranging from 15 to 20 years and generally provide for two 10-year or two-to-four 5-year renewal options. The weighted average remaining initial lease term at June 30, 2004 is approximately 15 years.

        The leases are triple-net, which provides that the lessee is responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance; therefore, Spirit Finance is not responsible for the repairs or other capital expenditures related to the properties.

        Scheduled rental increases are accounted for on a straight-line basis over the term of the lease. Straight-line rental revenue recognized in excess of scheduled rent receipts was $163,322 for the six months ended June 30, 2004. The balance of "Accrued rental revenue" was $152,852 at June 30, 2004 (net of an allowance for doubtful accounts of $16,983) and $6,513 at December 31, 2003.

        Minimum future rentals to be received under the remaining term of noncancelable operating leases, excluding operating leases related to assets held for sale, at June 30, 2004 are as follows:

2004 (July through December)	$11,852,321
2005	23,820,881
2006	23,936,342
2007	24,061,647
2008	24,312,613
Thereafter	280,199,186

Total future minimum rentals	$388,182,990

        Since lease renewal periods are exercisable at the option of the lessee, the above table presents future minimum lease payments due during the initial lease term only.

4. Mortgage Loans Receivable

        In December 2003, Spirit Finance purchased 67 mortgage loans, with an outstanding principal balance of $39,439,709, for $40,770,711. At June 30, 2004 the loans have an outstanding balance of $40,599,519, including an unamortized premium of $1,296,959. The loans, which are collateralized by single-tenant, operationally essential real estate, are fixed-rate loans, with a weighted average contractual interest rate of 9.5% per annum (weighted average effective interest rate of 9.2%). The loans require monthly principal and interest payments. One loan matures in 2011 and three of the loans mature in 2016. The remaining loans have balloon payments totaling $13,497,979 due in 2021. The loans may be prepaid, with penalties. The carrying value of the mortgage loans receivable at June 30, 2004 and December 31, 2003 approximates fair value. There is no allowance for loan losses at June 30, 2004.

5. Assets Held for Sale

        At June 30, 2004, Spirit Finance had identified sixteen restaurant properties that the Company intends to sell as they do not meet the Company's long-term, strategic investment objectives. The properties listed for sale have a book value at June 30, 2004 of $19,406,563. The mortgage notes payable related to these assets totaled $12,575,957 at June 30, 2004, carry no prepayment penalty and are included in "Mortgage notes payable" in the Consolidated Balance Sheets (see Note 6).

6. Mortgage Notes Payable

        Mortgage notes payable at June 30, 2004 are summarized below. The notes are collateralized by the underlying real estate, having an aggregate book value of $152,809,548. The carrying value of the mortgage notes payable approximates fair value at June 30, 2004.

	Total	Effective Interest Rate at June 30, 2004
Promissory notes, interest only, 1-month LIBOR + 3%, due July 1, 2007	$70,969,107	4.37%
Promissory note, 8.44% fixed rate, due April 1, 2010	16,859,077	6.62%
Promissory note, 8.6% fixed rate, due May 1, 2010	7,024,693	6.20%
Promissory note, 9.02% fixed rate, due June 1, 2010	6,568,588	6.19%
Promissory note, 9.02% fixed rate, due June 1, 2010	2,841,167	6.25%

	104,262,632
Unamortized debt premium	3,556,139

Total mortgage notes payable	$107,818,771

        Scheduled annual debt maturities in the next five years are as follows:

2004 (July through December)	$196,550
2005	428,465
2006	467,735
2007	71,479,715
2008	549,316
Thereafter	31,140,851

$104,262,632

7. Restricted Cash and Escrow Deposits

      Restricted cash totaled $789,439 at June 30, 2004, and represents amounts required to be maintained in escrow under certain of the Company's debt obligations.

        At June 30, 2004, Spirit Finance also had deposits in escrow totaling $72,000 pending investment in five properties totaling approximately $7,000,000. Spirit Finance acquired these properties in July 2004.

8. Intangible Assets

        Intangible assets at June 30, 2004 represent the value of in-place leases and are shown in the accompanying Consolidated Balance Sheets, net of accumulated amortization of $3,244.

9. Revenue Concentrations

        At June 30, 2004, Spirit Finance owned or financed 172 single-tenant properties, located in 29 states. Approximately 32% of Spirit Finance's total revenue for the first six months of 2004 was derived under a single master lease agreement with one customer. Interest income on mortgage loans receivable was generated almost equally from two customers; each customer represented approximately 16% of total revenue for the first six months of 2004.

10. Stockholders' Equity

        On June 30, 2004, there were 37,404,862 shares of common stock outstanding, including 36,000,000 shares issued pursuant to the Offering, 1,252,612 shares held by Spirit Finance Holdings, LLC ("Spirit Holdings", an Arizona limited liability company owned primarily by certain executive officers of Spirit Finance) and 152,250 restricted shares granted to non-employee directors, officers and employees under the Company's stock compensation plan.

11. Net Income per Common Share

        A reconciliation of the numerators and denominators used in the computation of diluted and basic net income per common share is as follows:

	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
Net income available to common stockholders	$1,281,629	$2,093,660

Weighted average outstanding common shares	37,252,612	36,362,502
Effect of unvested restricted stock	152,547	141,609

Weighted average outstanding and potentially dilutive common shares	37,405,159	36,504,111

Basic net income per common share	$0.03	$0.06

Diluted net income per common share	$0.03	$0.06

        Options to purchase 1,290,000 shares of common stock were outstanding as of June 30, 2004, but were not included in the computation of diluted net income per common share because the effect was not dilutive.

12. Related Party Transactions

        Under an Administrative Services Agreement dated October 15, 2003, Spirit Finance allocates certain general and administrative expenses to Spirit Holdings on a quarterly basis. The amount allocated during 2004 to date totaled $4,019. The unpaid balance of the amount allocated to Spirit Holdings is included in the Consolidated Balance Sheets as "Receivable from affiliate".

        Spirit Finance pays a company that is wholly-owned by the Chairman of the Board and Chief Executive Officer of Spirit Finance for the rental of its headquarters' office space on a month-to-month basis. The amount Spirit Finance pays is equal to the amount paid to the unaffiliated third party lessor. During the first six months of 2004, Spirit Finance paid $48,288 in rent. In February 2004, Spirit Finance entered into a seven-year lease agreement with an unrelated third party for its new corporate offices at a monthly rental expense of approximately $19,000. The relocation to the new office occurred in July of 2004.

        Spirit Finance purchased four interstate travel plaza facilities in December 2003. The properties were leased back to the seller under an operating lease. The Company's Chief Executive Officer is a member of the board of directors of the seller.

        One of the Company's independent directors is a member of the board of directors of a customer operating the underlying properties that collateralize approximately half of the mortgage loans receivable held at June 30, 2004.

13. Supplemental Cash Flow Information

        In conjunction with the acquisition of certain real estate investments, Spirit Finance assumed existing mortgage notes payable and entered into new mortgage notes payable with an aggregate face amount of $104,262,632.

14. Dividends

        On July 30, 2004, the Company's Board of Directors declared a cash dividend of $0.06 per common share to shareholders of record as of August 10, 2004. The dividend is payable on August 20, 2004.

15. Commitments and Contingencies

        Spirit Finance has entered into commitments to fund up to $12,650,000 over the next 24 months for improvements to two of Spirit Finance's properties. These improvements will result in increases in rental revenues.

        The Company has entered into three-year employment agreements with its five executive officers. At the end of the three-year term the employment agreements will automatically extend for one additional year unless either party terminates the agreement. The employment agreements provide for a base salary and annual cash and stock-based incentive awards. The employment agreements for certain of the executives provide that base salaries and maximum bonuses will be increased on each January 1 by the increase in the Consumer Price Index. The maximum aggregate annual cash compensation under these agreements totaled approximately $2,580,000 at June 30, 2004. Each employment agreement provides that Spirit Finance is liable for a lump-sum severance payment at a rate of one and one-half to two times the sum of the officer's base salary plus maximum target bonus, and other termination benefits, if an executive officer were to be terminated without cause, or if a change in control occurs and the executive's employment is terminated.

16. Subsequent Events

        In August 2004, Spirit Finance established a $250 million secured credit facility with a major bank. Spirit Finance may request that the bank approve, in its sole discretion, an additional $100 million for certain types of transactions. Borrowings under the facility will be secured by mortgages on specific properties that the Company chooses to pledge as collateral under the facility. The facility has an initial term of one year, with the ability to extend the facility for an additional year at the option of the bank. The interest rate applicable to borrowings under the facility is indexed to the London Interbank Offered Rate, plus 1.75%. Borrowings under the facility are subject to various covenants, including customary equity and other financial ratio calculations, among others. The financing costs related to establishing this debt facility are deferred and amortized to interest expense over the initial term of the facility.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders
Spirit Finance Corporation

        We have audited the accompanying consolidated balance sheet of Spirit Finance Corporation and subsidiary (the "Company") as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows from the date of inception (August 14, 2003) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spirit Finance Corporation and subsidiary at December 31, 2003, and the consolidated results of its operations and its cash flows from the date of inception (August 14, 2003) to December 31, 2003 in conformity with U.S. generally accepted accounting principles.

                      /s/ Ernst & Young LLP

Phoenix, Arizona
February 2, 2004

Spirit Finance Corporation

CONSOLIDATED BALANCE SHEET

December 31, 2003

Assets
Investments, at cost:
Real estate investments:
Land and improvements	$21,431,489
Buildings and improvements	16,099,916

Total real estate investments	37,531,405
Mortgage loans receivable	40,765,840

Total investments, at cost	78,297,245
Cash and cash equivalents	199,088,674
Investment, available for sale	48,074
Accrued interest receivable	324,158
Accrued rental revenue	6,513
Prepaid expenses and other assets	101,533
Receivable from stockholder	8,838

Total assets	$277,875,035

Liabilities and stockholders' equity
Liabilities:
Accounts payable and accrued expenses	$952,660
Refundable deposit	20,000

972,660

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value per share, 125,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 31,327,612 shares issued and outstanding	313,276
Capital in excess of par value	278,486,446
Accumulated deficit	(1,158,157)
Unearned restricted stock compensation	(739,701)
Accumulated other comprehensive income:
Unrealized gain on investment available for sale	511

Total stockholders' equity	276,902,375

Total liabilities and stockholders' equity	$277,875,035

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENT OF OPERATIONS

From the Date of Inception (August 14, 2003) to December 31, 2003

Revenues:
Rentals	$95,576
Interest income on mortgage loans receivable	89,187
Other interest income	101,713

Total revenues	286,476

Expenses:
General and administrative	1,207,726
Other expense	197,214
Depreciation	3,982
Related party interest expense	35,711

Total expenses	1,444,633

Net loss	$1,158,157

Net loss per common share:
Basic	$(0.22)

Diluted	$(0.22)

Weighted average common shares outstanding:
Basic	5,160,524

Diluted	5,160,524

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

From the Date of Inception (August 14, 2003) to December 31, 2003

	Common Shares	Common Stock Par Value	Capital in Excess of Par Value	Accumulated Deficit	Unearned Restricted Stock Compensation	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Comprehensive loss:
Net loss	—	$—	$—	$(1,158,157)	$—	$—	$(1,158,157)
Unrealized gain on investment available for sale						511	511

Total comprehensive loss							(1,157,646)
Initial capitalization, August 14, 2003	5,000,000	50,000					50,000
Proceeds from private offering, net	30,000,000	300,000	277,240,431				277,540,431
Issuance of shares in repayment of advances	52,612	526	488,765				489,291
Repurchase of common stock	(3,000,000)	(30,000)					(30,000)
Reverse stock split: 1-for-1.6666667	(800,000)	(8,000)	8,000				—
Restricted stock grant	75,000	750	749,250		(749,250)		750
Restricted stock amortization					9,549		9,549

Balances at December 31, 2003	31,327,612	$313,276	$278,486,446	$(1,158,157)	$(739,701)	$511	$276,902,375

See accompanying notes.

Spirit Finance Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS

From the Date of Inception (August 14, 2003) to December 31, 2003

Cash flows from operating activities
Net loss	$(1,158,157)
Adjustments to net loss:
Issuance of shares in payment of certain expenses	489,291
Depreciation	3,982
Amortization of premium on mortgage loans receivable	4,871
Restricted stock amortization	9,549
Changes in operating assets and liabilities:
Accrued interest receivable	(324,158)
Accrued rental revenue	(6,513)
Accounts payable and accrued expenses	952,660
Other	(94,353)

Net cash used by operating activities	(122,828)

Cash flows from investing activities
Acquisition of real estate investments	(37,531,405)
Investment in mortgage loans receivable	(40,770,711)
Purchase of securities	(49,532)
Proceeds from maturities of securities	1,969

Net cash used by investing activities	(78,349,679)

Cash flows from financing activities
Proceeds from initial capitalization	50,000
Proceeds from private offering, net of expenses	277,540,431
Proceeds from issuance of restricted stock	750
Repurchase of common stock	(30,000)

Net cash provided by financing activities	277,561,181

Net increase in cash and cash equivalents and cash and cash equivalents at December 31, 2003	$199,088,674

See accompanying notes.

Spirit Finance Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

1. Organization and Operations

        Spirit Finance Corporation ("Spirit Finance" or the "Company") is a self-managed and self-advised Maryland corporation formed on August 14, 2003. The Company intends to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code.

        Spirit Finance was formed with the primary intention of offering investors an interest in a pool of single tenant, operationally essential real estate leased on a long-term, net basis to retail and service-oriented companies. Spirit Finance also intends to selectively originate and acquire long-term mortgage loans or equipment loans that are integral to its strategy of providing a complete solution of financing products to its customers, and may also make a limited amount of corporate loans to its customers. Spirit Finance intends to target companies that provide goods and services to consumers through retail and wholesale locations throughout the United States such as restaurants, interstate travel plazas, discount warehouses, supermarkets, pharmacies, automotive parts stores and services facilities and other similar businesses.

        On December 17, 2003, Spirit Finance completed a private offering (the "Offering") of 30,000,000 shares of its common stock at a price of $10 per share. Proceeds, net of underwriter's discount of $21,000,000 and Offering costs of $1,459,569, totaled $277,540,431. Spirit Finance's sole operations prior to December 17, 2003 consisted of organization and start-up activities. On January 27, 2004, Spirit Finance issued an additional 6,000,000 shares of common stock and received an additional $55,800,000 in proceeds, net of underwriter's discount of $4,200,000, as a result of the exercise of the underwriter's over-allotment option.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Accounting

        The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

        The consolidated financial statements of Spirit Finance include the accounts of the Company and its wholly owned subsidiary, Spirit Management Company ("Spirit Management").

        The Company and Spirit Management have jointly elected to treat Spirit Management as a taxable REIT subsidiary. As a result, Spirit Management will have the operational flexibility to engage in non-REIT activities that may include short-term gains from opportunistic real estate sales, advisory and management fee income and other sources of revenues not suitable for a REIT. Because Spirit Management will be a taxable REIT subsidiary, Spirit Management's net income, if any, will be taxed at regular corporate rates. Spirit Management is currently inactive. All intercompany account balances and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Real Estate Investments

        Spirit Finance records the acquisition of real estate at cost, including acquisition and closing costs. Depreciation is computed using the straight-line method over an estimated useful life of 40 years for buildings and improvements and 20 years for land improvements.

        Impairment of Long-Lived Assets — In accordance with SFAS No. 144, long-lived assets such as real estate investments are reviewed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Revenue Recognition — Spirit Finance leases real estate under long-term net leases that are classified as operating leases. Rental revenue from operating leases is recognized on a straight-line basis over the terms of the leases. The leases may include rent escalations during the lease term. When scheduled rentals vary during the lease term, revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental revenue is the aggregate difference between the scheduled rents and rental revenue recognized on a straight-line basis.

Mortgage Loans Receivable

        Mortgage loans receivable are held for long-term investment and are secured by single-tenant operationally-essential real estate. On occasion, Spirit Finance may acquire mortgage loans at premiums or discounts. The loans are carried at cost, net of related unamortized premiums and discounts.

        Provision for Loan Losses — The Company periodically evaluates the collectibility of its mortgage loans receivable by analyzing the underlying property-level economics and trends, collateral value and quality and other relevant factors in determining the adequacy of its allowance for loan losses. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific valuation allowances are established for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs.

        Revenue Recognition — Interest income on mortgage loans receivable is recognized using the effective interest method applied on a loan-by-loan basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the terms of the related mortgage loans receivable using the effective-interest method.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. Such investment securities are carried at cost plus accrued interest, which approximates fair value.

        At December 31, 2003, cash and cash equivalents included $37,987,256 representing the cost, plus accrued interest, of Spirit Finance's investment in a U.S. Treasury security and $161,038,401 representing Spirit Finance's investment in money market funds of a major financial institution, consisting of highly-rated money market instruments and other short-term obligations. Interest income on these investments is included in the Consolidated Statement of Operations as 'Other interest income'.

Investment Available for Sale

        Investments designated as available for sale are held for an indefinite period of time and are carried at estimated fair value with the net unrealized gains or losses reported in accumulated other comprehensive income in the equity section of the balance sheet. At disposition, the realized gain or loss is included in earnings on a specific identification basis.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, accrued interest receivable, accounts payable and accrued expenses approximate fair value because of the relatively short maturity of these financial instruments.

Income Taxes

        Spirit Finance has elected to qualify as a REIT under the Internal Revenue Code. As a REIT, Spirit Finance generally will not be subject to federal income tax at the corporate level provided it meets certain tests which, among other things, require that its assets consist primarily of real estate, its income be derived primarily from real estate and at least 90% of its taxable income be distributed annually to its stockholders. During 2003, the Company had no taxable income; accordingly, no distributions to stockholders were required. If Spirit Finance fails to qualify as a REIT in any taxable year, it may be subject to federal income tax (including any applicable alternative minimum tax). Even if Spirit Finance qualifies for taxation as a REIT, it may be subject to state and local income taxes and to federal income tax and excise tax on its undistributed income. Management believes that the Company has qualified and will continue to qualify as a REIT. No provision has been made for federal income taxes in the accompanying consolidated financial statements. Due to the use of different depreciation methods for book and tax purposes, the book basis of net assets exceeds the tax basis by approximately $82,000 at December 31, 2003.

Stock-Based Compensation

        At December 31, 2003, Spirit Finance had a stock-based compensation plan, as more fully described in Note 9. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Spirit Finance uses the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Under this method, no compensation expense has been recorded with respect to options granted as the options were granted at an exercise price equal to the estimated fair value of the underlying common shares on the date of grant. Compensation expense related to restricted stock awards is recognized over the respective vesting periods for time-based awards based on the fair value of the stock at the date of grant. For performance-based awards, compensation is recognized over the respective performance periods based on the probability of achieving the performance objectives.

Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (revised in December 2003), which addresses consolidation by business enterprises of variable interest entities. In general, the pronouncement will require a variable interest entity to be consolidated when the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, such that the holder of the variable interest will absorb a majority of the entity's expected losses or receive a majority of the expected residual return. Spirit Finance does not currently have any relationships with entities considered to be variable interest entities, but will evaluate future relationships for consideration under this pronouncement.

3. Real Estate Investments

        On December 23, 2003, Spirit Finance purchased four interstate travel plaza facilities for $37,531,405 and then leased the facilities back to the seller under an operating lease. The Company's Chief Executive Officer is a member of the Board of Directors of the seller. The lease is a triple-net lease (which provides that the lessee is responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance), therefore Spirit Finance is not responsible for any repairs or other capital expenditures related to the properties. The lease has an initial term of 15 years and provides for two, 10-year and one, 2-year renewal options. Scheduled rental increases are accounted for on a straight-line basis over the term of the lease. Straight-line rental revenue recognized in excess of payments due was $6,513 in 2003 and is included in the Consolidated Balance Sheet as 'Accrued rental revenue'.

        Minimum future rentals under the remaining noncancelable operating lease term at December 31, 2003, is as follows:

2004	$3,562,500
2005	3,598,125
2006	3,634,106
2007	3,670,447
2008	3,707,151
Thereafter	39,083,799

Total future minimum rentals	$57,256,128

        Since lease renewal periods are exercisable at the option of the lessee, the above table presents future minimum lease payments due during the initial lease term only.

4. Mortgage Loans Receivable

        On December 23, 2003, Spirit Finance purchased 67 mortgage loans, with an outstanding principal balance of $39,439,709, for $40,770,711. The loans, which are collateralized by single-tenant, operationally-essential real estate, are fixed-rate loans, with a weighted average contractual interest rate of 9.5% per annum (weighted average effective interest rate of 9.1%). The loans require monthly principal and interest payments. One loan matures in 2011 and three of the loans mature in 2016. The remaining loans have balloon payments totaling $13,497,979 in 2021. The loans may be prepaid, with penalties. The carrying value of the mortgage loans receivable at December 31, 2003 approximates fair value.

        Accrued interest purchased on the mortgage loans acquired, totaling $229,920 at December 31, 2003, is included in the Consolidated Balance Sheet under the caption 'Accrued interest receivable'. In conjunction with the purchase of the mortgage loans receivable, Spirit Finance paid a $197,214 servicing termination fee, classified as 'Other expense' in the Statement of Operations.

5. Investment Available for Sale

        As of December 31, 2003, the investment available for sale consists of a GNMA security which has contractual maturities through 2018, and is summarized below.

Amortized cost	$47,563
Gross unrealized gain	511

Estimated fair market value	$48,074

6. Revenue Concentrations

      At December 31, 2003, Spirit Finance owned or financed 71 properties, located in fifteen states, representing interstate travel plazas, restaurants and automotive parts single-tenant properties. All of Spirit Finance's rental revenue for 2003 was derived under a single master lease agreement. Spirit Finance's interest income on its mortgage loans receivable was generated equally from two customers. One of the Company's independent directors is a member of the board of directors of a customer operating half of the properties underlying these mortgage loans.

7. General and Administrative Expenses

        General and administrative expenses incurred during the organization and start up of the Company were charged to expense as incurred. During 2003, general and administrative expenses included employee-related expenses totaling $527,670, professional fees and outside services totaling $403,234 and office and other expenses totaling $276,822.

8. Stockholders' Equity

        On December 31, 2003, there were 31,327,612 shares of common stock outstanding, including 30,000,000 shares issued pursuant to the Offering, 1,252,612 shares held by Spirit Finance Holdings, LLC ("Spirit Holdings", an Arizona limited liability company owned primarily by certain executive officers of Spirit Finance) and 75,000 restricted shares granted to employees under the stock compensation plan (see Note 9). On January 27, 2004, Spirit Finance issued an additional 6,000,000 shares of common stock as a result of the exercise of the underwriter's over-allotment option.

        In August 2003, Spirit Finance issued 5,000,000 shares of its $0.01 par value stock to Spirit Holdings. On October 1, 2003, Spirit Finance repurchased 3,000,000 shares of its common stock for $30,000, or $0.01 per share. Immediately following the repurchase, there were 2,000,000 shares of common stock outstanding.

        On December 12, 2003, Spirit Finance effected a 1-for-1.6666667 reverse stock split of its common stock, whereby the 2,000,000 shares of common stock outstanding were converted into 1,200,000 shares of common stock. Following the effective date of the reverse stock split, the par value of the common stock remained at $0.01 per share. As a result, the Company reduced the 'Common stock' in the Consolidated Balance Sheet as of the effective date of the split by $8,000, with a corresponding increase in 'Capital in excess of par value'.

        Under the terms of a Stockholder Agreement, 600,000 of the 1,252,612 shares held by Spirit Holdings are restricted and subject to repurchase by the Company for $0.01 per share. Under this agreement, if the Company does not complete an initial public offering of its common stock with gross proceeds to the Company of at least $100,000,000 before October 15, 2013, the Company will repurchase 300,000 shares of its common stock. In addition, if the Company does not meet annual performance criteria determined by the compensation committee of its board of directors, Spirit Finance will repurchase 60,000 shares of its common stock for each year that the performance criteria are not met, up to a total of 300,000 shares. The performance criteria include meeting any of the following targets each year (i) the Company's stock price increases by 110% of the increase in the Morgan Stanley REIT Index; (ii) the Company's dividend yield is greater than or equal to the Company's prior year dividend yield plus 1.0%; or (iii) the Company has an annual compounded total return to shareholders of 10%. The performance criteria also allow the Company to meet the targets on a cumulative basis over the full five-year period. Further, in connection with the Offering, Spirit Holdings, senior management and certain other persons entered into agreements not to sell the common stock they hold for a customary period of time after the closing of the Offering.

        In connection with the sale of its common stock, the Company entered into an agreement with the underwriter that requires the Company to file with the Securities and Exchange Commission ("SEC") no later than June 14, 2004 a registration statement registering for sale the Company's common stock. If the Company fails to file the registration statement with the SEC, the Company will be obligated to pay liquidated damages quarterly, in arrears, to its stockholders which damages will accrue daily for as long as the default remains uncured at an annual rate of (1) $0.25 per share during the first 90 days, (2) $0.50 per share during days 91 to 180, (3) $0.75 per share during days 181 to 270 and (4) $1.00 per share after the 270th day. Management expects to file the registration statement prior to June 14, 2004.

        Spirit Finance's articles of incorporation authorize the issuance of 125,000,000 shares of preferred stock. At December 31, 2003, there were no preferred shares issued or outstanding.

9. Stock-Based Compensation

        In December 2003, Spirit Finance adopted its 2003 Stock Option and Incentive Plan (the "Plan") that provides for the issuance of (1) non-qualified options; (2) incentive options; (3) dividend equivalent rights; (4) stock appreciation rights; (5) phantom stock rights; and (6) restricted stock. Upon adoption of the Plan, the number of shares available for grant totaled 2,100,000, of which options to purchase 1,230,000 shares were granted to employees prior to the closing of the Offering. Stock options were granted at an exercise price of $10 (the estimated fair value of Spirit Finance common stock on the date of grant), vest equally each year over a three to five year period, subject to continued employment, and will expire ten years after the date of the grant. There were no options exercisable at December 31, 2003.

        Prior to the closing of the Offering, 75,000 restricted shares were granted to employees. The restricted shares vest, 50% over time and 50% based on performance criteria (as more fully described in Note 8), ratably over a three-year period. Compensation expense related to restricted stock awards is recognized over the respective vesting periods for time-based awards based on the $10 value of the stock at the date of grant. For performance-based awards, compensation is recognized over the respective performance periods based on the probability of achieving the performance objectives. Compensation expense for restricted stock totaled $9,549 for 2003.

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", Spirit Finance uses the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation expense has been recorded with respect to the options granted.

        The following table illustrates the effect on the 2003 net loss if Spirit Finance had applied the fair value recognition provisions of SFAS No. 123.

Net loss as reported	$(1,158,157)
Add: Stock based employee compensation included in reported net loss	9,549
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	(9,549)

Pro forma net loss	$(1,158,157)

Basic net loss per common share:
As reported	$(0.22)

Pro forma	$(0.22)

Diluted net loss per common share:
As reported	$(0.22)

Pro forma	$(0.22)

        The fair value of the options granted is estimated on the date of grant using the minimum-value method, which omits the assumption of any volatility. Under this method, the following assumptions were used: (i) risk free rate of 3.2%, (ii) dividend yield of 8.5% and (iii) expected life of 5 years.

        In January 2004, options to purchase 45,000 shares were granted to employees at an exercise price of $10 per share. In addition, 68,000 restricted shares were granted to employees and non-employee directors. All of the restricted shares vest ratably over a three-year period. Fifty percent of the shares granted to employees vest based on specific performance criteria.

10. Related Party Transactions

        Prior to the closing of the Offering, Spirit Finance's organizational, start-up and offering expenses, including costs incurred by Spirit Holdings on behalf of Spirit Finance prior to its incorporation, were paid on its behalf by Spirit Holdings under an Advance Agreement. Spirit Holdings charged Spirit Finance interest at 8% on funds advanced. Upon completion of the Offering, Spirit Finance issued 52,612 shares of common stock to Spirit Holdings in repayment of $489,291 of amounts advanced, with the balance of amounts advanced at December 17, 2003, totaling $1,004,841, paid in cash in accordance with the agreement. Interest paid to Spirit Holdings on the amounts advanced during 2003 totaled $35,205.

        As discussed in Note 8, on October 1, 2003, Spirit Finance repurchased 3,000,000 shares of its common stock for $30,000, or $0.01 per share. In exchange, Spirit Finance issued a note payable for $30,000, accruing interest at 8% per annum, payable upon demand. The note, including interest totaling $506, was repaid on December 17, 2003.

        Under an Administrative Services Agreement dated October 15, 2003, Spirit Finance allocates certain general and administrative overhead expenses to Spirit Holdings. The amount allocated during 2003 totaled $2,709 and is included in the Consolidated Balance Sheet under the caption 'Receivable from stockholder'.

        Spirit Finance pays a related party for the rental of its headquarters office space on a month-to-month basis. The amount Spirit Finance pays is equal to the amount the related party pays under its lease agreement between the related party and an unaffiliated third party. During 2003, Spirit Finance paid $86,711 for rent.

11. Commitments and Contingencies

        The Company has entered into three-year employment agreements with its five executive officers. At the end of the three-year term the employment agreements will automatically extend for one additional year unless either party terminates the agreement. The employment agreements provide for a base salary and annual cash and stock-based incentive awards. The employment agreements for certain of the executives provide that base salaries and maximum bonuses will be increased on each January 1 by the increase in the Consumer Price Index. The maximum aggregate annual cash compensation under these agreements totaled approximately $2,580,000 at December 31, 2003. Each employment agreement provides that Spirit Finance is liable for a lump-sum severance payment at a rate of one and one-half to two times the sum of the officer's base salary plus maximum target bonus, and other termination benefits, if an executive officer were to be terminated without cause, or if a change in control occurs and the executive's employment is terminated.

             Shares

Spirit Finance Corporation

Common Stock

Prospectus

                        , 2004

Banc of America Securities LLC
Citigroup

        Until            , 2004, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

        The expenses incurred and estimated to be incurred in connection with this offering are as follows:

Securities and Exchange Commission Registration Fee		$38,100
National Association of Securities Dealers, Inc. Filing Fee		$30,500
New York Stock Exchange Listing Fees		$250,000
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Printing Fees and Expenses	$	*
Miscellaneous	$	*

Total	$

    *
    To be supplied by amendment.

Item 32. Sales to Special Parties.

        Concurrently with the sale of a total of 34,087,647 shares of common stock to, or placed by, Banc of America Securities LLC, the initial purchaser and placement agent in the Registrant's December 2003 private offering, the Registrant sold 1,912,353 shares of common stock to some of its directors, officers, employees, stockholders and other persons associated with the Registrant. The per share purchase price for these shares of common stock was $9.30, which was the offering price in the December 2003 private offering less the initial purchaser's discount or placement fee.

Item 33. Recent Sales of Unregistered Securities.

        On August 14, 2003, in connection with the Registrant's incorporation, the Registrant issued 5,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), to Spirit Finance Holdings, LLC, at a per share purchase price of $.01 for an aggregate purchase price of $50,000. The issuance of securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. On December 17, 2003, January 20, 2004, January 30, 2004 and February 9, 2004 the Registrant issued an aggregate of 153,000 restricted shares of Common Stock to certain of its directors, executive officers and employees under the Registrant's 2003 Stock Option and Incentive Plan at a purchase price of $.01 per share. On December 17, 2003, January 20, 2004, and February 9, 2004 the Registrant granted options to purchase an aggregate of 1,290,000 shares of Common Stock to certain of its executive officers and employees pursuant to the Registrant's 2003 Stock Option and Incentive Plan. The above grants and issuances of securities were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 and Section 4(2) of the Securities Act as an offer and sale of securities pursuant to a compensatory benefit plan and a transaction by an issuer not involving any public offering. Exemption from the registration provisions of the Securities Act is claimed on the basis that the above purchasers represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such transactions did not involve any public offering and the purchasers were sophisticated and had adequate access to information about us through their relationship with us.

        On December 17, 2003 and January 27, 2004, the Registrant sold a total of 34,087,647 shares of Common Stock in a private unregistered offering to Banc of America Securities LLC pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act, which shares were subsequently resold to other investors in accordance with Rule 144A of, and other available exemptions set forth in, the Securities Act. The per share purchase price of the Common Stock sold to the initial purchaser was $9.30, for an aggregate offering price of approximately $317 million and the per share offering price to investors was $10.00. In connection with this offering, the Registrant sold 1,912,353 shares directly to directors, officers and other persons associated with the Registrant pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, for which the purchasers paid $9.30 per share for an aggregate offering price of $17.8 million. Banc of America Securities LLC received an aggregate of approximately $22.5 million in initial purchaser discounts and placement fees in connection with this offering.

Item 34. Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Registrant's charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        The Registrant's charter authorizes the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Registrant and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Registrant's bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Registrant and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant.

        Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith; (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (A) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (B) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        The Registrant has also purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Registrant, whether or not the Registrant is required or has the power to indemnify them against the same liability.

Item 35. Treatment of Proceeds from Stock Being Registered.

        Not applicable

Item 36. Financial Statements and Exhibits.

  (a)
  Financial Statements: See "Index to Financial Statements" and the financial statements appearing thereafter at Page F-1 in Part I of this registration statement.

  (b)
  Exhibits:

1.1	Form of Underwriting Agreement among the Registrant and the underwriters named therein.(1)
3.1	Articles of Amendment and Restatement.(2)
3.2	Bylaws.(2)
4.1	Form of Common Stock Certificate.(2)
5.1	Opinion of Venable LLP regarding legality of the securities to be registered.(1)
8.1	Opinion of Kutak Rock LLP regarding federal income tax matters.(1)
10.1	Employment Agreement between the Registrant and Morton H. Fleischer.(2)
10.2	Employment Agreement between the Registrant and Christopher H. Volk.(2)
10.3	Employment Agreement between the Registrant and Catherine Long.(2)
10.4	Employment Agreement between the Registrant and Jeffrey M. Fleischer.(2)
10.5	Employment Agreement between the Registrant and Gregg A. Seibert.(2)
10.6	Spirit Finance Corporation 2003 Stock Option and Incentive Plan.(2)
10.7	Stockholder Agreement between the Registrant and Spirit Finance Holdings, LLC dated as of October 15, 2003.(2)
10.8	Registration Rights Agreement between the Registrant and Banc of America Securities LLC dated as of December 17, 2003.(2)
10.9	Master Repurchase Agreement among Bank of America Mortgage Capital Corporation, Spirit Funding Company, LLC and the Registrant dated as of August 9, 2004.(2)
21.1	Subsidiaries of the Registrant.(2)
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Venable LLP (contained in Exhibit 5.1).
23.3	Consent of Kutak Rock LLP (contained in Exhibit 8.1).
24.1	Power of Attorney (incorporated herein by reference to page II-5 to the registration statement).
99.1	Advance Agreement between the Registrant and Spirit Finance Holdings, LLC dated as of August 14, 2004.(2)

(1)
To be filed by amendment.

(2)
Incorporated by reference to the Registrant's Registration Statement on Form S-11, Registration No. 333-116408.

Item 37. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (2)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (3)
  For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (4)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, Arizona, on October 18, 2004.

SPIRIT FINANCE CORPORATION
By:	/s/ MORTON H. FLEISCHER Morton H. Fleischer, Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned, whose signatures appear below, hereby constitute and appoint Christopher H. Volk their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MORTON H. FLEISCHER Morton H. Fleischer	Chairman of the Board and Chief Executive Officer	October 18, 2004
/s/ CHRISTOPHER H. VOLK Christopher H. Volk	President, Chief Operating Officer and Director	October 18, 2004
/s/ CATHERINE LONG Catherine Long	Chief Financial Officer, Senior Vice President, Secretary and Treasurer	October 18, 2004
/s/ CATHERINE L. STEVENSON Catherine L. Stevenson	Vice President and Controller	October 18, 2004

/s/ WILLIE R. BARNES Willie R. Barnes	Director	October 18, 2004
/s/ LINDA J. BLESSING Linda J. Blessing	Director	October 18, 2004
Dennis E. Mitchem	Director	October 18, 2004
/s/ PAUL F. OREFFICE Paul F. Oreffice	Director	October 18, 2004
/s/ JAMES R. PARISH James R. Parish	Director	October 18, 2004
/s/ KENNETH B. ROATH Kenneth B. Roath	Director	October 18, 2004
/s/ CASEY J. SYLLA Casey J. Sylla	Director	October 18, 2004
/s/ SHELBY YASTROW Shelby Yastrow	Director	October 18, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders
Spirit Finance Corporation

        Our audit of the consolidated balance sheet of Spirit Finance Corporation and subsidiary (the "Company") as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows from the date of inception (August 14, 2003) to December 31, 2003 were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplementary information in Schedule III — Real Estate and Accumulated Depreciation and Schedule IV — Mortgage Loans on Real Estate is presented for purposes of additional analysis and is not a required part of the financial statements. Such information has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

                      /s/ Ernst & Young LLP

Phoenix, Arizona
February 2, 2004

Schedule III

Spirit Finance Corporation

Schedule III — Real Estate and Accumulated Depreciation

As of December 31, 2003

	Initial Cost to Company and Gross Amount at December 31, 2003(2)(3)			Accumulated Depreciation(4)
U. S. Region(1)	Land and Improvements	Buildings and Improvements	Total(5)	Land and Improvements	Buildings and Improvements	Total(5)	Date Acquired
East	$5,833,293	$4,674,620	$10,507,913	$—	$—	$—	Dec. 2003
South	9,068,800	7,947,156	17,015,956	—	—	—	Dec. 2003
Midwest	6,529,396	3,478,140	10,007,536	—	—	—	Dec. 2003

	$21,431,489	$16,099,916	$37,531,405	$—	$—	$—

Notes:

(1)
The real estate consists of interstate travel plaza properties.

(2)
There are no encumbrances on the properties.

(3)
The aggregate cost for Federal income tax purposes is $37,531,405.

(4)
Depreciation is computed over an estimated useful life of 40 years for buildings and improvements and 20 years for land improvements. There was no accumulated depreciation at December 31, 2003 as the real estate was acquired in late December.

(5)
The following is a reconciliation of transactions in real estate for the period from inception (August 14, 2003) to December 31, 2003:

	Cost	Accumulated Depreciation
Balance at beginning of period	$—	$—
Additions during period:
Acquisitions	37,531,405	—
Depreciation expense	—	—

Balance, December 31, 2003	$37,531,405	$—

Schedule IV

Spirit Finance Corporation

Schedule IV — Mortgage Loans on Real Estate

As of December 31, 2003

U. S. Region(1)	Weighted Average Coupon Interest Rate	Final Maturity Date	Periodic Payment Terms(2)(3)(4)	Face Amount of Mortgages	Carrying Amount of Mortgages(5)(6)
East	9.23%	3/1/2021	various	$1,161,606	$1,199,224
Midwest	9.23%	3/1/2021	various	1,867,854	1,928,343
South	9.57%	7/1/2021	various	35,972,671	37,186,525
West	9.23%	3/1/2021	various	437,578	451,748

				$39,439,709	$40,765,840

Notes:

(1)
The loans represent first mortgages on the land and buildings of 67 single-tenant restaurant and auto parts properties.

(2)
There are no delinquent principal or interest amounts.

(3)
Principal and interest are payable in monthly amounts with balloon payments due at maturity; balloon payments totaling $13,497,979 are due in 2021.

(4)
The loans contain prepayment provisions that require yield maintenance over the terms of the loans.

(5)
The aggregate cost for Federal income tax purposes is $40,765,840.

(6)
The following is a reconciliation of the carrying amount of mortgage loans for the period from inception (August 14, 2003) to December 31, 2003:

Carrying Amount of Mortgages
Balance at beginning of period	$—
Additions during period:
New mortgage loans	40,770,711
Amortization of premium	(4,871)

Balance, December 31, 2003	$40,765,840

EXHIBIT INDEX

Number	Description of Exhibits
1.1	Form of Underwriting Agreement among the Registrant and the underwriters named therein.(1)
3.1	Articles of Amendment and Restatement.(2)
3.2	Bylaws.(2)
4.1	Form of Common Stock Certificate.(2)
5.1	Opinion of Venable LLP regarding legality of the securities to be registered.(1)
8.1	Opinion of Kutak Rock LLP regarding federal income tax matters.(1)
10.1	Employment Agreement between the Registrant and Morton H. Fleischer.(2)
10.2	Employment Agreement between the Registrant and Christopher H. Volk.(2)
10.3	Employment Agreement between the Registrant and Catherine Long.(2)
10.4	Employment Agreement between the Registrant and Jeffrey M. Fleischer.(2)
10.5	Employment Agreement between the Registrant and Gregg A. Seibert.(2)
10.6	Spirit Finance Corporation 2003 Stock Option and Incentive Plan.(2)
10.7	Stockholder Agreement between the Registrant and Spirit Finance Holdings, LLC dated as of October 15, 2003.(2)
10.8	Registration Rights Agreement between the Registrant and Banc of America Securities LLC dated as of December 17, 2003.(2)
10.9	Master Repurchase Agreement among Bank of America Mortgage Capital Corporation, Spirit Funding Company, LLC and the Registrant dated as of August 9, 2004.(2)
21.1	Subsidiaries of the Registrant.(2)
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Venable LLP (contained in Exhibit 5.1).
23.3	Consent of Kutak Rock LLP (contained in Exhibit 8.1).
24.1	Power of Attorney (incorporated herein by reference to page II-5 to the registration statement).
99.1	Advance Agreement between the Registrant and Spirit Finance Holdings, LLC dated as of August 14, 2004.(2)

(1)
To be filed by amendment.

(2)
Incorporated by reference to the Registrant's Registration Statement on Form S-11, Registration No. 333-116408.